UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.     )

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☐	Soliciting Material Pursuant to Section 240.14a-12

ENDO PHARMACEUTICALS HOLDINGS INC.

(Name of Registrant as Specified in Its Charter)

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100 Endo Blvd.

Chadds Ford, PA 19317

610.558.9800

www.endo.com

April 30, 2007

Dear Endo Pharmaceuticals Holdings Inc. Stockholder:

It is my pleasure to invite you to the Annual Meeting of Stockholders of Endo Pharmaceuticals Holdings Inc., which will be held on Wednesday, May 30, 2007 at 10:00 a.m., local time, at our corporate headquarters located at 100 Endo Boulevard, Chadds Ford, Pennsylvania 19317.

At the meeting, we will be electing seven members of our Board of Directors, as well as considering ratification of the selection of Deloitte & Touche LLP as our independent registered public accountants and approval of a new stock incentive plan. In addition to these formal items of business, we will report on our past performance and future prospects.

We look forward to seeing you at the Annual Meeting should you be able to attend. If you do plan to attend, please bring the enclosed Stockholder Admission Ticket with you.

Your vote is important. Whether you plan to attend the meeting or not, we encourage you to read this Proxy Statement and vote your shares. Please sign, date and return the enclosed proxy card as soon as possible in the postage-paid envelope provided. You may revoke your proxy at any time before it is exercised as explained in this Proxy Statement.

Thank you for your continued interest in Endo Pharmaceuticals Holdings Inc.

Very truly yours,

PETER A. LANKAU

President & Chief Executive Officer

April 30, 2007

This Proxy Statement and the accompanying proxy card are being mailed to stockholders on or about

April 30, 2007.

100 Endo Blvd.

Chadds Ford, PA 19317

610.558.9800

www.endo.com

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 30, 2007

Notice is hereby given that the 2007 Annual Meeting of Stockholders of Endo Pharmaceuticals Holdings Inc., a Delaware corporation (the “Company”), will be held on Wednesday, May 30, 2007 at 10:00 a.m., local time, at our corporate headquarters located at 100 Endo Boulevard, Chadds Ford, Pennsylvania 19317.

The purposes of the meeting are:

(1) To elect seven directors, representing all of the members of the Board of Directors of the Company, to serve until the next Annual Meeting of Stockholders or until their successors are duly elected and qualified;

(2) To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007;

(3) To approve the Company’s 2007 Stock Incentive Plan; and

(4) To act upon such other matters as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on April 18, 2007 are entitled to notice of and to vote at the 2007 Annual Meeting and any adjournment thereof.

It is important that your shares be represented and voted at the Annual Meeting. Please vote by MARKING, SIGNING, DATING AND PROMPTLY RETURNING the enclosed proxy card as promptly as possible in the postage-paid envelope provided so that, whether you intend to be present at the Annual Meeting or not, your shares can be voted. Returning your proxy card will not limit your rights to attend or vote at the Annual Meeting.

By order of the Board of Directors,

CAROLINE B. MANOGUE

Secretary

Chadds Ford, Pennsylvania

April 30, 2007

ENDO PHARMACEUTICALS HOLDINGS INC.

100 Endo Boulevard

Chadds Ford, Pennsylvania 19317

PROXY STATEMENT

For the Annual Meeting of Stockholders to be held on May 30, 2007

GENERAL INFORMATION

We are providing these proxy materials in connection with the solicitation by the Board of Directors of Endo Pharmaceuticals Holdings Inc. (“Endo,” the “Company,” “we,” or “us”), a Delaware corporation, of proxies to be voted at our 2007 Annual Meeting of Stockholders to be held on May 30, 2007, beginning at 10:00 a.m., local time. The Meeting will be held at our corporate headquarters located at 100 Endo Boulevard, Chadds Ford, Pennsylvania 19317.

This Proxy Statement and the enclosed proxy card are being mailed to stockholders on or about April 30, 2007.

ANNUAL MEETING ADMISSION

A Stockholder Admission Ticket is attached to your proxy card if you hold shares directly in your name as a stockholder of record. If you plan to attend the Annual Meeting, please vote your proxy but keep the Stockholder Admission Ticket and bring it with you to the Annual Meeting.

If your shares are held beneficially in the name of a bank, broker or other holder of record and you plan to attend the Annual Meeting, you must present proof of your ownership of Endo stock, such as a bank or brokerage account statement, to be admitted to the Annual Meeting. If you would rather have a Stockholder Admission Ticket, you can obtain one in advance by mailing a written request, along with proof of your ownership of Endo stock, to:

Endo Investor Relations

100 Endo Boulevard

Chadds Ford, PA 19317

Stockholders also must present a form of personal identification in order to be admitted to the Annual Meeting.

No cameras, recording equipment or electronic devices will be permitted in the Meeting.

STOCKHOLDERS ENTITLED TO VOTE

Holders of shares of Endo common stock at the close of business on April 18, 2007 (the record date), are entitled to receive this notice and to vote their shares at the Annual Meeting. As of that date, there were 133,705,669 shares of Endo common stock outstanding and entitled to vote.

Each share of common stock is entitled to one vote on each matter properly brought before the Annual Meeting. Your proxy card indicates the number of votes you have.

HOW TO VOTE IF YOU ARE A STOCKHOLDER OF RECORD

Your vote is important. Stockholders of record can vote by mail or by attending the Annual Meeting and voting by ballot as described below.

Vote by Mail

If you choose to vote by mail, simply mark your proxy card, date and sign it, and return it in the postage-paid envelope provided.

Voting at the Annual Meeting

Voting by mail will not limit your right to vote at the Annual Meeting if you decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Annual Meeting.

All shares that have been properly voted and not revoked will be voted at the Annual Meeting. If you sign and return your proxy card but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board of Directors.

GENERAL INFORMATION ON VOTING AND REQUIRED VOTE

You are entitled to cast one vote for each share of Endo common stock you own on the record date. Provided that a quorum is present, the nominees for director receiving a plurality of the votes cast at the Annual Meeting in person or by proxy will be elected. All other proposals must be approved by a majority of shares entitled to vote and represented at the Annual Meeting in person or by proxy.

The presence of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting, present in person or represented by proxy, is necessary to constitute a quorum. Shares represented by a proxy marked “abstain” on any matter, or that provide that a vote be withheld with respect to the election of any one or more of the nominees for election as directors, will be considered present at the Annual Meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have voted in favor of the proposal or nominee. Therefore, any proxy marked “abstain” will have the effect of a vote against the proposal or nominee. Shares represented by a proxy as to which there is a “broker non-vote” (for example, where a broker does not have the discretionary authority to vote the shares), will be considered present for the Annual Meeting for purposes of determining a quorum, but will have no effect on the vote.

All shares of common stock that have been properly voted and not revoked, will be voted at the Annual Meeting in accordance with your instructions. If you sign the enclosed proxy card but do not give voting instructions, the shares of common stock represented by that proxy will be voted as recommended by the Board of Directors.

VOTING ON OTHER MATTERS

If other matters are properly presented at the Annual Meeting for consideration, the persons named in the enclosed proxy card will have the discretion to vote on those matters for you. At the date this Proxy Statement went to press, no other matters had been raised for consideration at the Annual Meeting.

HOW YOU MAY REVOKE OR CHANGE YOUR VOTE

You can revoke your proxy at any time before it is voted at the Annual Meeting by:

•	sending written notice of revocation to the Secretary of the Company;

•	timely delivering of a valid, later-dated proxy; or

•

attending the Annual Meeting and voting in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor from the holder of record, to be able to vote at the meeting.

LIST OF STOCKHOLDERS

The names of stockholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting and for ten days prior to the Annual Meeting for any purpose germane to the meeting, between the hours of 8:45 a.m. and 4:30 p.m., at our principal executive offices at 100 Endo Boulevard, Chadds Ford, Pennsylvania, by contacting the Secretary of the Company.

COST OF PROXY SOLICITATION

The Company will pay for preparing, printing and mailing this Proxy Statement. We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by Directors, officers or employees in person or by telephone, electronic transmission and facsimile transmission. The Company will reimburse banks, brokers and other custodians, nominees and fiduciaries for their out-of-pocket costs of sending the proxy materials to our beneficial owners. We have also retained MacKenzie Partners, Inc. to assist in soliciting proxies. We will pay MacKenzie Partners, Inc. a base-fee of approximately $7,500 plus reasonable out-of-pocket expenses for these services.

ITEM 1

ELECTION OF DIRECTORS

The Board of Directors

The Amended and Restated Certificate of Incorporation of the Company provides that the number of directors of the Company shall be not less than seven nor more than eleven as shall be fixed by the By-laws of the Company. On April 26, 2007, the Board of Directors fixed the number of directors at seven, effective May 30, 2007.

Directors need not be stockholders of the Company or residents of the State of Delaware. Directors are elected for a one-year term and generally hold office until the next directors have been duly elected and qualified. Directors may receive compensation for their services as determined by the Board of Directors. See “—2006 Compensation of Directors.” A vacancy on the Board, or a newly created directorship resulting from any increase in the authorized number of directors, may be filled by a majority of the directors then in office, even though less than a quorum remains. A director appointed to fill a vacancy remains a director until his or her successor is elected by the stockholders at the next annual meeting or until his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal.

Currently, the Board of Directors consists of eight members. Currently serving as directors are Carol A. Ammon, John J. Delucca, Michel de Rosen, George F. Horner, III, Michael Hyatt, Roger H. Kimmel, Peter A. Lankau and Clive A. Meanwell, M.D., Ph.D. Of these, all are nominated by the Board of Directors of the Company for the election as directors of the Company other than Ms. Ammon who, on April 9, 2007, announced her intention to retire from the Board of Directors of the Company and, accordingly, not seek re-election. The Board of Directors has affirmatively determined that six of its eight current members are independent directors under the NASDAQ rules and regulations. The six independent directors under the NASDAQ rules and regulations are Messrs. Delucca, de Rosen, Horner, Hyatt, Kimmel and Dr. Meanwell. Following this election, six of the Company’s seven directors will be independent directors under the NASDAQ rules and regulations.

On April 9, 2007, Endo announced that Ms. Ammon, Founder and Chairman of the Board, had informed the Company that she had decided to retire, effective May 30, 2007, from her position as Endo’s Chairman to devote more time to her philanthropic activities, and accordingly, will not run for re-election to the Company’s Board of Directors. The Company also announced that Roger H. Kimmel, an independent director of Endo since 2000, had been appointed by the board to serve as Chairman, effective May 30, 2007.

On August 9, 2006, Endo announced the appointment of George F. Horner, III to its Board of Directors. An independent, outside director, Mr. Horner is also a member of the Audit and Compensation Committees of the Board of Directors. Mr. Horner replaced Joseph T. O’Donnell, Jr., who had been an independent outside director since July 2000 and who resigned effective August 9, 2006. Mr. O’Donnell had been a member of the Audit and Compensation Committees of the Board of Directors.

The Board annually determines the independence of directors based on a review by the directors and the Nominating & Governance Committee. No director is considered independent unless the Board of Directors has determined that he or she has no material relationship with the Company, either directly or as a partner, shareholder, or officer of an organization that has a material relationship with the Company. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships, among others. To evaluate the materiality of any such relationship, the Board has adopted categorical independence standards consistent with the NASDAQ Exchange listing guidelines. These standards are available on the Company’s website at www.endo.com, under “Investors-Corporate Governance.”

Specifically, a director is not considered independent if (i) the director or an immediate family member is a current partner of Endo’s independent auditor (currently Deloitte & Touche LLP); (ii) the director is a current employee of such firm; (iii) the director has an immediate family member who is a current employee of such firm and who participates in the firm’s audit, assurance, or tax compliance (but not tax planning) practice; or (iv) the director or immediate family member was within the last three years (but is no longer) a partner or employee of such firm and personally worked on the listed company’s audit within that time.

In addition, a director is not considered independent if any of the following relationships existed within the previous three years:

•

a director who is an employee of Endo, or whose immediate family member is an executive officer of Endo. Temporary service by an independent director as interim chairman or chief executive officer will not disqualify the director from being independent following completion of that service.

•

a director who receives any direct compensation from Endo other than the director’s normal director compensation, or whose immediate family member receives more than $60,000 in any one twelve consecutive month period in direct compensation from Endo other than for service as a non-executive employee.

•	a director who is employed (or whose immediate family member is employed as an executive officer) by another company where any Endo executive officer serves on that company’s compensation committee.

•

a director who is, or whose immediate family member is, a partner in, a controlling shareholder or an executive officer of any organization that makes payments to or receives payments from Endo for property or services that exceed the greater of 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more.

Members of the Audit, Compensation, and Nominating & Governance Committees must meet applicable independence tests of the NASDAQ.

In February 2007, the directors and Nominating & Governance Committee reviewed directors’ responses to a questionnaire asking about their relationships with the company (and those of their immediate family members)

and other potential conflicts of interest, as well as material provided by management related to transactions, relationships, or arrangements between the Company and the directors or parties related to the directors. The Nominating & Governance Committee determined that all six non-employee directors listed above are independent, and that the members of the Audit, Compensation, and Nominating & Governance Committees also meet the independence tests referenced above. The committee recommended this determination to the Board of Directors and explained the basis for its decision, and this determination was adopted by the full Board. The committee and the Board determined that none of the six directors listed above has had during the last three years (i) any of the relationships listed above or (ii) any other material relationship with the Company that would compromise his independence. The table below includes a description of categories or types of transactions, relationships, or arrangements considered by our Board of Directors (in addition to those listed above) in reaching its determination that the directors are independent.

Name	Independent	Transactions/Relationships/Arrangements
John J. Delucca	Yes	None
Michel de Rosen	Yes	None
George F. Horner, III	Yes	None
Michael Hyatt	Yes	Mr. Hyatt is a Senior Managing Director of Bear, Stearns & Co., Inc., an investment bank that performs services for the Company from time to time. During 2006, the Company reimbursed Bear, Stearns & Co., Inc. for expenses totaling $59,643, which were incurred in connection with sales of Company common stock by certain of our shareholders, including Endo Pharma LLC (which is no longer affiliated with the Company, but which is an affiliate of Kelso & Company in which a certain member of management has an interest).
Roger H. Kimmel	Yes	None
Clive A. Meanwell, M.D., Ph.D.	Yes	None

As of the date of this Proxy Statement, there are no material proceedings to which any director or executive officer of the Company, or any associate thereof, is a party that are adverse to the Company or any of its subsidiaries.

Between January 1, 2006 and December 31, 2006, the Board of Directors as a whole met 18 times and acted by written consent on three occasions. All members of the Board of Directors attended more than 75% of the aggregate of all meetings of the Board of Directors and of the Committees of the Board of Directors on which they served in 2006.

Nominees

The following table sets forth the age and position currently held with the Company of persons nominated by the Board of Directors of the Company for the election as directors of the Company:

Name	Age (as of May 30, 2007)	Position Currently Held with the Company
John J. Delucca	64	Director
Michel de Rosen	56	Director
George F. Horner, III	62	Director
Michael Hyatt	61	Director
Roger H. Kimmel	60	Chairman of the Board (effective May 30, 2007)
Peter A. Lankau	54	President and Chief Executive Officer and Director
Clive A. Meanwell, M.D., Ph.D.	50	Director

The proposed nominees for election as directors are willing to be reelected as directors of the Company. If, as a result of circumstances not now known or foreseen, a nominee shall be unavailable or unwilling to serve as a director, an alternate nominee shall be designated by the present Board of Directors to fill the vacancy.

If elected, all nominees are expected to serve until the 2008 Annual Meeting of Stockholders of the Company or until their successors are duly elected and qualified or until his or her earlier death, resignation or removal.

Nominees for Directors

Set forth below are the principal occupation and certain other information about each of the Company’s current directors (all of whom, other than Ms. Ammon, are current nominees for election as directors):

Carol A. Ammon, 56, is currently Chairman of the Board of Endo. Effective May 20, 2005, Ms. Ammon retired from the position of Chief Executive Officer and remained as Chairman of the Board of Endo. In February 2002, Ms. Ammon was appointed Chairman of the Board in addition to her then current roles of President and Chief Executive Officer. Prior to April 2003, Ms. Ammon also served as the President of Endo. Prior to joining Endo in August 1997, Ms. Ammon was the President of DuPont Merck’s U.S. Pharmaceuticals Division from 1996 through 1997, and from 1993 through 1995 she was the President of Endo Laboratories, L.L.C. She also serves as chairman of the board of the Christiana Care Health System in Newark, Delaware, and is a director on the boards of the Delaware Art Museum, The Hagley Museum, and Adelphi University and is a director of Pharmacopeia Drug Discovery, Inc.

John J. Delucca, 64, is currently a Director of Endo. Mr. Delucca was Executive Vice President and Chief Financial Officer of the REL Consultancy Group until his retirement in 2004. Prior to that, he served as Chief Financial Officer and Executive Vice President, Finance & Administration, of Coty, Inc., from 1999 to 2002. From 1993 to 1999, he was Senior Vice President and Treasurer of RJR Nabisco, Inc. During his career, he also served in executive positions for Hascoe Associates, Inc., The Lexington Group, the Trump Group, International Controls Corp., and Textron, Inc. Mr. Delucca is currently a non-executive director and chairs the audit committee of ITC Deltacom. He also serves as a non-executive director and deputy chairman of the audit committee of British Energy PLC, where he is also a member of the nominating and governance committee and trading and risk committee. He also serves as a non-executive director of Enzo Biochem, Inc., where he is the chair of the nominating and governance committee and a member of the audit committee. Finally, Mr. Delucca also serves as a non-executive director of Tier Technologies Inc.

Michel de Rosen, 56, is currently a Director of Endo. Mr. de Rosen has served as the Chairman of the Board of Directors and Chief Executive Officer of ViroPharma Incorporated since September 2002, President and Chief Executive Officer since August 2000 and as a Director since May 2000. From 1993 to 1999, he held several key positions in Rhone-Poulenc Pharma and Rhone-Poulenc Rorer (now Sanofi-Aventis), including Chairman and Chief Executive Officer from May 1995 until December 1999. He began his career at the French Ministry of Finance and subsequently served in several leading government positions. He also served in various executive roles in industry prior to 1993. Mr. de Rosen also is a director of ABB Ltd.

George F. Horner III, 62, is currently a Director of Endo. Mr. Horner is the President and Chief Executive Officer of Prestwick Pharmaceuticals, Inc. He was the President and Chief Executive Officer and a member of the Board of Directors of Vicuron Pharmaceuticals Inc. from 1996 until its acquisition by Pfizer Inc. in September 2005. Prior to joining Vicuron, he was Corporate Vice President of Ligand Pharmaceuticals from 1993 to 1995. He also served in a number of executive positions during his 17 years at Abbott Laboratories from 1976 to 1993, including President, Canada; Regional Director, Latin America; General Manager, Mexico; General Manager, Southern Africa Region; and Regional Manager, Southeast Asia. Mr. Horner began his career in the pharmaceutical industry at E.R. Squibb, Inc., where he served in a number of sales and product management positions. Mr. Horner is also a director of Prestwick Pharmaceuticals and Novexel SA.

Michael Hyatt, 61, is currently a Director of Endo. Mr. Hyatt had been a director of Algos Pharmaceutical Corporation since November 1996 and became a director of Endo following its merger with Algos in July 2000. Since September 1987, Mr. Hyatt has been a Senior Managing Director of Bear Stearns & Co., Inc.

Roger H. Kimmel, 60, is currently a Director of Endo. Mr. Kimmel had been a director of Algos Pharmaceutical Corporation since July 1996 and became a Director of Endo following its merger with Algos in July 2000. Mr. Kimmel has been Vice-Chairman of Rothschild Inc., an investment banking firm, since January 2001. Previously, Mr. Kimmel was a partner of the law firm of Latham & Watkins for more than five years. Mr. Kimmel is also a director of Schiff Nutrition International, Inc.

Peter A. Lankau, 54, is President and Chief Executive Officer of Endo and currently a Director of Endo. Prior to May 2005, Mr. Lankau was President and Chief Operating Officer of Endo. Prior to April 2003, Mr. Lankau was Senior Vice President, U.S. Business of Endo. Prior to joining Endo in June 2000, Mr. Lankau was Vice President, Sales and Marketing for Alpharma USPD, Inc. in Baltimore, Maryland. He was Vice President, Sales-U.S. Pharmaceuticals for Rhone Poulenc Rorer, Inc. (“RPR”) (now known as Sanofi-Aventis) from 1996 to 1999, based in Collegeville, Pennsylvania. Mr. Lankau was Executive Director, Strategy and Development for RPR from 1995 to 1996. Prior to 1995, he held various management positions at Rhone-Poulenc Rorer.

Clive A. Meanwell, M.D., Ph.D., 50, is currently a Director of Endo. Since July 2004, Dr. Meanwell has been the Chairman and Chief Executive Officer of The Medicines Company, a pharmaceutical company based in Parsippany, New Jersey, since September 2001. From September 2001 through July 2004, Dr. Meanwell was the Executive Chairman of The Medicines Company. Previously, he served as Chairman, Chief Executive Officer and President since the inception of The Medicines Company in 1996. From 1995 to 1996, Dr. Meanwell was a partner and managing director at MPM Capital L.P., a venture capital firm. Prior to that, he held various positions of increasing scope and responsibility at Hoffman-La Roche, Inc. from 1986 to 1995, most recently as Senior Vice President.

Vote Required

Provided that a quorum is present, the nominees for director receiving a plurality of the votes cast at the Annual Meeting in person or by proxy will be elected.

The Board of Directors recommends a vote FOR the election of these nominees for election as directors.

Stockholder Communications with Directors

The Board has established a process to receive communications from stockholders. Stockholders may contact any member or all members of the Board, any Board committee, or any chair of any such committee by mail. To communicate with the Board of Directors, any individual director or any group or committee of directors, correspondence should be addressed to the Board of Directors or any such individual director or group or committee of directors by either name or title. All such correspondence should be sent “c/o Corporate Secretary” at Endo Pharmaceuticals Holdings Inc., 100 Endo Boulevard, Chadds Ford, Pennsylvania 19317.

All communications received as set forth in the preceding paragraph will be opened by the office of our Secretary for the sole purpose of determining whether the contents represent a message to our directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board or any group or committee of directors, the Secretary’s office will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope or e-mail is addressed.

The Company does not have a policy on director attendance at Annual Meetings. No directors, other than Ms. Ammon and Mr. Lankau, attended the 2006 Annual Meeting. All directors currently intend to attend the 2007 Annual Meeting.

Code of Conduct

The Board of Directors has adopted a Code of Conduct that applies to the Company’s directors, executives (including its chief executive officer, chief financial officer and chief accounting officer) and employees. The Code is posted on the Company’s website at www.endo.com, under “Investors-Corporate Governance.”

Review and Approval of Transactions with Related Persons

The Board of Directors has adopted written policies and procedures for review, approval and monitoring of transactions involving the company and “related persons” (directors and executive officers or their immediate family members, or shareholders owning five percent or greater of the company’s outstanding stock). The policy covers any related person transaction that meets the minimum threshold for disclosure in the proxy statement under the relevant SEC rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest).

The policy is as follows:

•

Related person transactions must be approved by the Board of Directors or by a committee of the board consisting solely of independent directors, who will approve the transaction only if they determine that it is in the best interests of the Company. In considering the transaction, the Board of Directors or committee will consider all relevant factors, including as applicable (i) the Company’s business rationale for entering into the transaction; (ii) the alternatives to entering into a related person transaction; (iii) whether the transaction is on terms comparable to those available to third parties, or in the case of employment relationships, to employees generally; (iv) the potential for the transaction to lead to an actual or apparent conflict of interest and any safeguards imposed to prevent such actual or apparent conflicts; and (v) the overall fairness of the transaction to the Company.

•

The Board of Directors or relevant committee will periodically monitor the transaction to ensure that there are no changed circumstances that would render it advisable for the Company to amend or terminate the transaction.

The procedures are as follows:

•	Management or the affected director or executive officer will bring the matter to the attention of the Chairman, the chair of the Nominating & Governance Committee or the Secretary.

•

The chairman shall determine (or if he is involved in the transaction, the Nominating & Governance Committee shall determine) whether the matter should be considered by the Board of Directors or by one of its existing committees consisting only of independent directors.

•	If a director is involved in the transaction, he or she will be recused from all discussions and decisions about the transaction.

•	The transaction must be approved in advance whenever practicable, and if not practicable, must be ratified as promptly as practicable

•	The Board of Directors or relevant committee will review the transactions annually to determine whether it continues to be in the Company’s best interests.

A discussion of our current related person transactions appears in this Proxy Statement under “TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS”

Committees of the Board of Directors and Related Reports

The Board of Directors has a standing Audit Committee, Compensation Committee and Nominating & Governance Committee, the respective members and functions of which are described below.

Audit Committee

The Audit Committee is responsible for overseeing the Company’s financial reporting process on behalf of the Board of Directors. In addition, the Audit Committee reviews, acts on and reports to the Board of Directors with respect to various auditing and accounting matters, including the selection of the Company’s independent registered public accounting firm, the scope of the annual audits, fees to be paid to the independent registered public accounting firm, the performance of the Company’s independent registered public accounting firm and the accounting practices of the Company and the Company’s internal controls and legal compliance functions. The Audit Committee operates pursuant to a written charter adopted by the Board of Directors, which is available on the Company’s website at www.endo.com, under “Investors-Corporate Governance.” In addition, a copy of the Audit Committee Charter is included as Exhibit A to this Proxy Statement. The charter describes the nature and scope of responsibilities of the Audit Committee.

Management of the Company has the primary responsibility for the Company’s financial reporting process, principles and internal controls as well as preparation of its financial statements. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s financial statements and expressing an opinion as to the conformity of such financial statements with accounting principles generally accepted in the United States.

On January 6, 2006, Mr. Delucca was appointed as a member of the Audit Committee. Messrs. Delucca, Horner and Kimmel currently serve as members of the Audit Committee. Between January 1, 2006 and December 31, 2006, the Audit Committee met eight times, including periodic meetings held separately with management, the Company’s internal auditors and the independent registered public accounting firm. The Board has elected Mr. Delucca as Chair of the Audit Committee. The Board has determined that Mr. Delucca is a “financial expert”, as defined by the U.S. Securities and Exchange Commission (the “SEC”) regulations, and he has the related financial management expertise within the meaning of the NASDAQ rules. The Board of Directors has determined that Messrs. Delucca, Horner and Kimmel are “independent” and financially literate in accordance with the criteria established by the SEC and the NASDAQ.

Audit Committee Report

The Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements as of and for the year ended December 31, 2006 with the management of the Company and Deloitte & Touche

LLP, the Company’s independent registered public accounting firm. Further, the Audit Committee has discussed with Deloitte & Touche LLP the matters required to be discussed under auditing standards generally accepted in the United States, including those matters set forth in the Statement of Auditing Standards No. 61, as amended, other standards of the Public Company Accounting Oversight Board (United States), rules of the SEC, and other applicable regulations, relating to the firm’s judgment about the quality, not just the acceptability, of the Company’s accounting principles, the reasonableness of significant judgments and estimates, and the clarity of disclosures in the consolidated financial statements.

The Audit Committee also has received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect, that relate to Deloitte & Touche LLP’s independence from the Company, and has discussed with Deloitte & Touche LLP their independence from the Company. The Audit Committee has also considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with maintaining the firm’s independence. The Audit Committee has concluded that the independent registered public accounting firm is independent from the Company and its management. The Audit Committee has also discussed with management of the Company and Deloitte & Touche LLP such other matters and received such assurances from them as it has deemed appropriate.

The Committee also reviewed management’s report on its assessment of the effectiveness of the Company’s internal control over financial reporting and the independent registered public accounting firm’s report on management’s assessment and the effectiveness of the Company’s internal control over financial reporting. In addition, the Audit Committee reviewed key initiatives and programs aimed at strengthening the effectiveness of the Company’s internal and disclosure control structure. As part of this process, the Audit Committee continued to monitor the scope and adequacy of the Company’s internal auditing program.

Based on the reviews, reports and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board approved, that the Company’s audited consolidated financial statements for the year ended December 31, 2006 and management’s assessment of the effectiveness of the Company’s internal control over financial reporting be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the SEC. The Audit Committee has selected, and the Board of Directors has ratified, subject to stockholder approval, the selection of the Company’s independent registered public accounting firm for the year ended December 31, 2007.

Submitted by the Audit Committee of the Company’s Board of Directors.

Members of the Audit Committee:

John J. Delucca (Chairman)

George F. Horner, III

Roger H. Kimmel

The above Audit Committee Report does not constitute soliciting material, and shall not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates the Audit Committee Report by reference therein.

Compensation Committee

The Compensation Committee of the Board of Directors determines the salaries and incentive compensation of the executive officers of the Company and provides recommendations for the salaries and incentive compensation of the other employees of the Company. The Compensation Committee also reviews and acts on any recommendations of the Company’s management for awards granted under the Endo Pharmaceuticals

Holdings Inc. 2000 Stock Incentive Plan and the Endo Pharmaceuticals Holdings Inc. 2004 Stock Incentive Plan. The current members of the Compensation Committee are Messrs. Delucca, Horner and Hyatt, each of whom is “independent” in accordance with the criteria established by the SEC and NASDAQ. The Board has elected Mr. Hyatt as Chair of the Compensation Committee. Former directors, Frank J. Loverro and David I. Wahrhaftig were members of the Compensation Committee until their resignations on January 6, 2006 and March 15, 2006, respectively. Between January 1, 2006 and December 31, 2006, the Compensation Committee met seven times. The Compensation Committee operates pursuant to a written charter adopted by the Board of Directors, which is available on the Company’s website at www.endo.com, under “Investors-Corporate Governance.” In addition, a copy of the Compensation Committee Charter is included as Exhibit B to this Proxy Statement. The charter describes the nature and scope of responsibilities of the Compensation Committee. A report of the Compensation Committee appears in this Proxy Statement under “EXECUTIVE COMPENSATION—Compensation Committee Report on Executive Compensation.”

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee during fiscal 2006 or as of the date of this proxy statement is or has been an officer or employee of the Company and no executive officer of the Company served on the compensation committee or board of any company that employed any member of the Company’s Compensation Committee or Board of Directors.

Nominating & Governance Committee

Until February 9, 2005, the Board of Directors did not have a Nominating Committee because the Board of Directors as a whole functioned in such capacity. The Board of Directors believed that the full Board of Directors best represented the interests of all of the Company’s stockholders and that it was appropriate for all matters that would be considered by a Nominating Committee to be considered and acted upon by the full Board of Directors. Subsequently, the Board of Directors determined that it would be beneficial to the Company to include corporate governance oversight among the purposes, duties and responsibilities of the Nominating Committee. Accordingly, on December 13, 2006, the Board of Directors chartered the Nominating & Governance Committee, which is comprised of independent directors.

The Nominating & Governance Committee of the Board of Directors identifies and recommends to the Board individuals qualified to serve as directors of the Company, recommends to the Board directors to serve on committees of the Board and advises the Board with respect to matters of Board composition and procedures. The Nominating & Governance Committee also oversees the Company’s corporate governance.

The Nominating & Governance Committee will consider director candidates recommended by stockholders. In considering candidates submitted by stockholders, the Nominating & Governance Committee will take into consideration the needs of the Board and the qualifications of the candidate. The Nominating & Governance Committee may also take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held. To have a candidate considered by the Nominating & Governance Committee, a stockholder must submit the recommendation in writing and must include the following information:

•	The name of the stockholder and evidence of the person’s ownership of Company stock, including the number of shares owned and the length of time of ownership; and

•

The name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of the Company and the person’s consent to be named as a director if selected by the Nominating & Governance Committee and nominated by the Board.

The stockholder recommendation and information described above must be sent to the Secretary at Endo Pharmaceutical Holdings Inc., 100 Endo Boulevard, Chadds Ford, PA 19317, and must be received by the Secretary not less than 120 days prior to the anniversary date of the Company’s most recent annual meeting of shareholders.

Among the qualifications considered in the selection of nominees, the Nominating & Governance Committee looks at the following attributes and criteria of nominees: experience, skills, expertise, and personal and professional integrity, character, business judgment, time availability in light of other commitments, dedication, conflicts of interest and such other relevant factors that the Nominating & Governance Committee considers appropriate in the context of the needs of the Board of Directors. The Nominating & Governance Committee identifies potential nominees by asking current directors and executive officers to notify the Nominating & Governance Committee if they become aware of persons meeting the criteria described above. The Nominating & Governance Committee also, from time to time, may engage firms that specialize in identifying director candidates. As described above, the Nominating & Governance Committee will also consider candidates recommended by stockholders.

Once a person has been identified by the Nominating & Governance Committee as a potential candidate, the Nominating Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Nominating & Governance Committee determines that the candidate warrants further consideration, the Chairman or a member of the Nominating & Governance Committee contacts the person. Generally, if the person expresses a willingness to be considered and to serve on the Board, the Nominating & Governance Committee requests information from the candidate, reviews the person’s accomplishments and qualifications, including in light of any other candidates that the Nominating & Governance Committee might be considering, and conducts one or more interviews with the candidate. In certain instances, Nominating & Governance Committee members may conduct additional due diligence of the candidate. The Nominating & Governance Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a stockholder, although, as stated above, the Board may take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held.

The current members of the Nominating & Governance Committee are Messrs. de Rosen, Kimmel and Hyatt. The Board has elected Mr. Kimmel as Chair of the Nominating & Governance Committee. The Board of Directors has determined that all of the members of the Nominating & Governance Committee are “independent” in accordance with the criteria established by the SEC and NASDAQ. The Nominating & Governance Committee operates pursuant to a written charter adopted by the Board of Directors, which is available on the Company’s website at www.endo.com, under “Investors-Corporate Governance.” In addition, a copy of the Nominating & Governance Committee Charter is included as Exhibit C to this Proxy Statement.

ITEM 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Deloitte & Touche LLP, an independent registered accounting firm, to audit the books and financial records of the Company for the year ending December 31, 2007. The Company is asking its stockholders to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal 2007.

It is expected that a representative from Deloitte & Touche LLP will be present at the Annual Meeting.

Vote Required

The affirmative vote of a majority of the outstanding shares of common stock entitled to vote and represented in person or by proxy is required for the approval of this item.

The Audit Committee and the Board of Directors recommend a vote FOR the ratification of the Board’s appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2007.

Fees Paid to the Independent Registered Public Accounting Firm

Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the “Deloitte Entities”) served as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2006. The following table summarizes the aggregate fees for services the Deloitte Entities provided during fiscal years 2006 and 2005:

	2006	2005
Audit Fees(a)	$1,106,595	$1,038,745
Audit-Related Fees(b)	20,756	18,275
Tax Fees(c)	151,000	146,500
All Other Fees	0	0

Total	$1,278,351	$1,203,520

(a)	Fees for audit services billed in 2006 and 2005 consisted of:

•	Audit of the Company’s annual financial statements

•	Evaluation and reporting on the effectiveness of the Company’s internal controls over financial reporting

•	Reviews of the Company’s quarterly financial statements

•	Comfort letters, consents and other services related to SEC matters

(b)	Fees for audit-related services billed in 2006 and 2005 consisted of:

•	Employee benefit plan audits

(c)	Fees for tax services billed in 2006 and 2005 consisted of tax compliance and tax planning and advice:

•

Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred to document, compute, and obtain government approval for amounts to be included in tax filings and consisted of:

i.	Federal, state and local income tax return assistance

ii.	Sales and use, property and other tax return assistance

iii.	Assistance with tax return filings in certain foreign jurisdictions

•	The Company generally does not engage the Deloitte Entities for “other” services.

In considering the nature of the services provided by the Deloitte Entities, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with the Deloitte Entities and Company management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

Pre-Approval Policy

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm.

Prior to the engagement of the independent registered public accounting firm for the next year’s audit, management will submit a list of services and related fees expected to be rendered during that year within each of the four categories of services to the Audit Committee for approval.

1.	Audit services include audit work performed on the financial statements and related to the evaluation and reporting on the effectiveness of the Company’s internal control over financial reporting, as well as work that generally only the independent registered public accounting firm can reasonably be expected to provide, including comfort letters, consents and other services related to SEC matters, and discussion surrounding the proper application of financial accounting and/or reporting standards.

2.	Audit-Related services are for assurance and related services that are traditionally performed by the independent registered public accounting firm, including due diligence related to mergers and acquisitions and employee benefit plan audits.

3.	Tax services include all services, except those services specifically related to the audit of the financial statements, performed by the independent registered public accounting firm’s tax personnel, including tax analysis; assisting with the coordination of execution of tax related activities, primarily in the area of corporate developments; supporting other tax related regulatory requirements; and tax compliance and reporting.

4.	Other Fees are those associated with services not captured in the other categories. The Company generally does not request such services from the independent registered public accounting firm.

Prior to engagement, the Audit Committee pre-approves the independent registered public accounting firm’s services within each category. The fees are budgeted and the Audit Committee requires the independent registered public accounting firm and management to report actual fees versus budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval categories. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

ITEM 3

APPROVAL OF THE COMPANY’S 2007 STOCK INCENTIVE PLAN

The following is a summary of the Endo Pharmaceuticals Holdings Inc. 2007 Stock Incentive Plan (the “Plan”) and is qualified in its entirety by the full text of the Plan, a copy of which is included as Exhibit D to this Proxy Statement.

Plan Description

Purposes

The purposes of the Plan are to:

•

promote the interests of the Company and the stockholders of the Company by providing directors, officers, employees and consultants of the Company with appropriate incentives and rewards to encourage them to enter into and continue in the employ or service of the Company;

•	acquire a proprietary interest in the long-term success of the Company; and

•	reward the performance of individuals in fulfilling long-term corporate objectives.

Administration of the Plan

The Plan will be administered by a committee appointed by our Board of Directors. The committee will have the authority, in its sole discretion, subject to and not inconsistent with the express terms and provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation,

•	the authority to grant awards;

•	to determine the persons to whom and the time or times at which awards shall be granted;

•	to determine the type and number of awards to be granted (including whether an option granted is an incentive stock option or a nonqualified stock option);

•	to determine the number of shares of stock to which an award may relate and the terms, conditions, restrictions and performance criteria, relating, if any, to any award;

•	to determine whether, to what extent, and under what circumstances an award may be settled, cancelled, forfeited, exchanged or surrendered;

•

to make adjustments in the performance goals that may be required for any award in recognition of unusual or nonrecurring events affecting the Company or the financial statements of the Company (to the extent not inconsistent with Section 162(m) of the Internal Revenue Code, if applicable), or in response to changes in applicable laws, regulations, or accounting principles;

•	to construe and interpret the Plan and any award;

•	to prescribe, amend and rescind rules and regulations relating to the Plan;

•	to determine the terms and provisions of agreements evidencing the terms of any awards; and

•	to make all other determinations deemed necessary or advisable for the administration of the Plan.

The committee may, in its absolute discretion, without amendment to the Plan,

•

accelerate the date on which any option granted under the Plan becomes exercisable; waive or amend the operation of Plan provisions respecting exercise after termination of employment or otherwise adjust any of the terms of such option, and

•	accelerate the vesting date, or waive any condition imposed hereunder, with respect to any share of restricted stock, or other award or otherwise adjust any of the terms applicable to any such award.

Notwithstanding the foregoing, neither the Board of Directors, the committee nor their respective delegates shall have the authority to reprice (or cancel and/or regrant) any option, stock appreciation right or, if applicable, other award at a lower exercise, base or purchase price without first obtaining the approval of the Company’s stockholders.

Except as required by applicable law, the committee may delegate all or any part of its authority under the Plan to an employee, employees or committee of employees. All decisions, determinations, and interpretations of the committee will be final and binding, and no member of the committee will be liable for any action taken or determination made in good faith with respect to the Plan or any award.

Eligibility

Awards pursuant to the Plan may be granted to employees of the Company, including officers and directors who are employees, to non-employee directors, and to consultants of the Company. Incentive stock options will be granted only to Company employees (including officers and directors who are also employees).

Shares Available for Awards

The maximum number of shares of Company stock reserved for issuance under the Plan will be seven million (7,000,000) shares (subject to adjustment for certain transactions). The shares may be authorized but unissued Company stock or authorized and issued Company stock held in the Company’s treasury. If any shares subject to an award are forfeited, cancelled, exchanged or surrendered or if an award terminates or expires without a distribution of shares to the participant, the shares of stock with respect to such award will, to the extent of any such forfeiture, cancellation, exchange, surrender, withholding, termination or expiration, again be available for awards under the Plan. In no event may the total number of shares of Company stock subject to awards awarded to any one Participant during any tax year of the Company, exceed seven hundred fifty thousand (750,000) shares (subject to adjustment for certain transactions).

Adjustment for Change in Capitalization

In the event of any change in the Company’s capitalization or in the event of a corporate transaction, such as a merger, consolidation, separation or similar event, the Plan provides for appropriate adjustments in the number of class of shares of common stock available for issuance or grant and in the number, price and/or kind of shares or other cash or property subject to awards.

Types of Awards

The Plan provides for the grant of stock options, stock appreciation rights, shares of restricted stock, stock bonus, performance awards or other share-based or cash-based awards. These awards are discussed in more detail below.

Stock Options. Options granted under the Plan may be incentive stock options meeting the definition of an incentive stock option under Section 422 of the Internal Revenue Code or options which do not qualify as incentive stock options (referred to as nonqualified options). The award will be evidenced by an award agreement that specifies the option price, duration of the option, the number of shares to which the option pertains, termination and transferability rights and other provisions as the committee may determine to be appropriate. The option price for each grant will be at least equal to the fair market value (as defined in the Plan) of the shares subject to the option on the grant date of the option. The date on which the committee adopts a resolution granting an option shall be considered the grant date of the option, unless such resolution specifies a later date.

No option may be exercised later than the tenth anniversary date of its grant.

Stock Appreciation Rights (“SARs”). The committee may grant SARs under the Plan, either in tandem with stock options or freestanding and unrelated to options. Tandem SARs may be exercised only when the related option is exercisable. Freestanding SARs may be exercised upon such terms and conditions established by the committee. Each SAR will be evidenced by an award agreement that will specify the grant price, the term of the SAR and other provisions as the committee or board may determine to be appropriate. In no event will the appreciation base of the shares of common stock subject to the SAR be less than the fair market value of the shares on the date of grant. The term of the SAR may not exceed ten (10) years.

Upon exercise of a SAR, a participant will be entitled to receive payment from the Company in an amount determined by multiplying (i) the difference between the fair market value of a share on the exercise date and the appreciation base of the SAR, by (ii) the number of shares with respect to which the SAR is exercised.

Restricted Stock and Stock Bonus. The committee may grant restricted stock awards, alone or in tandem with other awards under the Plan, subject to such restrictions, terms and conditions, as the committee may determine in its sole discretion and as may be evidenced by the applicable agreements. The vesting of a restricted stock award granted under the Plan may be conditioned upon the completion of a specified period of employment or service with the Company or any subsidiary, upon the attainment of specified performance goals, and/or upon such other criteria as the committee may determine in its sole discretion. Notwithstanding the foregoing, if the vesting condition for any award, other than an option, that is settled in Company stock, such as restricted stock awards (“full value awards”), excluding any full value award made to a participant upon commencement of his employment or any full value award made to a non-employee director, relates exclusively to the passage of time and continued employment, such time period shall not be less than 36 months, with 33 1/3% of the award vesting every 12 months from the date of the award (subject to earlier vesting on certain events described below). If the vesting condition for any full value award (including award of restricted stock), excluding any full value award made to a participant upon commencement of his employment or any full-value award made to a non-employee director, relates to the attainment of specified performance goals, such full value award shall vest over a performance period of not less than one year (subject to earlier vesting on certain events described below). Each agreement with respect to a restricted stock award will set forth the amount (if any) to be paid by the participant with respect to the award and when and under what circumstances such payment is required to be made. The committee may grant stock bonus awards, alone or in tandem with other awards under the Plan, subject to such terms and conditions as the committee may determine in its sole discretion and as may be evidenced by the applicable agreement.

Performance Awards. The committee may grant performance awards, alone or in tandem with other awards under the Plan, to acquire shares of Company stock in such amounts and subject to such terms and conditions as the committee may from time to time in its sole discretion determine, subject to the terms of the Plan. To the extent necessary to satisfy the short-term deferral exception to Section 409A of the Internal Revenue Code, unless the committee shall determine otherwise, the Performance Awards shall provide that payment shall be made within 2 1/2 months after the end of the year in which the Participant has a legally binding vested right to such award.

In the event that the committee grants a performance award (other than a nonqualified option or incentive stock option) that is intended to constitute qualified performance-based compensation within the meaning Section 162(m) of the Internal Revenue Code, the following rules will apply: payments under the performance award will be made solely on account of the attainment of one or more objective performance goals. The performance goals must be established in writing by the committee not later than 90 days after the commencement of the period of service to which the performance award relates (or one third of such period of service, if the service period is less than 90 days). The performance goal(s) to which the performance award relates may be based on one or more of the following business criteria applied to the Company or, a subsidiary:

•	return on equity;

•	earnings per share;

•	net income (before or after taxes);

•	earnings before all or any of interest, taxes, depreciation and/or amortization (“EBIT”, “EBITA” or “EBITDA”);

•	inventory goals

•	return on assets;

•	market share;

•	cost reduction goals or levels of expenses, costs or liabilities;

•	earnings from continuing operations; or

•	any combination of one or more of the foregoing over a specified period;

Other Stock—or Cash-Based Awards. The committee is authorized to grant other stock-based awards or other cash-based awards, as deemed by the committee to be consistent with the purposes of the Plan. To the extent necessary to satisfy the short-term deferral exception to Section 409A of the Internal Revenue Code, unless the committee shall determine otherwise, the awards shall provide that payment shall be made within 2 1/2 months after the end of the year in which the participant has a legally binding vested right to such award. With respect to other cash-based awards intended to qualify as performance based compensation under Section 162(m) of the Internal Revenue Code, (i) the maximum value of the aggregate payment that any participant may receive with respect to any such other cash-based award that is an annual incentive award is $3,000,000 and, (ii) the maximum value of the aggregate payment that any participant may receive with respect to any such award that is a long-term incentive award is the amount set forth in clause (i) above multiplied by a fraction, the numerator of which is the number of months in the performance period and the denominator of which is twelve. Payments earned hereunder may be decreased or, with respect to any participant who is not a “covered employee” as defined in Section 162(m)(3) of the Internal Revenue Code, increased in the sole discretion of the committee based on such factors as it deems appropriate. No payment shall be made to a “covered employee” as defined in Section 162(m)(3) of the Internal Revenue Code prior to the certification by the committee that the performance goals have been attained. The committee may establish such other rules applicable to the other stock-or cash-based awards to the extent not inconsistent with Section 162(m) of the Internal Revenue Code.

Termination of Employment

Unless the applicable award agreement provides otherwise or the committee in its sole discretion determines otherwise, upon termination of a participant’s employment or service with Endo and its subsidiaries by Endo or its subsidiary for cause (or in the case of a non-employee director upon such non-employee director’s failure to be renominated as non-employee director of Endo), the portions of outstanding stock options and SARs granted to such participant that are exercisable as of the date of such termination of employment or service will remain exercisable, and any payment or notice provided for under the terms of any other outstanding award with respect to the portion thereof that is vested as of the date of such termination of employment or service, may be given, for a period of 30 days from and including the date of termination of employment or service (and will thereafter terminate). All portions of outstanding stock options or SARs granted to such participant which are not exercisable as of the date of such termination of employment or service, and any other outstanding award which is not vested as of the date of such termination of employment or service will terminate upon the date of such termination of employment or service.

Unless the applicable award agreement provides otherwise or the committee in its sole discretion determines otherwise, if the participant voluntarily “retires” with the consent of Endo or the participant’s employment or service terminates due to disability, all outstanding stock options, SARs and all other outstanding awards granted to such Participant will continue to vest in accordance with the terms of the applicable award agreements. For purposes of the above with respect to employees, “retirement” means the termination of employment with the Company (other than for cause) during or after the calendar year in which a participant has or will reach (i) age 55 with ten years of service with the Company, or (ii) age 60 with five years of service with the Company. With respect to directors, “retirement” means the termination of service with the Company (other than for cause) during or after the calendar year in which a participant has or will reach age 75 with five years of service with the Company. The participant will be entitled to exercise each such stock option or SAR and to make any payment, give any notice or to satisfy other condition under each such other award, in each case, for a period of one year from and including the later of (i) date such entire award becomes vested or exercisable in accordance with the terms of such award and (ii) the date of termination of employment or retirement, and thereafter such awards or parts thereof will be canceled. Notwithstanding the foregoing, the committee may in its sole discretion provide for a longer or shorter period for exercise of a stock option or SAR (but in no event past the 10th anniversary of the grant date) or may permit a participant to continue vesting under a stock option, SAR or restricted stock award or to make any payment, give any notice or to satisfy other condition under any other award.

Unless the applicable award agreement provides otherwise or the committee in its sole discretion determines otherwise, if the participant’s employment or service terminates by reason of death, or if the participant’s employment or service terminates under circumstances providing for continued rights of the participant to exercise outstanding stock options or SARs (other than continued rights following a termination of employment for cause) and during the period of continued rights the participant dies, all outstanding stock options, restricted stock and SARs granted to such participant will become fully exercisable, and any payment or notice provided for under the terms of any other outstanding award may be immediately paid or given and any condition may be satisfied, by the person to whom such rights have passed under the participant’s will (or if applicable, pursuant to the laws of descent and distribution) for a period of one year from and including the date of the participant’s death and thereafter all such awards or parts thereof will be canceled.

Unless the applicable award agreement provides otherwise or the committee in its sole discretion determines otherwise, upon termination of a participant’s employment or service with Endo and its subsidiaries (i) by Endo or its subsidiaries without cause (including, in case of a non-employee director, the failure to be elected as a non-employee director) or (ii) by the participant for good reason or any like term as defined under any employment agreement with Endo or a subsidiary to which a participant may be a party to, the portions of outstanding stock options and SARs granted to such participant which are exercisable as of the date of termination of employment or service of such participant will remain exercisable, and any payment or notice provided for under the terms of any other outstanding award as respects the portion thereof vested as of the date of termination of employment or service may be given, for a period of one year from and including the date of termination of employment or service and will terminate thereafter. Any other outstanding award will terminate as of the date of such termination of employment or service.

Unless the applicable award agreement provides otherwise or the committee in its sole discretion determines otherwise, upon termination of the participant’s employment or service with the Company and its subsidiaries for any reason other than as described above, the portions of outstanding stock options and SARs granted to such participant that are exercisable as of the date of such termination of employment or service will remain exercisable for a period of 90 days (and will terminate thereafter), and any payment or notice provided for under the terms of any other outstanding award as respects the portion thereof vested as of the date of termination of employment or service may be given, for a period of 90 days from and including the date of termination of employment or service (and will terminate thereafter). All additional portions of outstanding stock options or SARs granted to such participant which are not exercisable as of the date of such termination of employment or service, and any other outstanding award which is not vested as of the date of such termination of employment or service will terminate upon the date of such termination of employment or service.

Effect of Change in Control

Unless the applicable award agreement provides otherwise or the committee in its sole discretion determines otherwise, in the event of a Change in Control (as such term is defined in the Plan):

•	any award carrying a right to exercise that was not previously exercisable and vested will become fully exercisable and vested; and

•

the restrictions, deferral limitations, payment conditions, and forfeiture conditions applicable to any other award granted under the Plan will lapse and the awards will be deemed fully vested, and any performance goals imposed with respect to awards will be deemed to be fully achieved.

Amendment or Termination of the Plan

Subject to certain limitations, the Board of Directors or the committee may, at any time, suspend or terminate the Plan or revise or amend it in any respect whatsoever; provided, however, neither the Board of Directors, the committee nor their respective delegates will have the authority to reprice (or cancel and regrant) any option or, if applicable, other award at a lower exercise, base or purchase price without first obtaining the approval of the Company’s stockholders.

Federal Income Tax Consequences of the Company’s 2007 Stock Incentive Plan

The following discussion of certain relevant federal income tax effects applicable to stock options and other stock-based awards granted under the plan is a summary only, and reference is made to the Internal Revenue Code for a complete statement of all relevant federal tax provisions.

Options. With respect to nonqualified options (“NSO”), the participant will recognize no income upon grant of the option, and, upon exercise, will recognize ordinary income to the extent of the excess of the fair market value of the shares on the date of option exercise over the amount paid by the participant for the shares. Upon a subsequent disposition of the shares received under the option, the participant generally will recognize capital gain or loss to the extent of the difference between the fair market value of the shares at the time of exercise and the amount realized on the disposition.

In general, no taxable income is realized by a participant upon the grant of an incentive stock option (“ISO”). If shares of common stock are issued to a participant (“option shares”) pursuant to the exercise of an ISO granted under the plan and the participant does not dispose of the option shares within the two-year period after the date of grant or within one year after the receipt of such option shares by the participant (a “disqualifying disposition”), then, generally (i) the participant will not realize ordinary income upon exercise and (ii) upon sale of such option shares, any amount realized in excess of the exercise price paid for the option shares will be taxed to such participant as capital gain (or loss). The amount by which the fair market value of the common stock on the exercise date of an ISO exceeds the purchase price generally will constitute an item which increases the participant’s “alternative minimum taxable income.”

If option shares acquired upon the exercise of an ISO are disposed of in a disqualifying disposition, the participant generally would include in ordinary income in the year of disposition an amount equal to the excess of the fair market value of the option shares at the time of exercise (or, if less, the amount realized on the disposition of the option shares), over the exercise price paid for the option shares.

Subject to certain exceptions, an option generally will not be treated as an ISO if it is exercised more than three months following termination of employment. If an ISO is exercised at a time when it no longer qualifies as an ISO, such option will be treated as an NSO as discussed above.

In general, we will receive an income tax deduction at the same time and in the same amount as the employee recognizes ordinary income.

Payment of Option Price in Shares. If an option is exercised through the use of Company stock previously owned by the participant, such exercise generally will not be considered a taxable disposition of the previously owned shares and, thus, no gain or loss will be recognized with respect to such previously owned shares upon such exercise. The amount of any built-in gain on the previously owned shares generally will not be recognized until the new shares acquired on the option exercise are disposed of in a sale or other taxable transaction. However, if the previously owned shares were acquired on the exercise of an incentive stock option and the holding period requirement for those shares was not satisfied at the time they were used to exercise a stock option, such use would constitute a disqualifying disposition of such previously owned shares resulting in the recognition of ordinary income in the amount described above.

SARs. The recipient of a grant of SARs will not realize taxable income and we will not be entitled to a deduction with respect to such grant on the date of such grant. Upon the exercise of an SAR, the recipient will realize ordinary income equal to the amount of cash (including the amount of any taxes withheld) and the fair market value of any shares received at the time of exercise. In general, we will be entitled to a corresponding deduction, equal to the amount of income realized.

Restricted Stock. A participant who receives a grant of restricted stock will not recognize any taxable income at the time of the award, provided the shares are subject to restrictions (that is, they are nontransferable and subject to a substantial risk of forfeiture). A participant’s rights in restricted stock awarded under the plan are subject to a substantial risk of forfeiture if the rights to full enjoyment of the shares are conditioned, directly or indirectly, upon the future performance of substantial services by the participant. However, the participant may elect under Section 83(b) of the Internal Revenue Code to recognize compensation income in the year of the award in an amount equal to the fair market value of the shares on the date of the award, determined without regard to the restrictions. If the participant does not make a Section 83(b) election within 30 days of receipt of the restricted shares, the fair market value of the shares on the date the restrictions lapse, less any amount paid by the participant for such shares, will be treated as compensation income to the participant and will be taxable in the year the restrictions lapse. We generally will be entitled to a compensation deduction for the amount of compensation income the participant recognizes.

Other Types of Awards. With respect to other awards under the Plan, generally when the participant receives payment with respect to an award, the amount of cash and fair market value of any other property received will be ordinary income to the participant, and the Company generally will be entitled to a tax deduction in the same amount.

Deductibility Limit on Compensation in Excess of $1 Million. Section 162(m) of the Internal Revenue Code generally limits the deductible amount of total annual compensation paid (including, unless an exception applies, compensation otherwise deductible in connection with awards granted under the Plan) by a public company to each “covered employee” (the chief executive officer, chief financial officer and three other most highly compensated executive officers of the Company) to no more than $1 million. Excluded from total compensation for this purpose is compensation that is “performance-based” within the meaning of Section 162(m) of the Internal Revenue Code. Unless an exception applies, compensation otherwise deductible in connection with awards granted under the Plan will be subject to this limit.

The closing price of the Company’s common stock on April 24, 2007 was $29.83.

New Plan Benefits

Future grants under the Plan will be made at the discretion of the committee and, accordingly, are not yet determinable. In addition, benefits under the Plan will depend on a number of factors, including the fair market value of our common stock on future dates and the exercise decisions made by the participants. Consequently, at this time, it is not possible to determine the benefits that might be received by participants receiving discretionary grants under the Plan.

EQUITY COMPENSATION PLAN INFORMATION

The following information relates to plans in effect as of December 31, 2006 under which equity securities of Endo may be issued to employees and directors. Although the Endo Pharmaceuticals Holdings Inc. 2000 and 2004 Stock Incentive Plans provide that stock options may be granted thereunder to non-employee consultants, Endo has never granted any such options to any such consultants.

	Column A		Column B	Column C
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in Column A)
Equity compensation plans approved by security holders
Endo Pharma LLC Amended and Restated 1997 Employee Stock Option Plan	75,259	(a)	$2.42	—
Endo Pharmaceuticals Holdings Inc. 2000 Stock Incentive Plan	1,983,227		$15.30	181,005
Endo Pharmaceuticals Holdings Inc. 2004 Stock Incentive Plan	1,927,541		$27.26	2,059,320
Equity compensation plans not approved by security holders
Not Applicable

(a)	All of the stock options granted under these plans are exercisable solely for shares currently held by Endo Pharma LLC (which is no longer affiliated with the Company, but which is an affiliate of Kelso & Company in which a certain member of management has an interest), and their exercise will not dilute the ownership of our other common stockholders.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Roles and Responsibilities of Compensation Committee

The primary purpose of the Compensation Committee is to conduct reviews of the Company’s general executive compensation policies and strategies and oversee and evaluate the Company’s overall compensation structure and programs. The Compensation Committee confirms that total compensation paid to the chief executive officer, chief financial officer and those other individuals included in the Summary Compensation Table on page 33 is fair, reasonable and competitive. All of these individuals are referred to as the “named executive officers”. Direct responsibilities of the Committee include, but are not limited to:

•

evaluating and approving goals and objectives relevant to compensation of the chief executive officer and other named executive officers, and evaluating the performance of the executives in light of those goals and objectives;

•	determining and approving the compensation level for the chief executive officer;

•	evaluating and approving compensation levels of other executive officers;

•	evaluating and approving all grants of equity-based compensation to executive officers;

•	recommending to the Board compensation policies for outside directors;

•

reviewing performance-based and equity-based incentive plans for the chief executive officer and other named executive officers and reviewing other benefit programs presented to the Committee by the chief executive officer; and

•

reviewing and approving the aggregate amount of dollars, in the case of the annual incentive compensation (IC), and stock options, in the case of the annual long-term incentive compensation, that is available to the Company each year (these aggregate amounts are then divided among the employees in the discretion of management based on each employee’s performance).

Responsibilities of Endo Management

Endo management is required to provide reviews and recommendations for the Compensation Committee’s consideration, and to manage the Company’s executive compensation programs, policies and governance. Direct responsibilities in this regard include, but are not limited to:

•	providing an ongoing review of the effectiveness of the compensation programs for all employees, including competitiveness, and alignment with the Company’s objectives;

•	recommending changes, if necessary to ensure achievement of all program objectives; and

•	recommending pay levels, payout and/or awards for named executive officers other than the chief executive officer.

The Compensation Committee can exercise its discretion in modifying any recommended adjustments or awards to the named executive officers.

Outside Consultants

Since June 2006, the Compensation Committee has retained the firm of Towers Perrin, an outside global human resources consulting firm, as its compensation consultant to assist in the continual development and evaluation of compensation policies and the Committee’s determinations of compensation awards. Towers Perrin is asked to provide independent, third-party advice and expertise in executive compensation issues. Towers Perrin provides the Compensation Committee with comparative market data and alternatives to consider when making compensation decisions and reviews the recommendations being made by the Company’s management for executives other than the chief executive officer. The Committee may retain other similar consultants from time to time.

The Company’s Executive Compensation Program Philosophy

Overall Program Objectives

The Company’s primary objective with respect to executive compensation is to design compensation programs that will align executives’ compensation with the Company’s overall business strategies and attract, motivate and retain highly qualified executives. The Compensation Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals of the Company, and which aligns executives’ interests with those of the shareholders by rewarding performance in meeting or exceeding established goals, with the ultimate objective of improving shareholder value.

Accordingly, the Company provides incentives to advance the interests of shareholders and deliver levels of compensation that are commensurate with performance. Overall, the Company designs its compensation program to:

•	create a strong performance alignment with shareholders’ interests;

•	support the corporate business strategy and business plan by clearly communicating what is expected of executives with respect to goals and results and by rewarding achievement; and

•	retain and recruit executive talent.

The Company seeks to achieve these objectives through three key compensation elements:

•	a base salary;

•	a performance-based annual cash incentive (i.e., annual cash incentive compensation (IC)); and

•

annual (and, under certain circumstances, periodic) grants of long-term, equity-based compensation (i.e., a long-term incentive), which has historically been comprised of stock options that are subject to time-based vesting requirements.

In order to enhance the Committee’s ability to carry out its responsibilities effectively, as well as ensure that the Company maintains strong links between executive pay and performance, the Committee reviews compensation information for each named executive officer which includes the following information:

•	the annual compensation and benefit values that are being offered to each executive;

•	the value of all outstanding equity awards; and

•	the value of all other compensation.

The Compensation Committee also meets with our chief executive officer and other management in connection with compensation matters and regularly meets in executive session with Towers Perrin but without management.

Competitive Considerations

In making compensation decisions with respect to each element of compensation, the Compensation Committee considers the competitive market for executives and compensation levels provided by comparable companies. The Committee regularly reviews the compensation practices at companies with which it competes for talent, including businesses engaged in activities similar to those of the Company, especially specialty pharmaceuticals.

The Company believes that total executive compensation is targeted to fall between the median and third quartile of compensation packages for executives in similar positions and with similar responsibilities at similar companies of comparable size. In setting compensation for the named executive officers, the Committee considers comparative market data requested from Towers Perrin, its compensation consultant. In gathering relevant competitive market compensation data, the Committee approved the use of a sample of mid-sized specialty pharmaceutical companies, including high-growth industry companies with similar market capitalizations and operations as Endo and mid-sized pharmaceutical companies that participate in Towers Perrin’s compensation database.

We refer to all of these sample companies as the “Data Point Companies.” The Committee believes that Endo competes with the Data Point Companies for talent and for shareholder investment. The Data Point Companies create a range of comparative compensation values that are utilized by the Committee to confirm that salary levels and overall incentive opportunities approved by the Committee are consistent with the Company’s overall objectives. The current Data Point Companies are nineteen public specialty pharmaceutical companies, the median market capitalization of which is $3.7 billion (as of January 2007) and the median revenues of which are $750 million (as of the most recently available public information).

The Committee does not attempt to set each compensation element for each executive within a particular range related to levels provided by the Data Point Companies. Instead, the Committee uses market comparisons as one factor in making compensation decisions. Other factors considered when making individual executive compensation decisions include individual contribution and performance, reporting structure, complexity and importance of role and responsibilities, leadership and growth potential.

Compensation Components

The three principal components of the Company’s total compensation are: base salary, cash incentive compensation (IC) and long-term equity-based incentive compensation (LTI). In allocating compensation among these elements, we believe that the overwhelming majority of the compensation of our senior-most levels of management—the levels of management having the greatest ability to influence the Company’s performance—should be performance-based, while lower levels of management should receive a greater portion of their compensation in base salary.

Under our compensation structure, the mix of base salary, cash incentive compensation and long-term equity-based incentive compensation varies depending on level. Although the Company has no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation, the following was the 2006 targeted mix (as well as 2006 actual mix) of these compensation vehicles for the named executive officers:

	2006 Base Salary	2006 Incentive Compensation Target	2006 Incentive Compensation Actual	2006 Long-Term Equity Incentive Compensation Target	2006 Long-Term Equity Incentive Compensation Actual
Chief Executive Officer	$519,500	$259,750	$220,788	$3,150,000	$2,677,500
Chief Financial Officer(1)	$32,596	—	—	—	—
Chief Legal Officer	$365,468	$146,187	$168,115	$562,495	$646,869
Chief Scientific Officer(2)	$404,431	$161,777	$153,688	—	—
Chief Accounting Officer	$224,480	$65,000	$74,750	$165,000	$189,751

(1)	Mr. Rowland joined Endo in December 2006. His annual rate of pay for 2006 is $450,000. As described in more detail below under the section titled “Employment and Change in Control Agreements; Severance Agreements”, Mr. Rowland, our Chief Financial Officer, was paid $225,000 in connection with his commencement of employment with the Company on December 6, 2006; this payment was in lieu of an award under the Incentive Compensation Plan in 2007 and was paid on March 13, 2007. Also on December 6, 2006, Mr. Rowland was granted (i) 100,000 stock options and (ii) in lieu of a 2006 option year grant (granted in 2007), additional stock options valued at $250,000, with all such options valued with reference to the closing market price on December 6, 2006.
(2)	As described in more detail below under the section titled “Employment and Change in Control Agreements; Severance Agreements”, Dr. Lee, our Chief Scientific Officer, will be eligible for long-term equity incentive compensation equal to one-hundred-and-fifty percent (150%) of his 2007 salary for services rendered in 2007 (to be awarded in 2008). Prior to 2007, Dr. Lee received long-term incentive compensation by virtue of his being a member of Endo Pharma LLC (which is no longer affiliated with the Company, but which is an affiliate of Kelso & Company in which Dr. Lee has an interest), and, accordingly, he was not eligible for long-term equity incentive compensation from the Company.

Base Salary

Purpose. The objective of base salary is to reflect job responsibilities, value to the Company and individual performance taking into consideration market competitiveness.

Considerations. Salaries for the named executive officers are determined initially by each individual’s employment agreement, which are described under “Employment Agreements” below. These salaries and the amount of any increase over these salaries are determined by the Compensation Committee based on a variety of factors, including:

•	the nature and responsibility of the position and, to the extent available, salary norms for persons in comparable positions at the Data Point Companies;

•	the expertise of the individual executive;

•	the competitiveness of the market for the executive’s services;

•	internal review of the executive’s compensation, both individually and relative to other named executive officers;

•	the recommendations of the chief executive officer (except in the case of his own compensation); and

•	individual performance of the named executive officer, which includes:

•	Achievement of individual annual goals and objectives, the risks and challenges involved, and the impact of the results;

•	Performance of day-to-day responsibilities;

•	Increases in competencies and skill development;

•	Value of their contribution to function and company goal achievement; and

•	Behaviors aligned with Endo core values.

Base salaries are generally reviewed annually. In reviewing salaries, the Committee adjusts salaries from time to time to realign salaries with market levels, individual performance and incumbent experience. The Committee also considers salaries relative to those of others within the Company and may, on occasion, make adjustments to salaries or other elements of total compensation, such as incentive compensation and long-term incentive opportunities, where such an adjustment would correct a compensation imbalance, as the Committee deems appropriate.

Fiscal Year 2006 Decisions. In September 2006, at the request of the Compensation Committee, Towers Perrin provided the Compensation Committee with a market assessment of the competitive compensation for the Company’s chief executive officer. This assessment included reviewing the Data Point Companies and:

•	establishing a benchmark match for the position;

•	gathering and analyzing competitive compensation from relevant labor markets; and

•	developing competitive market medians of compensation for the benchmark position.

Based on the competitive market data referred to above, the Compensation Committee developed, with the assistance of Towers Perrin, market medians of compensation for each of Endo’s compensation elements (base salary, target annual incentive compensation, and expected value of long-term incentive compensation) and then compared Endo’s chief executive officer’s current compensation to the market median for each data sample. The data showed that Endo’s chief executive officer is compensated below the market competitive range for base salary. In light of the above, the Compensation Committee decided to transition the chief executive officer’s compensation toward the market median over a three-year period. To this end and based on a recommendation by the Compensation Committee, the Board of Directors gave Mr. Lankau a 17% increase in salary for fiscal 2007. The market data and Endo’s chief executive officer’s performance will be reviewed each year, and there is no guarantee that his compensation will be aligned with the market.

We followed a similar process with respect to establishing targeted overall compensation of our other named executive officers.

Therefore, the following changes to the base salary of the named executive officers occurred in 2006. Effective January 1, 2007, Mr. Lankau’s salary was increased to $606,000, Dr. Lee’s salary was decreased to $209,091 (based on his part-time employment agreement beginning in 2007), Ms. Manogue’s salary was increased to $375,000 and Ms. LaViscount’s salary was increased to $275,000. Mr. Rowland’s salary was set at $450,000 effective December 6, 2006, his first day at the Company.

Performance-Based Annual Cash Incentive Compensation (IC)

Purpose. The compensation program provides for an annual incentive that is performance linked. This incentive compensation, or IC, program is a short-term incentive plan that rewards achievement of annual goals and objectives. The objective of the program is to compensate individuals based on the achievement of specific goals that are intended to correlate closely with shareholder value.

Considerations. The annual cash incentive compensation includes various incentive levels based on the named executive officer’s accountability and impact on Company operations, with target award opportunities established as a percentage of base salary. Under the employment agreement for each named executive officer, a target IC bonus is established, which is determined based on all factors that the Committee deems relevant, including (but not limited to) a review of the Data Point Companies’ compensation. In fiscal 2006, these targets ranged from 30% to 50% of base salary for the Company’s named executive officers. The annual bonus process for our named executive officers involves two basic steps:

•	At the outset of the fiscal year:

(1)	Set overall Company performance goals for the year; and

•	At the end of the fiscal year:

(2)	Measure actual performance (individual and Company-wide) against the predetermined Company performance goals and individual performance measures to determine the appropriate award.

These two steps are further described below:

(1) Setting Company performance goals. Early in each fiscal year, the Compensation Committee, working with senior management sets performance goals for the Company. In fiscal 2006, the bonus determination for each named executive officer was primarily based upon the Company’s performance against these goals. The goals that were established for fiscal 2006 are discussed below under “Fiscal Year 2006 Decisions.”

In determining the extent to which the pre-set performance goals are met for a given period, the Committee exercises its judgment whether to reflect or exclude the impact of changes in accounting principles and extraordinary, unusual or infrequently occurring events reported in the Company’s public filings.

(2) Measuring performance. After the end of the fiscal year, the Committee reviews the Company’s actual performance against each of the performance goals established at the outset of the year. The Committee assesses the Company’s performance as well as each named executive officer’s performance against the individual goals set at the outset of the year. This assessment allows bonus decisions to take into account each named executive officer’s personal performance and contribution during the year.

Discretion. Under the IC plan, the Compensation Committee has discretion, in appropriate circumstances, to grant a lower or higher incentive payout versus target.

Fiscal Year 2006 Decisions. With respect to fiscal year 2006, the annual award for each of the named executive officers was based on the achievement of corporate goals as well as each executive officer’s individual performance. At the beginning of fiscal 2006, the Committee established performance goals for fiscal 2006, which were divided into the following categories and were weighted as follows:

• Financial Objectives, which included achieving certain net income, gross profit, net sales, and EBITDA targets, as well as successfully launching products and achieving certain revenue and other targets	40%

• Portfolio Development, which included adding to the Company’s current portfolio both through acquisitions and licensing, as well as through internal product development	40%

• Organizational Advancement, which included appropriately enhancing the Company’s personnel and infrastructure	20%

The annual performance goals reflect the Company’s confidential operating plan and information and, accordingly, the Company does not disclose these goals publicly for competitive reasons. These performance goals are intended to be challenging and ambitious but also realistic enough to be reasonably attainable given a very concerted effort on the part of the Company’s named executive officers in consideration of conditions and trends.

The Committee reviewed the Company’s achievement of the financial and other objectives set forth above and awarded the named executive officers the bonus amounts set forth in the Summary Compensation Table.

Specifically, each of the following named executive officers received incentive compensation for 2006 performance equal to the following, expressed as a percentage of the IC targets set forth in their respective employment agreements, each in effect on December 31, 2006: Mr. Lankau, Chief Executive Officer—85%; Dr. Lee, Chief Scientific Officer—95%; Ms. Manogue, Chief Legal Officer—115%; and Ms. LaViscount, Chief Accounting Officer—115%.

See also below under the heading “Post-Termination Benefit” that under employment agreements each named executive officer will be entitled to cash incentive compensation as a percentage of salary.

Long-term Incentive Compensation

Purpose. The long-term incentive program provides an annual award (and, under certain circumstances, a periodic award) that is performance based. The objective of the program is to align compensation for named executive officers over a multi-year period directly with the interests of shareholders of the Company by motivating and rewarding creation and preservation of long-term shareholder value. The level of long-term incentive (LTI) compensation is determined based on an evaluation of competitive factors in conjunction with total compensation provided to named executive officers and the goals of the compensation program described above.

Stock Options. The Company’s long-term incentive compensation has historically taken the form of stock option awards. Stock options (which have exercise prices equal to the closing price on the date of grant) reward named executive officers only if the stock price increases.

The long-term incentive program calls for stock options to be granted with exercise prices of not less than the closing price of the Company’s stock on the date of grant and to vest ratably over four years, based on continued employment. The Committee will not reduce the exercise price of stock options (except in connection with adjustments to reflect recapitalizations, stock or extraordinary dividends, stock splits, mergers, spin-offs and similar events permitted by the relevant plan) without shareholder approval. New option grants to named executive officers normally have a term of ten years.

Considerations. The Company believes that the most effective means to encourage long-term performance by our named executive officers is to create an ownership culture. This philosophy is implemented through the granting of equity-based awards that vest based on continued employment. The stock option program is a long-term incentive plan designed to set up a future reward structure so that employees who have an impact on the Company’s performance share in the results of that impact. The stock option pool is established annually based on company achievement of goals and objectives, and can vary significantly from year to year. All Company employees are eligible to receive stock options, although long-term incentives are allocated most heavily to:

•	Reward consistently high performing individuals who we expect will drive the future value of the company;

•	Reward individuals at all levels who have high impact relative to the expectations of their role; and

•	Retain individuals who have skills critical to the long-term success of the Company and who exemplify core value behavior.

Timing of Grants. Annual grants of stock options to our named executive officers are made at a regularly scheduled meeting of the Board of Directors held during the first quarter of each year, and the grant date is the date of that meeting. In 2006, the Board of Directors approved a one-time adjustment for the 18-month period since the previous option grant in August 2004. The 18-month period between grants was the result of moving the timing of annual stock option grants to a fiscal year cycle to coincide with Company and individual performance evaluations. The Committee may also make occasional grants during the year to employees of the Company. These grants are typically associated with promotions and hiring, and are typically made on the effective date of the promotion or the first day of work. Mr. Lankau, our chief executive officer, received such a grant on April 27, 2005, in connection with his promotion to chief executive officer of the Company. The grant price for all stock option grants is the closing price of a share as quoted on the NASDAQ on the date of grant.

Periodic Review. The Committee intends to review both the annual incentive compensation program and the long-term incentive program annually to confirm that their key elements continue to meet the objectives described above.

Fiscal Year 2006 Decisions. In fiscal 2006, the Committee awarded long-term compensation for named executive officers pursuant to the program described above resulting in the awards of stock options identified in the Summary Compensation Table, the Stock Option Awards Table and the Long-Term Incentive Performance Based Awards Table.

In determining the annual grants of stock options to the named executive officers, the Committee considered any pre-existing contractual requirements, market data on total compensation packages, the value of long-term incentive grants at the Data Point Companies, total shareholder return, share usage and shareholder dilution and, except in the case of the award to the chief executive officer, the recommendations of the chief executive officer.

Taking into account the above factors, each of the following named executive officers received long-term incentive compensation in March 2007 for 2006 performance equal to the following, expressed as a percentage of the targets set forth in their respective employment agreements, each as in effect on December 31, 2006: Mr. Lankau, Chief Executive Officer—85%; Ms. Manogue, Chief Legal Officer—115%; and Ms. LaViscount, Chief Accounting Officer—115%.

As discussed above under “Base Salary”, the Compensation Committee developed, with the assistance of Towers Perrin, market medians of compensation for each of Endo’s compensation elements (base salary, target annual incentive compensation, and expected value of long-term incentive compensation) and then compared Endo’s chief executive officer’s current compensation to the market median for each data sample. The data showed that Endo’s chief executive officer is compensated below the market competitive range for target total cash incentive compensation. In light of the above, the Compensation Committee decided to transition the chief executive officer’s compensation toward the market median over a three-year period. To this end and based on a recommendation by the Compensation Committee, the Board of Directors gave Mr. Lankau an increase in 2007 target incentive compensation from 50% of base salary to 60% of base salary. The market data and Endo’s chief executive officer’s performance will be reviewed each year, and there is no guarantee that his compensation will be aligned with the market.

Beginning with grants made in 2008 relating to 2007 performance, the Committee has determined to reduce the number of shares underlying stock option grants (determined using the Black Scholes valuation method) and add a grant of time-based restricted stock units (RSUs) for a lesser number of shares with the closing price of our common stock on NASDAQ on the date of grant. The Company believes that, going forward, a combination of stock options and RSUs will more closely equate the value of the benefit received by the recipient to the accounting expense of the benefit to the Company. The Company also believes that the resulting blend of options and RSUs will more accurately reflect the pattern of equity-based awards that prevails in the Data Point Companies and in the external market generally. For 2007, the targeted mix of options and RSUs for the named executive officers’ LTI will be 75% options and 25% RSUs. For all employees in the Company, the targeted mix will be as follows:

Vehicle	Named Executive Officers & Senior Vice Presidents	Vice Presidents & Directors	Managers & Other Employees
Stock Options	75% of Total LTI	50% of Total LTI	Not Offered

Restricted Stock Units	25% of Total LTI	50% of Total LTI	100% of Total LTI

Benefits and perquisites

The Company’s current practice is to limit use of perquisites. In 2006, other than as described below, the only perquisites provided to the named executive officers were financial planning services, use of a company car and term life insurance. Under the terms of her original employment agreement with the Company, the Company provides Ms. Manogue a rental house in the Chadds Ford, Pennsylvania area. This perquisite was offered to Ms. Manogue to facilitate her move to Pennsylvania from New York City. The Committee has agreed to continue this benefit through the current term of the lease for this rental property, which concludes in May 2007, after which time, this benefit will not continue. In connection with Mr. Rowland’s joining the Company as our chief financial officer in December 2006, the Company agreed to provide him with a relocation allowance of up to $75,000 to cover documented and reasonable moving expenses that are incurred within twelve (12) months of December 6, 2006. An additional sum of $75,000 to cover any realtor’s fees incurred by Mr. Rowland in connection with his relocation to the Chadds Ford, Pennsylvania area will also be paid by the Company. Mr. Rowland is also eligible for temporary living expense reimbursement, to be approved by the Company, for up to twelve (12) months after December 6, 2006. All such sums must be repaid to the Company in the event Mr. Rowland voluntarily terminates his employment within eighteen (18) months of December 6, 2006.

Total Compensation

In making decisions with respect to any element of a named executive officer’s compensation, the Committee considers the total compensation that may be awarded to the officer, including salary, annual IC bonus and long-term incentive compensation. In addition, in reviewing and approving employment agreements for named executive officers, the Committee considers the other benefits to which the officer is entitled by the agreement, including compensation payable upon termination of the agreement under a variety of circumstances. The Committee’s goal is to award compensation that is competitive.

Payments by Endo Pharma LLC to Certain Named Executive Officers

In March 2006, Endo Pharma LLC, a limited liability company that had at one point held a majority of our common stock (but that is no longer affiliated with us), and in which affiliates of Kelso & Company have a controlling interest and in which a certain member of management has an interest, advised our Board of Directors that it intended to pay a one-time cash bonus to each of Mr. Lankau, Ms. Manogue and Mr. Jeffrey Black, our former Executive Vice President, Chief Financial Officer and Treasurer in the amount of $3 million, $6 million and $10 million, respectively, in recognition of their significant contributions to our success. These payments were made by the Company to these individuals in April 2006 and repaid to us by Endo Pharma LLC in the third quarter of 2006. Only a portion of these bonus payments will be deductible for federal and state income tax purposes. We are not required to pay nor will we pay to Endo Pharma LLC the amount of any of the tax benefits related to these bonus payments pursuant to the Tax Sharing Agreement between us and Endo Pharma LLC. The cost of these bonuses was borne entirely by Endo Pharma LLC, and they have been treated as a capital contribution by Endo Pharma LLC. The decision to award these payments was made entirely by Endo Pharma LLC.

Endo Pharma LLC had also informed us that, in connection with its eventual winding up, it would make a special allocation to Ms. Carol Ammon, our Chairman of the Board (until May 30, 2007) and former Chief Executive Officer, of approximately $22 million, with all or a portion of Ms. Ammon’s payment being satisfied by granting to her the remaining unallocated Endo Pharma LLC stock options of approximately 0.8 million shares under the Endo Pharma LLC stock option plans. These 0.8 million options were granted by Endo Pharma LLC to Ms. Ammon in the fourth quarter of 2006 at an exercise price of $2.42 per share. These options were immediately vested and exercised by Ms. Ammon, and the resulting compensation charge deduction of approximately $19 million and the resulting tax sharing obligation to Endo Pharma LLC is included in the Company’s tax sharing liability at December 31, 2006. Endo Pharma LLC intends to pay the remaining $1.8 million to Ms. Ammon in 2007.

Post-Termination Benefits

Retirement Benefits. The Company does not have in effect any executive retirement programs.

Employment and Change in Control Agreements; Severance Agreements

For many years, the Company has followed the practice of entering into a written employment agreement with each of its named executive officers. On December 31, 2006, the Company entered into amended and restated employment agreements with each of our named executive officers. These employment agreements were effective January 1, 2007.

The purpose of these agreements is to aid retention and recruitment and to encourage continued attention and dedication to assigned duties during periods of uncertainty in connection with a possible change in control transaction.

Each of these employment agreements has a rolling twenty-four month employment period commencing each day after January 1, 2007 and ending on the twenty-four month anniversary of such day (the “Employment Period”), unless either the Company or the named executive officer elects to terminate his or her Employment Agreement. Each Employment Agreement sets forth the annual salary of the respective named executive officer, which is, in each case, subject to annual reviews, at the discretion of the Compensation Committee. Other than as set forth below, each named executive officer will be paid cash incentive compensation in an amount equal to a set percentage of his or her annual salary for each fiscal year (or such lesser or greater (not to exceed two hundred percent of the salary for such fiscal year as is as is recommended in good faith and approved by the Compensation Committee) if the Company achieves certain performance targets set by the Compensation Committee for such fiscal year. Under the terms of his employment agreement, Mr. Rowland was paid incentive compensation of $225,000 for his performance in 2006, and, thereafter, shall be eligible to earn as additional compensation for the services to be rendered the target cash incentive target set forth below. The target cash incentive target for each named executive officer as contained in their respective employment agreement is set forth below:

Named Executive Officer	2007 Target Incentive Compensation (IC)
Peter A. Lankau	60% of his annual salary

Charles A. Rowland	50% of his annual salary

Caroline B. Manogue	50% of her annual salary

David A.H. Lee	50% of his annual salary

Joyce N. LaViscount	30% of her annual salary

Each named executive officer is eligible to earn as additional compensation for the services to be rendered pursuant to his or her employment agreement, long-term equity incentives (LTI) in an amount approved by the Compensation Committee. Mr. Lankau’s employment agreement provides that he shall be eligible to earn long-term compensation for services rendered in 2007 equal in value to $3,150,000 (or such lesser or greater amount as is approved by the Compensation Committee). On December 6, 2006, upon the commencement of Mr. Rowland’s employment with the Company, he was granted (i) 100,000 stock options and (ii) in lieu of a 2006 option year grant (granted in 2007), additional stock options valued at $250,000, with all such options valued with reference to the closing market price on December 6, 2006, his first day of work with the Company. These stock options were issued under the Company’s 2004 Stock Incentive Plan, and will vest ratably over a four-year period, one-fourth per year on each of the first four anniversaries of the grant date, provided Mr. Rowland remains employed by the Company. Each of the named executive officers is eligible to earn as additional compensation the long-term equity incentives set forth in the following table equal to a set percentage of his or her annual salary for each fiscal year (or such lesser or greater percent of the salary for such fiscal year as is as is recommended in good faith by the CEO and approved by the Compensation Committee):

Named Executive Officer	2007 Target Long-Term Incentive Compensation (LTI)
Peter A. Lankau	**

Charles A. Rowland	150% of his annual salary

Caroline B. Manogue	150% of her annual salary

David A.H. Lee	150% of his annual salary

Joyce N. LaViscount	60% of her annual salary

**	Mr. Lankau’s employment agreement provides that he shall be eligible to earn long-term compensation for services rendered in 2007 equal in value to $3,150,000 (or such lesser or greater amount as is approved by the Compensation Committee).

If any named executive officer terminates his or her employment agreement for good reason or if the Company terminates him or her without cause, the Company will (i) pay (A) monthly to such named executive officer his or her salary for twenty-four (24) months, and (B) a lump sum equal to two times his or her target incentive compensation for the fiscal year in which the termination is effective and (ii) continue to provide such named executive officer with benefits for twenty-four (24) months; except that in the case of Ms. LaViscount, these payments and benefits are for a period of twelve (12) months. If the Company terminates an employment agreement for cause, the named executive officer will be entitled to receive the salary and incentive compensation prorated through the date such termination is effective. If a named executive officer is terminated other than for cause within twelve (12) months of a change in control, then such named executive officer will be entitled to receive (x) any accrued but unpaid salary to the date on which the termination is effective plus (y) a lump sum payment equal to two times the sum of (1) such named executive officer’s then current salary plus (2) the higher of (a) such named executive officer’s target incentive compensation for the fiscal year during which the termination is effective or (b) such named executive officer’s incentive compensation for the fiscal year immediately preceding the year in which the termination is effective plus (z) benefits for a period equal to twenty-four (24) months after the date on which the termination is effective. Each named executive officer’s employment agreement contains a non-compete provision.

Finally, Dr. Lee’s Employment Agreement is based on a work week of not more on average than twenty (20) hours per week.

The federal income tax laws limit the deductibility of certain compensation paid to the Chief Executive Officers and the four most highly compensated executives (the “covered employees”) in excess of the statutory maximum of $1 million per covered employee. The Committee considers the applicable rules regarding deductibility when making awards, but reserves the right to make nondeductible payments when it deems appropriate.

Although the Company does not have a formal policy relating to repayment of performance and other incentive based awards in the event of a restatement of its financial results, if the Company’s financial results were to be materially restated, the Committee would review the circumstances surrounding the restatement and determine whether to seek repayment of any such awards determined by the Committee to have been inappropriately received by the executive.

Compensation Committee Report on Executive Compensation

The Committee reviewed and discussed with the Company’s management the Compensation Discussion and Analysis included in this Proxy Statement. In reliance on the review and discussions referred to above, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and the Company’s Proxy Statement to be filed in connection with the Company’s 2007 Annual Meeting of Stockholders, each of which will be filed with the Securities and Exchange Commission.

Submitted by the Compensation Committee of the Company’s Board of Directors.

Members of the Compensation Committee:

Michael Hyatt (Chairman)

John J. Delucca

George F. Horner, III

Compensation of Executive Officers

2006 Summary Compensation Table

The following summary compensation table sets forth, the cash and non-cash compensation paid to or earned by our Chief Executive Officer, Chief Financial Officer and the other four most highly compensated executive officers of the Company (collectively, the “Named Executive Officers”) for the fiscal year 2006.

Name & Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Peter A. Lankau	2006	$519,500	$0	$2,583,200	$220,788	$3,059,086	$6,382,574
President and Chief Executive Officer

Charles A. Rowland, Jr.(1)(5)	2006	$32,596	$225,000	$30,359	$0	$105	$288,060
Executive Vice President, Chief Financial Officer and Treasurer

Caroline B. Manogue	2006	$365,468	$0	$676,919	$168,115	$6,152,731	$7,363,233
Executive Vice President, Chief Legal Officer and Secretary

David A.H. Lee, M.D., Ph.D.	2006	$404,431	$0	$0	$153,688	$64,241	$622,360
Chief Scientific Officer

Joyce N. LaViscount(6)	2006	$224,480	$0	$152,924	$74,750	$12,145	$464,299
Chief Accounting Officer

Jeffrey R. Black(7)	2006	$221,552	$0	$0	$0	$10,086,627	$10,308,179
Former Executive Vice President, Chief Financial Officer and Treasurer

(1)	Mr. Rowland was paid a cash award of $225,000 for 2006 in connection with his commencement of employment with the Company; this payment was in lieu of an award under the Incentive Compensation Plan in 2007 and was paid on March 13, 2007.

(2)	The amounts shown in this column represent the compensation expense for each executive’s awards under FAS 123(R), including a portion of the value of option awards made in prior years, since expense is recognized ratably over a four-year requisite service period (but disregarding estimates of forfeitures for service-based vesting). See notes to our audited financial statements included in our 2006 Annual Report on Form 10-K for the assumptions we used in valuing and expensing these option awards in accordance with FAS 123(R).
(3)	The amounts shown in this column represent payments made pursuant to the Incentive Compensation Plan with respect to 2006 performance. These amounts were awarded by the Committee on February 21, 2007.
(4)	The amounts shown in this column include the items summarized in the table below:

Name	Perquisites & Other Personal Benefits(a)	Payments / Accruals on Termination Plans(b)	Registrant Contributions to Defined Contribution Plans	Insurance Premiums	Tax Reimbursements (c)	Endo Pharma LLC Cash Award (d)
Peter A. Lankau	$26,144	$0	$13,200	$1,932	$17,810	$3,000,000
Charles A. Rowland, Jr.	$0	$0	$0	$105	$0	$0
Caroline B. Manogue	$83,946	$0	$13,200	$731	$54,854	$6,000,000
David A.H. Lee, M.D., Ph.D.	$26,705	$0	$13,200	$5,592	$18,744	$0
Joyce N. LaViscount	$0	$0	$11,681	$464	$0	$0
Jeffrey R. Black	$27,361	$26,923	$13,200	$504	$18,639	$10,000,000

(a)	Mr. Lankau received $8,900 for financial planning services and $17,244 for car allowance and related costs. Ms. Manogue received $8,900 for financial planning services, $10,285 for car allowance and related costs, and $64,761 for housing allowance. Dr. Lee received $8,900 for financial planning services and $17,805 for car allowance and related costs. Mr. Black received $8,900 for financial planning services and $18,461 for car allowance and related costs.
(b)	The amount shown in this column represents payment to Mr. Black upon his retirement for accrued but unused vacation days.
(c)	The amounts shown in this column represent the reimbursement of taxes associated with perquisites and other benefits.
(d)	The amounts shown in this column represent cash awards made in April 2006 by Endo Pharma LLC in recognition of each of Mr. Lankau’s, Mr. Black’s and Ms. Manogue’s significant past contributions to Endo’s success. Endo Pharma LLC is a limited liability company that had at one point held a majority of our common stock (but which is no longer affiliated with us), in which affiliates of Kelso & Company have a controlling interest. See Compensation Discussion & Analysis above under heading “Payments by Endo Pharma LLC to Certain Named Executive Officers.”
(5)	Mr. Rowland joined Endo in December 2006. His annual rate of pay for 2006 is $450,000.
(6)	Ms. LaViscount served as Endo’s Principal Financial Officer for a portion of 2006.
(7)	Mr. Black served as Endo’s Principal Financial Officer for a portion of 2006. He retired from Endo effective August 9, 2006.

The employment agreements, short-term and long-term incentive compensation plans and awards, and other elements of the Summary Compensation Table are discussed at length in the Compensation Discussion and Analysis above.

2006 Grants of Plan-Based Awards

The following table summarizes grants of plan-based awards made to named executive officers during the year ended December 31, 2006:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Option Awards: Number of Securities Underlying Options(#)	Exercise or Base Price of Option Awards ($ / Sh)	Grant Date Fair Value of Stock & Option Awards(3)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Peter A. Lankau		$0	$259,750	$1,039,000	0	205,882	750,000
	14-Feb-06							250,000	$28.61	$3,875,850
Charles A. Rowland, Jr.(4)
	06-Dec-06							116,351	$28.27	$1,774,201
Caroline B. Manogue		$0	$146,187	$730,935	0	36,764	750,000
	14-Feb-06							130,000	$28.61	$2,015,442
David A.H. Lee, M.D., Ph.D.(6)		$0	$161,777	$808,885	0	0	0	0
Joyce N. LaViscount(5)		$0	$65,000	$433,333	0	10,784	750,000
	14-Feb-06							12,097	$28.61	$187,545
	10-Aug-06							50,000	$32.99	$901,260
Jeffrey R. Black		$0	$0	$0	0	0	0	0	$0	$0

(1)	The amounts shown in these columns represent the range of Incentive Compensation Plan payouts targeted for 2006 performance as described in the section titled “Performance-Based Annual Cash Incentive Compensation (IC)” in the Compensation Discussion and Analysis above. There is no threshold for this award. The 2007 bonus payment for 2006 performance has been made according to the metrics described, and is shown in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.”
(2)	The amounts shown in these columns represent the range of Equity Compensation payouts targeted for 2006 performance as described in the section titled “Long-term Incentive Compensation” in the Compensation Discussion and Analysis above. Under each named executive officer’s employment agreement with the Company, there is no set maximum award. Any amount granted to a named executive officer in excess of his or her long-term compensation target is awarded at the discretion of the Compensation Committee of the Board of Directors. However, pursuant to the Endo Pharmaceuticals Holdings Inc. 2004 Stock Incentive Plan, the individual limitation on the total number of shares of Company stock subject to awards may not exceed 750,000. The 2006 equity incentive payout was made in February 2007 and is shown in more detail below:

Name	2006 Long-Term Equity Incentive Compensation: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ / Sh) (a)	Grant Date Fair Value of Stock & Option Awards(b)
Peter A. Lankau	175,000	$30.55	$2,677,500
Caroline B. Manogue	42,279	$30.55	$646,869
Joyce N. LaViscount	12,402	$30.55	$189,751

(a)	The exercise price is equal to the closing price on the date of grant, which was February 21, 2007.
(b)	The amounts shown in this column represent the fair value under FAS 123(R) of the 2007 awards on the date of grant determined using the Black-Scholes valuation model. Although the fair value of executive stock option grants listed above has been determined in accordance with the applicable accounting standards, that value may not be indicative of the fair value observed in a willing buyer/willing seller market transaction.
(3)	The amounts shown in this column represent the fair value under FAS 123(R) of 2006 awards on the date of grant determined using the Black-Scholes valuation model. Although the fair value of executive stock option grants listed above has been determined in accordance with the applicable accounting standards, that value may not be indicative of the fair value observed in a willing buyer/willing seller market transaction.
(4)	As described in more detail under the section titled “Compensation Discussion and Analysis—Employment and Change in Control Agreements; Severance Agreements”, Mr. Rowland, our Chief Financial Officer, was paid $225,000 in connection with his commencement of employment with the Company on December 6, 2006; this payment was in lieu of an award under the incentive compensation plan for 2006 performance and was paid on March 13, 2007. Also on December 6, 2006, Mr. Rowland was granted (i) 100,000 stock options and (ii) in lieu of a 2006 option year grant (to have been granted in 2007), additional stock options valued at $250,000, with all such options valued with reference to the closing market price on December 6, 2006. Mr. Rowland’s 2007 equity and non-equity incentive plan targets are discussed in more detail under the section titled “Compensation Discussion and Analysis—Employment and Change in Control Agreements; Severance Agreements.”
(5)	Options granted on August 10, 2006 were awarded in connection with Ms. LaViscount’s promotion to Chief Accounting Officer.
(6)	As described in more detail under the section titled “Compensation Discussion and Analysis—Employment and Change in Control Agreements; Severance Agreements”, Dr. Lee, our Chief Scientific Officer, will be eligible for long-term equity incentive compensation equal to one-hundred-and-fifty percent (150%) of his 2007 salary for services rendered in 2007 (to be awarded in 2008). Prior to 2007, Dr. Lee received long-term incentive compensation by virtue of his being a member of Endo Pharma LLC (which is no longer affiliated with the Company, but which is an affiliate of Kelso & Company in which Dr. Lee has an interest), and, accordingly, he was not eligible for long-term equity incentive compensation from the Company.

See the Compensation Discussion and Analysis above regarding the material terms, determining amounts payable, vesting schedule and other material conditions of these grants.

Equity Awards Outstanding at December 31, 2006

The following table summarizes the number of securities underlying outstanding plan awards for the named executive officers during the year ended December 31, 2006:

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date
Peter A. Lankau	0	250,000	$28.61	14-Feb-2016
	62,500	187,500	$20.22	27-Apr-2015
	12,759	12,758	$16.47	11-Aug-2014
	225,000	75,000	$15.24	05-Aug-2013
	89,999	0	$9.17	19-Sep-2012

Charles A. Rowland, Jr.	0	116,351	$28.27	06-Dec-2016

Caroline B. Manogue	0	130,000	$28.61	14-Feb-2016
	10,294	10,294	$16.47	11-Aug-2014
	52,500	17,500	$15.24	05-Aug-2013
	32,271	0	$9.17	19-Sep-2012
	27,389	0	$9.40	08-Aug-2011

David A.H. Lee, M.D., Ph.D.	0	0	—	—

Joyce N. LaViscount	0	50,000	$32.99	10-Aug-2016
	0	12,097	$28.61	14-Feb-2016
	898	897	$16.47	11-Aug-2014
	2,573	2,572	$25.38	12-Apr-2014

Jeffrey R. Black	0	0	—	—

(1)	The vesting dates of each option grant is listed in the table below by expiration date:

Expiration Date	Vesting Date	Expiration Date	Vesting Date
06-Dec-2016	25% on December 6, 2007	12-Apr-2014	25% on April 12, 2005
	25% on December 6, 2008		25% on April 12, 2006
	25% on December 6, 2009		25% on April 12, 2007
	25% on December 6, 2010		25% on April 12, 2008

10-Aug-2016	25% on August 10, 2007	05-Aug-2013	25% on August 5, 2004
	25% on August 10, 2007		25% on August 5, 2005
	25% on August 10, 2007		25% on August 5, 2006
	25% on August 10, 2007		25% on August 5, 2007

14-Feb-2016	25% on February 14, 2007	19-Sep-2012	25% on September 19, 2003
	25% on February 14, 2008		25% on September 19, 2004
	25% on February 14, 2009		25% on September 19, 2005
	25% on February 14, 2010		25% on September 19, 2006

27-Apr-2015	25% on April 27, 2006	08-Aug-2011	25% on August 8, 2002
	25% on April 27, 2007		25% on August 8, 2003
	25% on April 27, 2009		25% on August 8, 2004
	25% on April 27, 2009		25% on August 8, 2005

11-Aug-2014	25% on August 11, 2005
25% on August 11, 2006
25% on August 11, 2007
25% on August 11, 2008

Options Exercised and Stock Vested in 2006

The following table summarizes the stock option exercises by the named executive officers during the year ended December 31, 2006:

Name	Option Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Peter A. Lankau	436,520	$9,607,858
Charles A. Rowland, Jr.	0	$0
Caroline B. Manogue	0	$0
David A.H. Lee, M.D., Ph.D.(1)	235,282	$6,877,293
Joyce N. LaViscount	0	$0
Jeffrey R. Black(1)	235,282	$6,304,075

(1)	These shares were acquired upon the exercise of stock options that were granted pursuant to the Endo Pharma LLC 1997 Stock Option Plan. These stock options were exercisable solely into shares of Company common stock that were held by Endo Pharma LLC (which is no longer affiliated with the Company, but which is an affiliate of Kelso & Company in which a certain member of management has an interest). As a result, the exercise of these options did not result in the issuance of additional shares of Company common stock and did not dilute the ownership of our other public stockholders.

Potential Payments Upon Termination or Change in Control

As discussed and described in the Compensation Discussion and Analysis under the heading “Post-Termination Benefits,” the Company entered into amended and restated employment agreements with each of the named executive officers, on December 31, 2006, effective January 1, 2007.

The following tables show the potential payments upon termination or change of control to the named executive officers, determined pursuant to amended and restated employment agreements executed December 31 2006 and effective January 1, 2007 as if such event(s) took place on December 31, 2006 (as if these amended and restated agreements were in effect).

	Termination for Cause, Resignation or Retirement	Death	Disability(2)	Change of Control	Termination Without Cause (TWOC) or Quit for Good Reason (QFGR)	TWOC or QFGR Within 12 Months After Change of Control
Executive— Peter A. Lankau
24 Months Base Salary Payable in Installments	—		—	—	$1,212,000	—
24 Months Base Salary Payable in Lump Sum	—		—	—	—	$1,212,000
Two Times Target Incentive Compensation	—		—	—	$727,200	—
Two Times Greater of Target Incentive Comp or Last Year’s Incentive Comp	—		—	—	—	$727,200
24 Months Benefits(1)	—		—	—	$40,766	$40,766
Excess of 24 Months Base Salary Over Disability Insurance Benefits	—		$924,000	—	—	—
Acceleration and Continuation of Equity Awards (unamortized expense as of 12/31/06)	—	$5,078,883	—	$5,078,883	—	—

	Termination for Cause, Resignation or Retirement	Death	Disability(2)	Change of Control	TWOC or QFGR	TWOC or QFGR Within 12 Months After Change of Control
Executive— Charles A. Rowland, Jr.
24 Months Base Salary Payable in Installments	—		—	—	$900,000	—
24 Months Base Salary Payable in Lump Sum	—		—	—	—	$900,000
Two Times Target Incentive Compensation	—		—	—	$450,000	—
Two Times Greater of Target Incentive Comp or Last Year’s Incentive Comp	—		—	—	—	$450,000
24 Months Benefits(1)	—		—	—	$40,766	$40,766
Excess of 24 Months Base Salary Over Disability Insurance Benefits	—		$612,000	—	—	—
Acceleration and Continuation of Equity Awards (unamortized expense as of 12/31/06)	—	$1,743,842	—	$1,743,842	—	—

	Termination for Cause, Resignation or Retirement	Death	Disability(2)	Change of Control	TWOC or QFGR	TWOC or QFGR Within 12 Months After Change of Control
Executive— Caroline B. Manogue
24 Months Base Salary Payable in Installments	—		—	—	$750,000	—
24 Months Base Salary Payable in Lump Sum	—		—	—	—	$750,000
Two Times Target Incentive Compensation	—		—	—	$375,000	—
Two Times Greater of Target Incentive Comp or Last Year’s Incentive Comp	—		—	—	—	$375,000
24 Months Benefits(1)	—		—	—	$39,780	$39,780
Excess of 24 Months Base Salary Over Disability Insurance Benefits	—		$462,000	—	—	—
Acceleration and Continuation of Equity Awards (unamortized expense as of 12/31/06)	—	$1,744,242	—	$1,744,242	—	—

	Termination for Cause, Resignation or Retirement	Death	Disability(2)	Change of Control	TWOC or QFGR	TWOC or QFGR Within 12 Months After Change of Control
Executive— David A.H. Lee, M.D., Ph.D.
24 Months Base Salary Payable in Installments	—		—	—	$418,182	—
24 Months Base Salary Payable in Lump Sum	—		—	—	—	$418,182
Two Times Target Incentive Compensation	—		—	—	$209,091	—
Two Times Greater of Target Incentive Comp or Last Year’s Incentive Comp	—		—	—	—	$209,091
24 Months Benefits(1)	—		—	—	$29,683	$29,683
Excess of 24 Months Base Salary Over Disability Insurance Benefits	—		$167,273	—	—	—
Acceleration and Continuation of Equity Awards (unamortized expense as of 12/31/06)	—	—	—	—	—	—

	Termination for Cause, Resignation or Retirement	Death	Disability(2)	Change of Control	TWOC or QFGR	TWOC or QFGR Within 12 Months After Change of Control
Executive— Joyce N. LaViscount
12 Months Base Salary Payable in Installments	—		—	—	$275,000	—
24 Months Base Salary Payable in Lump Sum	—		—	—	—	$550,000
One Time Target Incentive Compensation	—		—	—	$82,500	—
Two Times Greater of Target Incentive Comp or Last Year’s Incentive Comp	—		—	—	—	$165,000
12 and 24 Months Benefits(1)(3)	—		—	—	$3,326	$6,653
Excess of 12 Months Base Salary Over Disability Insurance Benefits	—		$131,000	—	—	—
Acceleration and Continuation of Equity Awards (unamortized expense as of 12/31/06)	—	$991,162	—	$991,162	—	—

(1)	Benefits consist of such incentive, savings, pension, profit sharing, bonus, life insurance, hospitalization and major medical, and other employee benefit plans, practices, policies and programs, of the Company that may be in effect from time to time, to the extent the executive is eligible under the terms of those plans.
(2)

Under the Endo Pharmaceuticals Holdings Inc 2000 and 2004 Stock Incentive Plan, all outstanding options, stock appreciation rights and all other outstanding awards granted to a participant will continue to vest in accordance with the terms of the applicable agreements. The participant shall be entitled to exercise each such option or stock appreciation right and to make any payment, give any notice or to satisfy other condition under each such other award, in each case, for a period of one (1) year from and including the later of (i) date such entire award becomes vested or exercisable and (ii) the date of termination of employment or retirement, and thereafter such awards or parts thereof shall be canceled. Notwithstanding the foregoing, the Compensation Committee of the Board of Directors may in its sole discretion provide for a longer or shorter period for exercise of an option or stock appreciation right or may permit a participant to continue vesting under an option, stock appreciation right or restricted stock award or to make any payment, give any notice or to satisfy other condition under any other award.

(3)	As described in more detail above under the section titled “Compensation Discussion and Analysis—Employment and Change in Control Agreements; Severance Agreements”, if Ms. LaViscount terminates her employment agreement for good reason or if the Company terminates her without cause, the Company will continue to provide Ms. LaViscount with benefits for a period equal to twelve (12) months after the date on which the termination is effective. If Ms. LaViscount is terminated other than for cause within twelve (12) months of a change in control, then she will be entitled to receive benefits for a period equal to twenty-four (24) months after the date on which the termination is effective.

Our former Executive Vice President, Chief Financial Officer and Treasurer Jeffrey R. Black retired on August 9, 2006. In connection with his retirement, Mr. Black only received $26,923 representing accrued but unused vacation days.

2006 Compensation of Directors

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($) (1)	Total ($) (2)
Carol A. Ammon(3)	$0	$0	$19,907,170	$19,907,170
Brian T. Clingen(4)(5)	$32,250	$0	$68,653	$100,903
John J. Delucca	$84,000	$0	$34,381	$118,381
Michel de Rosen	$41,000	$0	$31,352	$72,352
Michael B. Goldberg(5)(6)	$0	$0	$0	$0
George F. Horner III	$19,000	$0	$17,567	$36,567
Michael Hyatt	$80,000	$0	$104,495	$184,495
Roger H. Kimmel	$74,000	$0	$104,495	$178,495
Frank J. Loverro(5)(6)	$0	$0	$0	$0
Clive A. Meanwell, M.D., Ph.D.	$40,000	$0	$103,034	$143,034
Joseph T. O’Donnell(6)	$57,000	$0	$104,495	$161,495
David I. Wahrhaftig(5)(6)	$0	$0	$0	$0

(1)	The amounts shown in this column represent the compensation expense for each director’s option awards under FAS 123(R), including a portion of the value of option awards made in prior years, since expense is recognized ratably over the four-year requisite service period (but disregarding forfeitures). See notes to our audited financial statements included in our 2006 Annual Report on Form 10-K for the assumptions we used in valuing and expensing these awards in accordance with FAS 123(R). The grant date fair value of each option award granted in 2006, computed in accordance with FAS 123(R), is as follows:

Name	Grant Date	Fair Value on Grant Date
Carol A. Ammon	November 29, 2006	$19,907,170
John J. Delucca	March 13, 2006	$171,437
Michel de Rosen	April 19, 2006	$178,926
George F. Horner III	August 9, 2006	$178,230
Michael Hyatt	March 13, 2006	$171,437
Roger H. Kimmel	March 13, 2006	$171,437
Clive A. Meanwell, M.D., Ph.D.	March 13, 2006	$171,437
Joseph T. O’Donnell, Jr.	March 13, 2006	$171,437

(2)	The following table summarizes the number of stock options outstanding and exercisable at December 31, 2006, for each Director in 2006:

Name	Options Outstanding at Fiscal Year End	Options Exercisable at Fiscal Year End	Value at Fiscal Year End(a)
Carol A. Ammon	0	0	$0
Brian T. Clingen	0	0	$0
John J. Delucca	10,000	0	$0
Michel de Rosen	10,000	0	$0
Michael B. Goldberg	0	0	$0
George F. Horner III	10,000	0	$0
Michael Hyatt	50,000	26,250	$499,400
Roger H. Kimmel	33,741	9,991	$188,786
Frank J. Loverro	0	0	$0
Clive A. Meanwell, M.D., Ph.D.	35,000	11,250	$209,450
Joseph T. O’Donnell	0	0	$0
David I. Wahrhaftig	0	0	$0

(a)	Based upon the closing price on December 29, 2006 of $27.58. Includes all outstanding options as of December 31, 2006, for which the exercise price is equal to or less than $27.58 per share.
(3)	Endo Pharma LLC (an entity that is no longer affiliated with the Company, but which is an affiliate of Kelso & Company in which a certain member of management has an interest) granted Ms. Ammon 809,893 Endo Pharma LLC options in the third quarter of 2006 in connection with its eventual winding up. These stock options were granted pursuant to the Endo Pharma LLC 1997 Stock Option Plan and, accordingly, were exercisable solely into shares of Company common stock that were held by Endo Pharma LLC (and not the Company). As a result, the exercise of these options did not result in the issuance of additional shares of Company common stock and did not dilute the ownership of our other public stockholders. Endo Pharma LLC has also informed the Company that it will pay Ms. Ammon a cash bonus of $1,831,857 in 2007 in connection with its eventual winding up.
(4)	Mr. Clingen served as a director and as Chair of the Audit Committee until March 15, 2006. The Annual/ Board Committee Retainer for Mr. Clingen includes an additional $10,000 relating to his service as committee chair of the Audit Committee.
(5)	Messrs. Goldberg, Loverro and Wahrhaftig were not compensated for their services as directors.
(6)	As of December 31, 2006, Messrs. Clingen, Goldberg, Loverro, O’Donnell and Wahrhaftig no longer serve as directors.

Annual Cash Retainer Fees. For fiscal year 2006, each non-employee director who was not affiliated with the Company (a “Non-Affiliated Director”) received $6,250 cash per fiscal quarter of service. In addition, any Non-Affiliated Director who serves as the Chair of the Audit Committee receives an additional fee of $10,000 cash per year, and any Non-Affiliated Director who serves as the Chair of the Compensation Committee or the Nominating & Governance Committee receives an additional fee of $5,000 cash per year. In early 2007, the Board of Directors requested that management review the compensation of the Company’s directors with Towers Perrin, the compensation consultant to the Compensation Committee. Following such review and analysis of the Data Point Companies, management made a recommendation to the Compensation Committee. The Compensation Committee, in turn, made a recommendation to the Board of Directors for its consideration. Effective February 21, 2007, the Board of Directors increased the quarterly cash retainer fee for each Non-Affiliated Director to $7,500.

Meeting Fees. For fiscal year 2006, Non-Affiliated Directors also received a fee of $2,000 cash for attending each Board meeting and $1,000 cash for attending each committee meeting on which such individual serves. Effective February 21, 2007, following the review and analysis set forth above and as approved by the Board of Directors, each Non-Affiliated Director will receive $2,250 for attending each Board meeting. The committee meeting fee of $1,000 remains unchanged.

Stock Option Awards. For fiscal year 2006, Non-Affiliated Directors also received a grant of options to purchase 10,000 shares of the Company’s common stock (which are granted within the first quarter of each year) under the Endo Pharmaceuticals Holdings Inc. 2000 and 2004 Stock Incentive Plans. For fiscal 2006, Non-Affiliated Directors (other than Mr. de Rosen, who did not join the Board until April 19, 2006, and Mr. Horner, who did not join the Board until August 9, 2006) each received options to purchase 10,000 shares of the Company’s common stock at an exercise price of $31.43, the market price of the common stock on March 13, 2006 (the date of grant). These options vest 25% per year over a four-year period. Mr. de Rosen received options to purchase 10,000 shares of the Company’s common stock at an exercise price of $32.60, the market price of the common stock on April 19, 2006 (the date of grant). Mr. Horner received options to purchase 10,000 shares of the Company’s common stock at an exercise price of $32.62, the market price of the common stock on August 9, 2006 (the date of grant). All of these options also vest 25% per year over a four-year period. Effective February 21, 2007, following the review and analysis set forth above, the Board of Directors approved the following changes with respect to stock compensation to Non-Affiliate Directors:

•

The expected value of the annual stock award to each Non-Affiliated Director was increased to $135,000 in order to deliver total direct compensation at market median for the Data Point Companies. The number of securities actually awarded to each director will be calculated using the Black-Scholes valuation methodology.

•

The Compensation Committee shall annually review current market data and, if appropriate, recommend to the Board of Directors any necessary adjustment to the expected value of the annual stock award to directors (as compared to the previous fixed-grant policy of 10,000 options per year).

•	A new mix of stock compensation for Non-Affiliated Directors was approved—50% restricted stock award and 50% options.

•

A 2-year ratable vesting for all restricted stock awards to directors was adopted (50% on the first anniversary of the grant date and the remaining 50% on the second anniversary of the grant date). Stock option awards shall vest ratably over a four-year period (25% on each of the first four years after the date of grant).

•	The annual grant date was set as March 12 each year (or the next business day) and the exercise price of the securities granted shall be the closing price on the day of grant.

For fiscal 2007, Non-Affiliated Directors each received:

•

4,567 stock options with an exercise price of $29.84 (and a per option Black-Scholes value of $14.78), which vest ratably over a four-year period (25% on each of March 12, 2008, March 12, 2009, March 12, 2010 and March 2011);

•	2,262 shares of restricted stock valued at $29.84 per share (the closing price on the day of grant), which vest ratably over two years (50% on each of March 12, 2008 and March 12, 2009).

OTHER INFORMATION REGARDING THE COMPANY

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of April 18, 2007, the name, address and holdings of each person, including any “group” as defined in Section 13(d)(3) of the Exchange Act, known by Endo to be the “beneficial owner” of more than 5% of common stock. Footnote (a) below provides a brief explanation of what is meant by the term “beneficial ownership.” The following table also sets forth, as of April 18, 2007, the number of shares of common stock beneficially owned by each of the Company’s current directors and the chief executive officer and the other three most highly compensated executive officers of the Company for the year ended December 31, 2006 (collectively, the “Named Executive Officers”). The following table also sets forth, as of April 18, 2007, the number of shares of common stock beneficially owned by all current directors and executive officers of the Company as a group.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned(a)	Percentage of Class(a)
Directors and Executive Officers:
Carol A. Ammon(b)(d)	603,614	*
John J. Delucca(e)	16,829	*
Michel de Rosen(f)	16,829	*
George F. Horner, III(g)	16,829	*
Michael Hyatt(h)	302,579	*
Roger H. Kimmel(i)	205,970	*
Clive A. Meanwell, M.D., Ph.D.(j)	41,829	*
Peter A. Lankau(c)(k)	1,114,263	*
David A. H. Lee, M.D., Ph.D.(c)(l)	185,754	*
Jeffrey R. Black(m)(n)	0	*
Caroline B. Manogue(c)(o)	353,362	*
Charles A. Rowland, Jr.(c)(p)	116,351	*
Joyce N. LaViscount(c)(q)	81,439	*
All current directors and executive officers of Endo Pharmaceuticals Holdings Inc. as a group (13 persons)	3,055,648	2.3%

Other Stockholders:
Capital Research and Management Co.(r)	12,300,000	9.2%
Royce & Associates, LLC(s)	7,797,400	5.8%
Barclays Global Investors, NA(t)	7,256,934	5.4%
Barclays Global Fund Advisors(u)	1,183,295	*
Barclays Global Investors, Ltd(v)	605,166	*
Barclays Global Investors Japan Limited(w)	207,834	*

*	The percentage of the class to be owned by such security holder represents less than 1%.
(a)	“Beneficial ownership” is a term broadly defined by the SEC in Rule 13d-3 under the Exchange Act, and includes more than the typical form of stock ownership, that is, stock held in the person’s name. The term also includes what is referred to as “indirect ownership,” meaning ownership of shares as to which a person has or shares investment power. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares as of a given date that such person has the right to acquire in the future.
(b)	The business address for this person is Wilmington, Delaware 19807.
(c)	The business address for this person is c/o Endo Pharmaceuticals Holdings Inc., 100 Endo Boulevard, Chadds Ford, Pennsylvania 19317.

(d)	Ms. Ammon is our Chairman. On April 9, 2007, Ms. Ammon announced her intention to retire from the Board of Directors of the Company and, accordingly, not seek re-election. Ms. Ammon shares voting power along with the other members of Endo Pharma LLC with respect to shares of Endo common stock owned by Endo Pharma LLC, but disclaims beneficial ownership of such securities except to the extent of her pecuniary interest. Ms. Ammon’s beneficial ownership includes 603,614 shares of Endo common stock held in the Carol A. Ammon Annuity Trust for which Ms. Ammon serves as trustee and to which shares Ms. Ammon holds either the sole or the shared power of disposition or the power to vote.
(e)	Mr. Delucca is a director of our company. The business address for Mr. Delucca is Ho-Ho-Kus, NJ 07423. Mr. Delucca’s beneficial ownership represents options to purchase 14,567 shares of common stock granted under the Endo Pharmaceutical’s Holdings Inc. 2000 and 2004 Stock Incentive Plan, and 2,262 restricted shares of Endo common stock. As of April 19, 2007, 2,500 of these options are exercisable.
(f)	Mr. de Rosen is a director of our company. The business address for this person is c/o ViroPharma Incorporated, 397 Eagleview Boulevard, Exton, PA 19341. Mr. de Rosen’s beneficial ownership represents options to purchase 14,567 shares of common stock granted under the Endo Pharmaceutical’s Holdings Inc. 2000 and 2004 Stock Incentive Plan, and 2,262 restricted shares of Endo common stock. As of April 19, 2007, 2,500 of these options are exercisable.
(g)	Mr. Horner is a director of our company. The business address for this person is c/o Prestwick Pharmaceuticals 1825 K Street NW, Suite 1475, Washington DC. Mr. Horner’s beneficial ownership represents options to purchase 14,567 shares of common stock granted under the Endo Pharmaceutical’s Holdings Inc. 2000 and 2004 Stock Incentive Plan, and 2,262 restricted shares of Endo common stock. As of April 19, 2007, none of these options are exercisable.
(h)	Mr. Hyatt is a director of our company. The business address for Mr. Hyatt is c/o Bear, Stearns & Co. Inc., 383 Madison Avenue, New York, New York 10179. Mr. Hyatt’s beneficial ownership includes (i) 225,000 shares of common stock owned directly by Mr. Hyatt, (ii) 2,262 restricted shares of Endo common stock, (iii) 20,750 shares held in trusts for which Mr. Hyatt serves as trustee and as to which shares Mr. Hyatt holds either the sole or the shared power of disposition or the power to vote and (iv) options to purchase 54,567 shares of common stock granted under the Endo Pharmaceuticals Holdings Inc. 2000 and 2004 Stock Incentive Plans. As of April 19, 2007, 35,000 of these options are exercisable. Mr. Hyatt’s beneficial ownership excludes 25,000 shares of common stock held in a trust for the benefit of the children of Mr. Hyatt, as to which shares Mr. Hyatt has neither the power of disposition nor the power to vote.
(i)	Mr. Kimmel is a director of our company and has been appointed by the board to serve as Chairman, effective May 30, 2007. The business address for Mr. Kimmel is c/o Rothschild, Inc., 1251 Avenue of the Americas, New York, New York 10022. Mr. Kimmel’s beneficial ownership includes (i) 2,262 restricted shares of Endo common stock, (ii) 165,400 shares of common stock held in trusts for which Mr. Kimmel serves as trustee and as to which shares Mr. Kimmel holds either the sole or the shared power of disposition and power to vote and (iii) options to purchase 38,308 shares of common stock granted under the Endo Pharmaceuticals Holdings Inc. 2000 and 2004 Stock Incentive Plans, 18,743 of which are exercisable as of April 19, 2007. Mr. Kimmel’s beneficial ownership excludes a total of 12,500 shares of common stock held in trusts for the benefit of Mr. Kimmel’s adult children, as to which shares Mr. Kimmel has neither the power of disposition nor the power to vote. In 2006, Mr. Kimmel placed 90,000 shares of common stock that had been held in a trust in a 10b5-1 pre-set selling program for a period of twelve months which began on August 1, 2006. All 90,000 shares remain in the Kimmel Pre-Set Selling Program as of the date hereof.
(j)	Dr. Meanwell is a director of our company. The business address for Dr. Meanwell is c/o The Medicines Company, 5 Sylvan Way, Parsippany, New Jersey 07054. Dr. Meanwell’s beneficial ownership represents options to purchase 39,567 shares of common stock granted under the Endo Pharmaceutical’s Holdings Inc. 2000 and 2004 Stock Incentive Plan, and 2,262 restricted shares of Endo common stock. As of April 19, 2007, 20,000 of these options are exercisable
(k)	Mr. Lankau is our President and Chief Executive Officer and is a director of our company. Mr. Lankau’s beneficial ownership includes 23,747 shares of Endo common stock and 1,090,516 shares underlying options granted under the Endo Pharmaceuticals Holdings Inc. 2000 and 2004 Stock Incentive Plans, 452,758 of which are exercisable as of April 19, 2007.

(l)	Dr. Lee is our Chief Scientific Officer. Dr. Lee owns 0.02% of Endo Pharma LLC and may be deemed to share beneficial ownership of shares of common stock owned of record by Endo Pharma LLC by virtue of his status as a member of Endo Pharma LLC. Dr. Lee shares voting power along with the other members of Endo Pharma LLC with respect to shares of common stock owned by Endo Pharma LLC, but disclaims beneficial ownership of such securities except to the extent of his pecuniary interest. Dr. Lee’s beneficial ownership includes 185,754 shares of common stock held in the Lee 2006 Grantor Retained Annuity Trust, Dr. David A. Lee Trustee, for which Dr. Lee serves as trustee and as to which shares Dr. Lee holds either the sole or the shared power of disposition and power to vote.
(m)	The business address for this person is Westtown, Pennsylvania 19382.
(n)	Mr. Black was our Executive Vice President, Chief Financial Officer and Treasurer until August 9, 2006. Mr. Black owns 0.05% of Endo Pharma LLC and may be deemed to share beneficial ownership of shares of common stock owned of record by Endo Pharma LLC by virtue of his status as a member of Endo Pharma LLC. Mr. Black shares voting power along with the other members of Endo Pharma LLC with respect to shares of common stock owned by Endo Pharma LLC, but disclaims beneficial ownership of such securities except to the extent of his pecuniary interest.
(o)	Ms. Manogue is our Executive Vice President, Chief Legal Officer and Secretary. Ms. Manogue’s beneficial ownership includes 30,835 shares of Endo common stock and 322,527 shares underlying options granted under the Endo Pharmaceuticals Holdings Inc. 2000 and 2004 Stock Incentive Plan. As of April 19, 2007, 154,854 of these options are exercisable.
(p)	Mr. Rowland is our Executive Vice President, Chief Financial Officer and Treasurer since December 6, 2006. Mr. Rowland’s beneficial ownership includes 116,351 shares underlying options granted under the Endo Pharmaceuticals Holdings Inc. 2004 Stock Incentive Plan, none of which are exercisable within 60 days.
(q)	Ms. LaViscount is our Chief Accounting Officer since August 9, 2006. Ms. LaViscount’s beneficial ownership includes 81,439 shares underlying options granted under the Endo Pharmaceuticals Holdings Inc. 2004 Stock Incentive Plan, 7,780 of which are exercisable as of April 19, 2007.
(r)	The business address for this entity is 333 South Hope Street, Los Angeles, California, 90017. This ownership information is based on a written statement from the stockholder received by the Company on February 12, 2007, which disclaims any beneficial economic interest in any of the shares, and states that it holds the voting power and/or investment discretion solely in a fiduciary capacity as an investment advisor for its clients, none of which individually owns more than 5% of the Company’s common stock. Of the total shares beneficially owned, the stockholder has voting and investment powers as follows: sole voting—7,000,000 shares; shared voting—0 shares; sole dispositive—12,300,000 shares; and shared dispositive—0 shares.
(s)	The business address for this entity is 1414 Avenue of the Americas, New York, New York 10019. This ownership information is based on a written statement from the stockholder received by the Company on January 19, 2007, which disclaims any beneficial economic interest in any of the shares, and states that it holds the voting power and/or investment discretion solely in a fiduciary capacity as an investment advisor for its clients, none of which individually owns more than 5% of the Company’s common stock. Of the total shares beneficially owned, the stockholder has voting and investment powers as follows: sole voting—7,797,400 shares; shared voting—0 shares; sole dispositive—7,797,400 shares; and shared dispositive—0 shares.
(t)	The business address for this entity is 45 Fremont Street, San Francisco, California, 94105. This ownership information is based on a written statement from the stockholder received by the Company on January 23, 2007, which disclaims any beneficial economic interest in any of the shares, and states that it holds the voting power and/or investment discretion solely in a fiduciary capacity as an investment advisor for its clients, none of which individually owns more than 5% of the Company’s common stock. Of the total shares beneficially owned, the stockholder has voting and investment powers as follows: sole voting—5,956,280 shares; shared voting—0 shares; sole dispositive—7,256,934 shares; and shared dispositive—0 shares.
(u)

The business address for this entity is 45 Fremont Street, San Francisco, California, 94105. This ownership information is based on a written statement from the stockholder received by the Company on January 23, 2007, which disclaims any beneficial economic interest in any of the shares, and states that it holds the voting power and/or investment discretion solely in a fiduciary capacity as an investment advisor for its clients, none of which individually owns more than 5% of the Company’s common stock. Of the total shares beneficially owned, the stockholder has voting and investment powers as follows: sole voting – 1,183,295 shares; shared voting – 0 shares; sole dispositive – 1,183,295 shares; and shared dispositive – 0 shares.

(v)	The business address for this entity is Murray House, 1 Royal Mint Court, London, EC3N 4HH, England. This ownership information is based on a written statement from the stockholder received by the Company on January 23, 2007, which disclaims any beneficial economic interest in any of the shares, and states that it holds the voting power and/or investment discretion solely in a fiduciary capacity as an investment advisor for its clients, none of which individually owns more than 5% of the Company’s common stock. Of the total shares beneficially owned, the stockholder has voting and investment powers as follows: sole voting – 605,166 shares; shared voting – 0 shares; sole dispositive – 605,166 shares; and shared dispositive – 0 shares.
(w)

The business address for this entity is Ebisu Prime Square Tower 8th Floor, 1-1-39 Hiroo Shibuya-Ku, Tokyo 150-0012, Japan. This ownership information is based on a written statement from the stockholder received by the Company on January 23, 2007, which disclaims any beneficial economic interest in any of the shares, and states that it holds the voting power and/or investment discretion solely in a fiduciary capacity as an investment advisor for its clients, none of which individually owns more than 5% of the Company’s common stock. Of the total shares beneficially owned, the stockholder has voting and investment powers as follows: sole voting – 207,834 shares; shared voting – 0 shares; sole dispositive – 207,834 shares; and shared dispositive – 0 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and greater-than-ten-percent stockholders (collectively, “Reporting Persons”) to file an initial report of ownership (Form 3) and reports of changes of ownership (Forms 4 and 5) of Endo securities with the SEC and the NASDAQ. These persons are also required to furnish the Company with copies of all Section 16(a) reports that they file with respect to Endo securities. Based solely upon a review of Section 16(a) reports furnished to the Company for the fiscal year ended December 31, 2006 and written representations from certain Reporting Persons that no other reports were required, the Company believes that, all the Reporting Persons, other than Ms. Ammon, Mr. Lankau and Dr. Lee, complied with all applicable filing requirements for the fiscal year ended December 31, 2006.

NO DISSENTERS’ RIGHTS

The corporate action described in this Proxy Statement will not afford stockholders the opportunity to dissent from the actions described herein or to receive an agreed or judicially appraised value for their shares.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

In connection with the Company’s acquisition of Algos Pharmaceutical Corporation, affiliates and designees of Kelso & Company contributed all of their shares of Endo common stock to Endo Pharma LLC. This contribution represented approximately 86% of the Endo common stock originally contributed to Endo Pharma LLC, and these contributors continue to own an approximately 86% interest in Endo Pharma LLC. Endo Pharma LLC is a limited liability company that had at one point held a majority of our common stock (but that is no longer affiliated with us), and in which affiliates of Kelso & Company and a certain member of management have an interest. Endo Pharma LLC currently owns less than 1% of all of the issued and outstanding Endo common stock. Currently, Ms. Ammon serves as a member of the Board of Managers of Endo Pharma LLC.

Tax Sharing Agreement. On July 14, 2000, Endo Pharma LLC was formed in connection with the Algos merger to ensure that the stock options granted pursuant to the Endo Pharma LLC Stock Option Plans diluted only the Endo common stock held by persons and entities that held such shares prior to our merger with Algos. Endo Pharma LLC is a limited liability company that held approximately 15% of our common stock at December 31, 2005, but less than 1% of our common stock as of December 31, 2006, in which affiliates of Kelso & Company and certain current and former members of management have an interest and which is no longer affiliated with us. Upon the exercise of these stock options, only currently outstanding shares of our common stock held by Endo Pharma LLC have been and will be delivered. Because Endo Pharma LLC, and not us, has been and will provide the shares upon the exercise of these options, we have entered into a tax sharing agreement with Endo Pharma LLC under which we are required to pay to Endo Pharma LLC the amount of the tax benefits usable by us as a result of the exercise of these stock options into shares of our common stock held by Endo Pharma LLC. As of December 31, 2006, approximately 36 million of these stock options had been exercised into shares of our common stock held by Endo Pharma LLC. Upon exercise of any of these Endo Pharma LLC stock options, we generally will be permitted to deduct as a compensation charge, for federal income tax purposes, an amount equal to the difference between the market price of our common stock and the exercise price paid upon exercise of these options (as of December 31, 2006, approximately $773 million), which is estimated to result in a tax benefit amount of approximately $298 million. Under the tax sharing agreement, we are required to pay this $298 million, $252 million of which has already been paid as of December 31, 2006, to Endo Pharma LLC to the extent that a compensation charge deduction is usable by us to reduce our taxes and based upon the assumption that all other deductions of Endo are used prior thereto. Additionally, as part of the tax sharing agreement, Endo Pharma LLC will reimburse us for the after-tax employer payroll taxes paid by us as a result of the exercise of the 36 million options discussed above. We have paid approximately $11 million in employer payroll taxes, of which Endo Pharma LLC will reimburse us for approximately $7 million which represents the after-tax employer payroll tax paid by us for the periods from 2001 through December 31, 2006. As of December 31, 2006, our net liability due to Endo Pharma LLC is approximately $38.7 million. All payments made and accrued pursuant to the tax sharing agreement have been reflected as a reduction of stockholders’ equity in the accompanying financial statements.

During the year ended December 31, 2006, approximately 3.5 million shares underlying stock options granted under the Endo Pharma LLC stock option plans were exercised. Since the attributable compensation charge deductions are usable to reduce our taxes in 2006, we are obligated, under our amended tax sharing agreement, to pay to Endo Pharma LLC an additional tax benefit amount of approximately $38.7 million, which is our net liability due to Endo Pharma LLC referred to above. Fifty percent of the estimated tax benefit amount attributable to these exercises and any additional tax benefits attributable to the exercise of stock options granted under the Endo Pharma LLC stock option plans in 2006 will be due within 15 business days of the date we receive an opinion on our final audited 2006 financial statements from our independent registered public accounting firm, and the remaining tax benefit amount attributable to 2006 is due within 30 business days of the date on which we file our 2006 tax return with the Internal Revenue Service.

As of December 31, 2006, there were approximately 0.1 million stock options, which expire in August 2007, remaining to be exercised under the Endo Pharma LLC stock option plans. Using a weighted average exercise price of $2.42 per share and an assumed tax rate of 38.25%, if all of these remaining stock options under the Endo Pharma LLC stock option plans were vested and exercised, and assuming the price of our common stock was $27.58 per share, the closing price on December 29, 2006, we would generally be able to deduct, for income tax purposes, compensation of approximately $2 million, which could result in a tax benefit amount of approximately $1 million payable to Endo Pharma LLC in 2008. This would represent the final tax sharing payment due to Endo Pharma LLC.

As of December 31, 2006, there were no options remaining to be granted under the Endo Pharma LLC stock option plans.

2006 Compensation. In March 2006, Endo Pharma LLC, a limited liability company that had at one point held a majority of our common stock (but that is no longer affiliated with us), and in which affiliates of Kelso & Company have a controlling interest and in which a certain member of management has an interest, advised our Board of Directors that it intended to pay a one-time cash bonus to each of Mr. Peter Lankau, our President and Chief Executive Officer, Ms. Caroline Manogue, our Executive Vice President, Chief Legal Officer and Secretary, and Mr. Jeffrey Black, our former Executive Vice President, Chief Financial Officer and Treasurer in the amount of $3 million, $6 million and $10 million, respectively, in recognition of their significant contributions to our success. These bonus payments have been recorded in selling, general and administrative expenses during the year ended December 31, 2006. These payments were made by the Company in April 2006 and repaid to us by Endo Pharma LLC in the third quarter of 2006 with interest. In addition, only a portion of these bonus payments will be deductible for federal and state income tax purposes. We are not required to pay nor will we pay to Endo Pharma LLC the amount of any of the tax benefits related to these bonus payments pursuant to the tax sharing agreement between us and Endo Pharma LLC. These bonuses will be funded entirely by Endo Pharma LLC, with no contribution by us and they have been treated as a capital contribution by Endo Pharma LLC.

Endo Pharma LLC also informed us that, in connection with its eventual winding-up, it would make a special allocation to Ms. Carol Ammon, our Chairman of the Board (until May 30, 2007) and former Chief Executive Officer, of approximately $22 million, with all or a portion of Ms. Ammon’s payment being satisfied by granting to her the remaining unallocated Endo Pharma LLC stock options of approximately 0.8 million shares under the Endo Pharma LLC stock option plans. This amount has been recorded in selling, general and administrative expenses during the year ended December 31, 2006 and as a capital contribution by Endo Pharma LLC. These 0.8 million options were granted by Endo Pharma LLC to Ms. Ammon in the fourth quarter of 2006 at an exercise price of $2.42 per share. Therefore, approximately $20 million of the $22 million recorded in the first quarter of 2006, described above, was reclassified as a stock compensation expense representing the fair value of the option on the date of grant. These options were immediately vested and exercised by Ms. Ammon, and the resulting compensation charge deduction of approximately $19 million and the resulting tax sharing obligation to Endo Pharma LLC is included in the Company’s tax sharing liability discussed above. Endo Pharma LLC intends to pay the remaining $1.8 million to Ms. Ammon in 2007.

Mr. Hyatt, a director of the Company, is a Senior Managing Director of Bear, Stearns & Co., Inc., an investment bank that performs services for the Company from time to time. In fiscal 2006, the Company paid less than $60,000 to Bear, Stearns & Co., Inc.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors of the Company knows of no other matters to be presented for stockholder action at the Annual Meeting. However, other matters may properly come before the Annual Meeting or any adjournment or postponement thereof. If any other matter is properly brought before the Annual Meeting for action by the stockholders, proxies in the enclosed form returned to the Company will be voted in accordance with the recommendation of the Board of Directors.

ANNUAL REPORT/ FORM 10-K

The Company’s 2006 Annual Report to its stockholders is being mailed to all stockholders concurrently with this Proxy Statement. Copies of the Company’s Form 10-K as filed with the SEC may be obtained without charge by writing to Endo Pharmaceuticals Holdings Inc., 100 Endo Boulevard, Chadds Ford, PA 19317, Attention: Secretary.

STOCKHOLDER PROPOSALS FOR THE 2008 ANNUAL MEETING

The Company’s By-laws require that, for business to be properly brought before an annual meeting by a stockholder, such stockholder must have given timely notice thereof, along with other specified material, in proper written form to the Secretary of the Company. To be timely, a stockholder’s notice to the Secretary must be received at the principal executive offices of the Company not less than 60 days and not more than 90 days prior to the anniversary date of the immediately preceding annual meeting. Accordingly, to make a proposal for consideration at our 2008 annual meeting that is “timely” within the meaning of the Company’s By-laws, a stockholder must make certain notice of such proposal is received by the Secretary of the Company no earlier than March 2, 2008 and no later than April 1, 2008. If the Company does not receive such notice between such dates, the notice will be considered untimely. For any other meeting of stockholders, the nomination or other item of business must be received by the tenth day following the date of public announcement of the date of the meeting. Any stockholder who wishes to make a proposal should obtain a copy of the relevant section of the By-laws from the Secretary of the Company. In addition, any stockholder who wishes to submit a nomination to the Board must deliver written notice of the nomination within this time period and comply with the information requirements in the By-laws relating to stockholder nominations and the procedures set out in this Proxy Statement under the heading “Committees of the Board of Directors and Related Reports—Nominating Committee.”

Proposals of stockholders intended to be presented pursuant to Rule 14a-8 under the Exchange Act at the 2008 annual meeting must be received by us at our principal executive offices addressed to the Secretary of the Company no later than December 16, 2007 in order to be considered timely for inclusion in the 2008 proxy statement.

All proposals should be addressed to the Secretary, Endo Pharmaceuticals Holdings Inc., 100 Endo Boulevard, Chadds Ford, PA 19317.

SIGNATURE

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto authorized.

By order of the Board of Directors,

CAROLINE B. MANOGUE

Secretary

Chadds Ford, Pennsylvania

April 30, 2007

Exhibit A

CHARTER

OF THE

AUDIT COMMITTEE

OF THE

BOARD OF DIRECTORS OF

ENDO PHARMACEUTICALS HOLDINGS INC.

AS ADOPTED BY THE BOARD

ON APRIL 19, 2006

I.

AUTHORITY

The Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Endo Pharmaceuticals Holdings Inc. (the “Corporation”) is established pursuant to Section 8 of the Corporation’s Amended and Restated Bylaws and Section 141(c) of the Delaware General Corporation Law. The Committee shall be comprised of three or more directors as determined from time to time by resolution of the Board. Members shall not serve on more than three public company audit committees simultaneously. Consistent with the appointment of other Board committees, the members of the Committee shall be elected by the Board at the annual organizational meeting of the Board or at such other time as may be determined by the Board. The Chairman of the Committee shall be designated by the Board; provided that if the Board does not so designate a Chairman, the members of the Committee, by majority vote, may designate a Chairman. The presence in person or by telephone of a majority of the Committee’s members shall constitute a quorum for any meeting of the Committee. All actions of the Committee will require the vote of a majority of its members present at a meeting of the Committee at which a quorum is present.

II.

PURPOSE OF THE COMMITTEE

The Committee’s purpose is to provide assistance to the Board in fulfilling its (1) legal and fiduciary obligations with respect to matters involving the accounting, auditing, financial reporting, internal control and legal compliance functions of the Corporation and its subsidiaries and (2) oversight responsibility relating to: (i) the integrity of the Company’s financial statements; (ii) the effectiveness of the Company’s internal control over financial reporting; (iii) the Company’s compliance with legal and regulatory requirements; (iv) the independent registered public accounting firm’s qualifications and independence; and (v) the performance of the Company’s internal audit function and independent registered public accounting firm. The Committee shall also prepare the Audit Committee report that SEC proxy rules require to be included in the Company’s annual proxy statement. The Committee shall retain and compensate such outside legal, accounting, or other advisors, as it considers necessary in discharging its oversight role.

The Committee shall oversee the audit efforts of the Corporation’s independent registered public accountants and internal auditors and, in that regard, shall take such actions as it may deem necessary to satisfy itself that the Corporation’s auditors are independent of management. It is the objective of the Committee to maintain free and open means of communications among the Board, the independent registered public accountants, the internal auditors and the financial and senior management of the Corporation and to determine that all parties are aware of their respective responsibilities.

III.

COMPOSITION OF THE COMMITTEE

(a) Each member of the Committee shall be an “independent” director within the meaning of the Nasdaq rules and Rule 10A-3 of the Exchange Act and, as such, shall be free from any relationship that may interfere with the exercise of his or her independent judgment as a member of the Committee. Notwithstanding the foregoing, as permitted by the rules of the Nasdaq, under exceptional and limited circumstances, one director who does not meet certain of the criteria for “independence” may be appointed to the Committee if the Board determines in its business judgment that membership on the Committee by such person is required by the best interests of the Corporation and its stockholders and the Corporation discloses in the annual proxy statement the nature of such person’s relationship and the reasons for the Board’s determination. A member appointed under this exception would not be permitted to serve longer than two years and would not be permitted to chair the audit committee. All members of the Committee shall be financially literate at the time of their election to the Committee or shall become financially literate within a reasonable period of time after their appointment to the Committee. “Financial literacy” shall be determined by the Board in the exercise of its business judgment, and shall include a working familiarity with basic finance and accounting practices and an ability to read and understand fundamental financial statements. At least one member of the Committee shall be an “audit committee financial expert,” as defined by the SEC rules. Committee members, if they or the Board deem it appropriate, may enhance their understanding of finance and accounting by participating in educational programs conducted by the Corporation or an outside consultant or firm.

(b) Upon any changes in the composition of the Committee and otherwise approximately once each year, the Committee shall ensure that the Corporation provides the Nasdaq with written confirmation regarding:

(i) Any determination that the Board has made regarding the independence of the Committee members;

(ii) The financial literacy of the Committee members;

(iii) The determination that at least one of the Committee members is an “audit committee financial expert”, as defined by SEC rules; and

(iv) The annual review and reassessment of the adequacy of the Committee’s charter.

IV.

MEETINGS OF THE COMMITTEE

The Committee shall meet at least quarterly and with such frequency and at such intervals as it shall determine is necessary to carry out its duties and responsibilities. As part of its purpose to foster open communications, the Committee shall meet at least annually with management, the head of the internal auditing department and the Corporation’s independent registered public accountants in separate executive sessions to discuss any matters that the Committee or each of these groups or persons believe should be discussed privately. In addition, the Committee (or the Chairman) should meet or confer with the independent registered public accountants and management quarterly to review the Corporation’s periodic financial statements prior to their filing with the Securities and Exchange Commission (“SEC”). The Chairman should work with the Chief Financial Officer and management to establish the agendas for Committee meetings. The Committee, in its discretion, may ask members of management or others to attend its meetings (or portions thereof) and to provide pertinent information as necessary. The Committee shall maintain minutes of its meetings and records relating to those meetings and the Committee’s activities and provide copies of such minutes to the Board.

V.

DUTIES AND RESPONSIBILITIES OF THE COMMITTEE

In carrying out its duties and responsibilities, the Committee’s policies and procedures should remain flexible, so that it may be in a position to best react or respond to changing circumstances or conditions. The Committee should review and reassess annually the adequacy of the Committee’s charter. The charter must specify: (1) the scope of the Committee’s responsibilities and how it carries out those responsibilities, (2) the ultimate accountability of the Corporation’s independent registered public accountants to the Board and the Committee, (3) the responsibility of the Committee and the Board for the selection, evaluation and replacement of the Corporation’s independent registered public accountants, and (4) that the Committee is responsible for ensuring that the Corporation’s independent registered public accountants submit on a periodic basis to the Committee a formal written statement delineating all relationships between the independent registered public accountants and the Corporation and that the Committee is responsible for actively engaging in a dialogue with the independent registered public accountants with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent registered public accountants and for recommending that the Board take appropriate action to ensure the independence of the independent registered public accountants.

While there is no “blueprint” to be followed by the Committee in carrying out its duties and responsibilities, the following should be considered the principal duties and responsibilities of the Committee:

Selection and Evaluation of Auditors

(a) Review and approve the appointment, compensation, retention and oversight of the work of the independent registered public accountants (including resolution of disagreements between management and the auditor regarding financial reporting and internal control related matters) to audit the books and accounts of the Corporation and its subsidiaries for each fiscal year, and the independent registered public accountants must report directly to the Committee;

(b) Review and approve the Corporation’s independent registered public accountants’ annual engagement letter, including the proposed fees contained therein;

(c) Review the performance of the Corporation’s independent registered public accountants and make decisions regarding the replacement or termination of the independent registered public accountants when circumstances warrant. Such evaluation should also include the review and evaluation of the lead partner of the independent registered public accountants and take into account the opinions of management and the Corporation’s personnel responsible for the internal audit function;

(d) Oversee the independence of the Corporation’s independent registered public accountants by, among other things:

(i) requiring the independent registered public accountants to deliver to the Committee on a periodic basis, and at least annually, a formal written statement delineating (i) the firm’s internal quality control procedure; (ii) any material issues raised by the most recent internal quality control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (iii) all relationships between the independent registered public accountants and the Corporation (to assess the auditors’ independence); and

(ii) actively engaging in a dialogue with the independent registered public accountants with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent registered public accountants and take appropriate action to satisfy itself of the auditors’ independence;

(iii) determining that the independent audit firm has a process in place to address the rotation of the lead partner and other audit partners serving the Corporation as required under the SEC independence rules;

(iv) pre-approving all audit and non-audit services provided by the independent registered public accountants and not engaging the independent registered public accountants to perform non-audit services proscribed by law or regulation. The Committee may delegate pre-approval authority to a member of the Committee and the decisions of any Committee member to whom pre-approval authority is delegated must be presented to the full Committee at its next scheduled meeting;

(e) Instruct the Corporation’s independent registered public accountants that they must report directly to the Committee, and that the Committee is responsible for the selection, evaluation and termination of the Corporation’s independent registered public accountants;

Oversight of Annual Audit and Quarterly Reviews

(f) Review and accept, if appropriate, the annual audit plan of the Corporation’s independent registered public accountants, including the scope of audit activities as well as the adequacy of staffing and budget or compensation, and monitor such plan’s progress and results during the year;

(g) Confirm through private discussions with the Corporation’s independent registered public accountants and the Corporation’s management that no management restrictions are being placed on the scope of the independent registered public accountants’ work;

(h) Receive and review a report from the independent registered public accountants on the results of the year-end audit of the Corporation, prior to the filing of the Company’s Annual Report on Form 10-K, including (as applicable):

a. the audit report, the published financial statements, the management representation letter, the “Memorandum Regarding Accounting Procedures and Internal Control” or similar memorandum prepared by the Corporation’s independent registered public accountants, any other pertinent reports and management’s responses concerning such memorandum;

b. the qualitative judgments of the independent registered public accountants about the appropriateness, not just the acceptability, of accounting principle and financial disclosure practices used or proposed to be adopted by the Corporation and, particularly, about the degree of aggressiveness or conservatism of its accounting principles and underlying estimates;

c. the methods used to account for significant unusual transactions;

d. the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

e. management’s process for formulating sensitive accounting estimates and the reasonableness of these estimates;

f. significant recorded and unrecorded audit adjustments;

g. any material accounting issues among management, the Corporation’s internal auditing department and the independent registered public accountants;

h. other matters required to be communicated to the Committee under the Standards of the Public Company Accounting Oversight Board (PCAOB) (United States) by the independent registered public accountants; and

i. any communications between the audit team and the audit firm’s national office respecting auditing or accounting issues presented by the engagement;

(i) Review with management and the Corporation’s independent registered public accountants such critical accounting policies (and changes therein) of the Corporation, including any financial reporting issues which could have a material impact on the Corporation’s financial statements, as are deemed appropriate for review by the Committee prior to any interim or year-end filings with the SEC or other regulatory body;

(j) Review and discuss the Corporation’s interim financial statements included in Quarterly Reports on Form 10-Q, including Management’s Discussion and Analysis of Financial Condition and Results of Operations, with management and the independent registered public accountants prior to the filing of the Company’s Quarterly Report on Form 10-Q. Also, the Committee should discuss the results of the quarterly review and any other matters required to be communicated to the Committee by the independent registered public accountants under the Standards of the PCAOB (United States);

(k) Review and discuss the Corporation’s annual audited financial statements, including Management’s Discussion and Analysis of Financial Condition and Results of Operations, with management and the independent registered public accountants prior to the filing of the Company’s Annual Report on Form 10-K Also, the Committee should discuss the results of the annual audit and any other matters required to be communicated to the Committee by the independent registered public accountants under the Standards of the PCAOB (United States);

Oversight of Financial Reporting Process and Internal Controls

(l) Review the adequacy and effectiveness of the Corporation’s accounting and internal control policies and procedures through inquiry and discussions with the Corporation’s independent registered public accountants and management of the Corporation;

(m) Review with management the Corporation’s administrative, operational and accounting internal controls, including controls and security of the computerized information systems, and evaluate whether the Corporation is operating in accordance with its prescribed policies, procedures and codes of conduct;

(n) Review with management and the independent registered public accountants the adequacy of the company’s internal control over financial reporting and any specific remedial actions adopted in light of significant deficiencies or material weaknesses;

(o) Receive periodic reports from the Corporation’s independent registered public accountants and management of the Corporation to assess the impact on the Corporation of significant accounting or financial reporting developments proposed by the Financial Accounting Standards Board or the SEC or other regulatory body, or any other significant accounting or financial reporting related matters that may have a bearing on the Corporation;

(p) Establish and maintain free and open means of communication between and among the Board, the Committee, the Corporation’s independent registered public accountants, the Corporation’s internal auditing department and management;

Other Matters

(q) Meet annually with the general counsel, and outside counsel when appropriate, to review legal and regulatory matters, including any matters that may have a material impact on the financial statements of the Corporation;

(r) Prepare a report to be included in each annual proxy statement (or, if not previously provided during the fiscal year, any other proxy statement or consent statement relating to the election of directors) of the Corporation commencing after December 15, 2000 which states, among other things, whether:

(i) the Committee has reviewed and discussed with management the audited financial statements to be included in the Corporation’s Annual Report on Form 10-K;

(ii) the Committee has discussed with the Corporation’s independent registered public accountants the matters that the auditors are required to discuss with the Committee by Statements on Auditing Standard No. 61, (as it may be modified or supplemented);

(iii) the Committee has received the written disclosures and the letter from the Corporation’s independent registered public accountants required by Independence Standards Board Standard No. 1, as may be modified or supplemented, and has discussed with the independent registered public accountants their independence; and

(iv) based on the review and discussions described in subsections (i), (ii) and (iii) above, the Committee has recommended to the Board that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the last fiscal year for filing with the SEC;

(s) Obtain from the independent registered public accountants any information pursuant to Section 10A of the Securities Exchange Act of 1934;

(t) Review and approve all related party transactions required to be disclosed pursuant to SEC Regulation S-K, Item 404, and discuss with management the business rationale for the transactions and whether appropriate disclosures have been made;

(u) Review and discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies;

(v) Review management’s report on its assessment of the effectiveness of internal control over financial reporting as of the end of the most recent fiscal year and the independent registered public accountants’ report on (1) management’s assessment and (2) the effectiveness of internal control over financial reporting;

(w) Discuss with management, the internal auditors, and the independent registered public accountants management’s process for assessing the effectiveness of internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act, including any significant deficiencies or material weaknesses identified;

(x) Discuss with the independent registered accountants the characterization of any deficiencies in internal control over financial reporting and any differences between management’s assessment of the deficiencies and the independent registered public accountants’ assessment. The Committee shall also discuss with management its remediation plan to address internal control deficiencies. The Committee shall determine that the disclosures describing any identified material weaknesses and management’s remediation plans are clear and complete.

(y) Discuss with management its process for performing its required quarterly certifications under Section 302 of the Sarbanes-Oxley Act.

(z) Discuss with management, the internal auditors, and the independent registered public accountants any significant changes in internal control over financial reporting that are disclosed, or considered for disclosures, in the Corporation’s periodic filings with the SEC;

(aa) Discuss the Corporation’s policies with respect to risk assessment and risk management, including the risk of fraud. The Committee also shall discuss the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures;

(bb) Establish procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting and auditing matters;

(cc) Set clear hiring policies for employees or former employees of the independent registered public accountants that meet the SEC regulations and stock exchange listing standards;

(dd) Determine the appropriate funding needed by the Committee for payment of (1) compensation to the independent audit firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review, or attest services for the Company; (2) compensation to any advisers employed by the Committee; and (3) ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties;

(ee) Perform an evaluation of its performance at least annually to determine whether it is functioning effectively;

(ff) Review and reassess the charter at least annually and obtain the approval of the board of directors;

(gg) Conduct or authorize investigations into any matters within the Committee’s scope of responsibilities, including retaining outside counsel or other consultants or experts for this purpose; and

(hh) Perform such additional activities, and consider such other matters, within the scope of its responsibilities, as the Committee or the Board deems necessary or appropriate.

WITH RESPECT TO THE DUTIES AND RESPONSIBILITIES LISTED ABOVE, THE COMMITTEE SHOULD:

1. Report regularly to the Board on its activities, as appropriate;

2. Exercise reasonable diligence in gathering and considering all material information;

3. Understand and weigh alternative courses of conduct that may be available;

4. Focus on weighing the benefit versus harm to the Corporation and its stockholders when considering alternative recommendations or courses of action;

5. If the Committee deems it appropriate, secure independent expert advice and understand the expert’s findings and the basis for such findings, including retaining independent counsel, accountants or others to assist the Committee in fulfilling its duties and responsibilities; and

6. Provide management, the Corporation’s independent registered public accountants and internal auditors with appropriate opportunities to meet privately with the Committee.

* * *

While the Committee has the duties and responsibilities set forth in this charter, the Committee is not responsible for planning or conducting the audit or for determining whether the Corporation’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Similarly, it is the responsibility of the Committee to resolve disagreements, if any, between management and the independent registered public accountants and to ensure that the Corporation complies with all laws and regulations.

Adopted by the Board of Directors of

Endo Pharmaceutical Holdings Inc.

on April 19, 2006.

Exhibit B

CHARTER OF THE COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS OF

ENDO PHARMACEUTICALS HOLDINGS INC.

ADOPTED AS OF APRIL 26, 2007

I.	PURPOSE OF THE COMMITTEE

The purposes of the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Endo Pharmaceuticals Holdings Inc. (the “Corporation”) shall be to oversee the Corporation’s compensation and employee benefit plans and practices, including its executive compensation plans and its incentive-compensation and equity-based plans; and to produce a Committee report on executive compensation as required by the Securities and Exchange Commission (“SEC”) to be included in the Corporation’s annual proxy statement or annual report on Form 10-K filed with the SEC.

II.	COMPOSITION OF THE COMMITTEE

The Committee shall consist of three or more directors as determined from time to time by the Board. Each member of the Committee shall be qualified to serve on the Committee pursuant to the requirements of The Nasdaq Stock Market, Inc. (“Nasdaq”), and any additional requirements that the Board deems appropriate. Members of the Committee shall also qualify as “non-employee directors” within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, and “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, and shall satisfy any other necessary standards of independence under the federal securities and tax laws.

Consistent with the appointment of other Board committees, the members of the Committee shall be elected by the Board at the annual organizational meeting of the Board or at such other time as may be determined by the Board.

The chairperson of the Committee shall be designated by the Board, provided that if the Board does not so designate a chairperson, the members of the Committee, by a majority vote, may designate a chairperson.

Any vacancy on the Committee shall be filled by majority vote of the Board. No member of the Committee shall be removed except by majority vote of the Board.

III.	MEETINGS AND PROCEDURES OF THE COMMITTEE

The Committee shall meet as often as it determines necessary to carry out its duties and responsibilities, but no less frequently than two times annually. The Committee, in its discretion, may ask members of management or others to attend its meetings (or portions thereof) and to provide pertinent information as necessary.

The Committee may form subcommittees for any purpose that the Committee deems appropriate and may delegate to such subcommittees such power and authority as the Committee deems appropriate; provided, however, that no subcommittee shall consist of fewer than two members; and provided further that the Committee shall not delegate to a subcommittee any power or authority required by any law, regulation or listing standard to be exercised by the Committee as a whole.

A majority of the members of the Committee present in person or by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other shall constitute a quorum.

The Committee shall maintain minutes of its meetings and records relating to those meetings and shall report regularly to the Board on its activities, as appropriate.

IV.	DUTIES AND RESPONSIBILITIES OF THE COMMITTEE

The Committee shall have the following duties and responsibilities:

(a) To set, and then review at least annually, the goals and objectives of the Corporation’s executive compensation plans, and amend, or recommend that the Board amend, these goals and objectives if the Committee deems it appropriate.

(b) To interpret, implement, administer, review and approve all aspects of remuneration to the Corporation’s executive officers and other key officers, including their participation in incentive-compensation plans and equity-based compensation plans.

(c) To develop, approve, administer and recommend to the Board and the Company’s stockholders for their approval (to the extent such approval is required by any applicable law, regulation or NASDAQ rule) all stock ownership, stock option and other equity-based compensation plans of the Corporation and all related policies and programs.

(d) To review and approve annually the corporate goals and objectives relevant to compensation of the Chief Executive Officer (CEO), evaluate annually the CEO’s performance in light of those goals and objectives, and determine and approve the CEO’s compensation level based on this evaluation. In determining the long-term incentive component of the CEO’s compensation, the Committee may consider all relevant factors, including the Corporation’s performance and relative stockholder return, the value of similar awards to chief executive officers of comparable companies, the overall quality of the CEO’s leadership and other factors that the Committee deems appropriate in connection with its review. The CEO shall have the opportunity, at least annually, to make a presentation or furnish a written report to the Board with respect to his or her performance. The Committee may solicit feedback from the Board as to its evaluation of the CEO’s performance and if it does so, the Committee shall take such feedback into account when preparing its final evaluation of the CEO’s performance. The Committee shall report its evaluation of the CEO’s performance and its recommendation for the CEO’s compensation to the Board, which compensation shall be approved by the entire Board (other than the CEO). The annual evaluation of the CEO’s performance as well as developmental feedback shall be communicated to the CEO by the Committee chairperson.

(e) To review and approve annually the corporate goals and objectives relevant to compensation of the other executive officers of the Corporation, evaluate annually the other executive officers’ performance in light of those goals and objectives, and determine and approve the other executive officers’ compensation level based on this evaluation. To the extent that long-term incentive compensation is a component of such executive officer’s compensation, the Committee shall consider all relevant factors in determining the appropriate level of such compensation, including the factors applicable with respect to the Chief Executive Officer.

(f) To review and approve for the CEO and all other executive officers of the Corporation all employment agreements, severance arrangements and change in control agreements or provisions.

(g) To make individual determinations and grant any shares, stock options or other equity-based awards under all equity-based compensation plans that are outside the approved guidelines for such grants, and exercise such power and authority as may be required or permitted under such plans.

(h) To perform such duties and responsibilities as may be assigned to the Committee under the terms of any executive compensation plan.

(i) To review perquisites or other personal benefits to the Corporation’s executive officers and recommend any changes to the Board.

(j) To produce a Committee report on executive compensation as required by the SEC to be included in the Corporation’s annual proxy statement or annual report on Form 10-K filed with the SEC.

(k) To report to the Board no less frequently than annually.

(l) To review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for its approval. This Charter is in all respects subject and subordinate to the Corporation’s Certificate of Incorporation and Bylaws, as such documents may be amended from time to time, and all applicable laws.

(m) To evaluate its own performance on an annual basis and report the results of such review to the Board.

In addition to the activities described above, the Committee will perform such other functions as necessary or appropriate in its or the Board’s business judgment under applicable law, the Company’s Certificate of Incorporation, Bylaws and the resolutions or other directives of the Board. The Committee may form and delegate authority to subcommittees as the Committee may deem appropriate.

V.	INVESTIGATIONS AND STUDIES; OUTSIDE ADVISORS

The Committee may conduct or authorize investigations into or studies of matters within the Committee’s scope of responsibilities, and may retain, at the Corporation’s expense, such independent counsel or other consultants or advisers as it deems necessary. The Committee shall have the sole authority to retain or terminate any compensation consultant to assist the Committee in carrying out its responsibilities, including sole authority to approve the consultant’s fees and other retention terms, such fees to be borne by the Corporation.

Adopted by the Board of Directors of

Endo Pharmaceutical Holdings Inc.

on April 26, 2007.

* * *

Exhibit C

CHARTER OF THE NOMINATING & GOVERNANCE COMMITTEE OF

THE BOARD OF DIRECTORS OF

ENDO PHARMACEUTICALS HOLDINGS INC.

I.

AUTHORITY & COMPOSITION

The Nominating & Governance Committee (the “Committee”) of the Board of Directors (the “Board”) of Endo Pharmaceuticals Holdings Inc. (the “Corporation”) is established pursuant to Article III Section 8 of the Corporation’s Amended and Restated Bylaws and Section 141(c) of the Delaware General Corporation Law. The Committee shall be comprised of three or more directors as determined from time to time by resolution of the Board. Each member of the Committee shall be qualified to serve on the Committee pursuant to the requirements of The Nasdaq Stock Market, Inc. (“Nasdaq”), and any additional requirements that the Board deems appropriate. Consistent with the appointment of other Board committees, the members of the Committee shall be elected by the Board at the annual organizational meeting of the Board or at such other time as may be determined by the Board. The Chairman of the Committee shall be designated by the Board; provided that if the Board does not so designate a Chairman, the members of the Committee, by majority vote, may designate a Chairman. Any vacancy on the Committee shall be filled by majority vote of the Board. No member of the Committee shall be removed except by majority vote of the Board.

II.

PURPOSE OF THE COMMITTEE

The purposes of the Committee shall be to:

(a)	Identify and to recommend to the Board individuals qualified to serve as directors of the Corporation and to advise the Board with respect to the Board composition and procedures;

(b)	Develop and recommend to the Board a set of corporate governance guidelines applicable to the Corporation; and

(c)	Oversee evaluation of the Board.

III.

MEETINGS AND PROCEDURES OF THE COMMITTEE

The Committee shall meet at least two times annually and with such frequency and at such intervals as it shall determine is necessary to carry out its duties and responsibilities. The Committee, in its discretion, may ask members of Management or others to attend its meetings (or portions thereof) and to provide pertinent information as necessary. The Committee shall maintain minutes of its meetings and records relating to those meetings and the Committee’s activities and provide copies of such minutes to the Board.

The Committee may form subcommittees for any purpose that the Committee deems appropriate and may delegate to such subcommittees such power and authority as the Committee deems appropriate; provided, however, that no subcommittee shall consist of fewer than two members; and provided further that the Committee shall not delegate to a subcommittee any power or authority required by any law, regulation or listing standard to be exercised by the Committee as a whole.

A majority of the members of the Committee present in person or by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other shall constitute a quorum. All actions of the Committee will require the vote of a majority of its members present at a meeting of the Committee at which a quorum is present.

IV.

DUTIES AND RESPONSIBILITIES OF THE COMMITTEE

A.	Board Candidates and Nominees

The Committee shall have the following duties and responsibilities with respect to Board candidates and nominees:

(a) To assist in identifying, recruiting and, if appropriate, interviewing candidates to fill positions on the Board.

(b) To review the background and qualifications of individuals being considered as Director candidates. Among the qualifications considered in the selection of candidates, the Committee shall look at the following attributes and criteria of candidates: experience, skills, expertise, personal and professional integrity, character, business judgment, time availability in light of other commitments, dedication, conflicts of interest and such other relevant factors that the Committee considers appropriate in the context of the needs of the Board.

(c) To recommend to the Board the Director nominees for election by the stockholders or appointment by the Board, as the case may be, pursuant to the Bylaws of the Corporation, which recommendations shall be consistent with the criteria for selecting Directors established by the Board from time to time.

(d) To review the suitability for continued service as a Director of each Board member when his or her term expires and when he or she has a change in status, including but not limited to an employment change, and to recommend whether or not the Director should be re-nominated.

B.	Board Composition and Procedures

The Committee shall have the following duties and responsibilities with respect to the composition and procedures of the Board as a whole:

(a) To review periodically with the Board the composition of the Board as a whole and to recommend, if necessary, measures to be taken so that the Board reflects the appropriate balance of knowledge, experience, skills and expertise required for the Board as a whole and contains at least the minimum number of independent directors required by Nasdaq.

(b) To review periodically the size of the Board and to recommend to the Board any appropriate changes.

(c) To make recommendations on the frequency and structure of Board meetings.

(d) To make recommendations concerning any other aspect of the procedures of the Board that the Committee considers warranted, including but not limited to procedures with respect to the waiver by the Board of any Corporation rule, guideline, procedure or corporate governance principle.

C.	Evaluation of the Board and its Committees

The Committee shall oversee an annual self-evaluation of the Board and its committees to determine whether the Board and its committees are functioning effectively. The Committee shall determine the nature of these evaluations, supervise the conduct of these evaluations and prepare an assessment of the Board’s and each committee’s performance to be discussed with the entire Board.

D.	Corporate Governance Guidelines

The Committee shall develop and recommend to the Board a set of corporate governance guidelines applicable to the Corporation. The Committee shall, from time to time as it deems appropriate, review and reassess the adequacy of such Corporate Governance Guidelines and recommend any changes to the Board for approval.

V.

EVALUATION OF THE COMMITTEE

The Committee shall, on an annual basis, evaluate its performance. In conducting this review, the Committee shall evaluate whether this Charter appropriately addresses the matters that are or should be within its scope and shall recommend any proposed changes to the Board for its approval. The Committee shall address all matters that the Committee considers relevant to its performance, including whether the number and length of meetings of the Committee were adequate for the Committee to complete its work in a thorough and thoughtful manner.

The Committee shall deliver to the Board a report, which may be oral, setting forth the results of its evaluation, including any recommended amendments to this Charter and any recommended changes to the Corporation’s or the Board’s policies, procedures or governing documents.

This Charter is in all respects subject and subordinate to the Corporation’s Certificate of Incorporation and Bylaws, as such documents may be amended from time to time, and all applicable laws.

VI.

INVESTIGATIONS AND STUDIES; OUTSIDE ADVISERS

The Committee may conduct or authorize investigations into or studies of matters within the Committee’s scope of responsibilities, and may retain, at the Corporation’s expense, such independent counsel or other consultants or advisers as it deems necessary. The Committee shall have the sole authority to retain or terminate any search firm to be used to identify director and senior executive candidates, including sole authority to approve the search firm’s fees and other retention terms, such fees to be borne by the Corporation.

* * *

While the members of the Committee have the duties and responsibilities set forth in this Charter, nothing contained in this Charter is intended to create, or should be construed as creating, any responsibility or liability of members of the Committee, except to the extent otherwise provided under applicable federal or state law.

Adopted by the Board of Directors of

Endo Pharmaceuticals Holdings Inc.

on February 21, 2007

Exhibit D

ENDO PHARMACEUTICALS HOLDINGS INC.

2007 STOCK INCENTIVE PLAN

1.	Establishment and Purpose.

The purpose of the Endo Pharmaceuticals Holdings Inc. 2007 Stock Incentive Plan (the “Plan”) is to promote the interests of the Company and the stockholders of the Company by providing directors, officers, employees and consultants of the Company with appropriate incentives and rewards to encourage them to enter into and continue in the employ or service of the Company, to acquire a proprietary interest in the long-term success of the Company and to reward the performance of individuals in fulfilling long-term corporate objectives.

2.	Administration of the Plan.

The Plan shall be administered by a Committee appointed by the Board of Directors. The Committee shall have the authority, in its sole discretion, subject to and not inconsistent with the express terms and provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to grant Awards; to determine the persons to whom and the time or times at which Awards shall be granted; to determine the type and number of Awards to be granted (including whether an Option granted is an Incentive Stock Option or a Nonqualified Stock Option); to determine the number of shares of stock to which an Award may relate and the terms, conditions, restrictions and performance criteria, if any, relating to any Award; to determine whether, to what extent, and under what circumstances an Award may be settled, cancelled, forfeited, exchanged or surrendered; to make adjustments in the performance goals that may be required for any award in recognition of unusual or nonrecurring events affecting the Company or the financial statements of the Company (to the extent not inconsistent with Section 162(m) of the Code, if applicable), or in response to changes in applicable laws, regulations, or accounting principles; to construe and interpret the Plan and any Award; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of Agreements; and to make all other determinations deemed necessary or advisable for the administration of the Plan.

The Committee may, in its absolute discretion, without amendment to the Plan, (a) accelerate the date on which any Option granted under the Plan becomes exercisable, waive or amend the operation of Plan provisions respecting exercise after termination of employment or otherwise adjust any of the terms of such Option, and (b) accelerate the vesting date, or waive any condition imposed hereunder, with respect to any share of Restricted Stock, or other Award or otherwise adjust any of the terms applicable to any such Award. Notwithstanding the foregoing, and subject to Sections 4(c) and 4 (d), neither the Board of Directors, the Committee nor their respective delegates shall have the authority to reprice (or cancel and/or regrant) any Option, Stock Appreciation Right or, if applicable, other Award at a lower exercise, base or purchase price without first obtaining the approval of the Company’s stockholders.

Subject to Section 162(m) of the Code and except as required by Rule 16b-3 with respect to grants of Awards to individuals who are subject to Section 16 of the Exchange Act, or as otherwise required for compliance with Rule 16b-3 or other applicable law, the Committee may delegate all or any part of its authority under the Plan to an employee, employees or committee of employees.

Subject to Section 162(m) of the Code and Section 16 of the Exchange Act, to the extent the Committee deems it necessary, appropriate or desirable to comply with foreign law or practices and to further the purpose of the Plan, the Committee may, without amending this Plan, establish special rules applicable to Awards granted to Participants who are foreign nationals, are employed outside the United States, or both, including rules that differ from those set forth in the Plan, and grant Awards to such Participants in accordance with those rules.

All decisions, determinations and interpretations of the Committee or the Board of Directors shall be final and binding on all persons with any interest in an Award, including the Company and the Participant (or any person claiming any rights under the Plan from or through any Participant). No member of the Committee or the Board of Directors shall be liable for any action taken or determination made in good faith with respect to the Plan or any Award.

3.	Definitions.

(a) “Agreement” shall mean the written agreement between the Company and a Participant evidencing an Award.

(b) “Annual Incentive Award” shall mean an Award described in Section 6(g) hereof that is based upon a period of one year or less.

(c) “Award” shall mean any Option, Restricted Stock, Stock Bonus award, Stock Appreciation Right, Performance Award, Other Stock-Based Award or Other Cash-Based Award granted pursuant to the terms of the Plan.

(d) “Board of Directors” shall mean the Board of Directors of the Company.

(e) “Cause” shall mean a termination of a Participant’s employment by the Company or any of its Subsidiaries due to (i) the continued failure, after written notice, by such Participant substantially to perform his or her duties with the Company or any of its Subsidiaries (other than any such failure resulting from incapacity due to reasonably documented physical illness or injury or mental illness), (ii) the engagement by such Participant in serious misconduct that causes, or in the good faith judgment of the Board of Directors may cause, harm (financial or otherwise) to the Company or any of its Subsidiaries including, without limitation, (A) the disclosure of material secret or confidential information of the Company or any of its Subsidiaries (B) the potential debarment of the Company or any of its Subsidiaries by the U.S. Food and Drug Administration or any successor agency (the “FDA”), or (C) the possibility that the registration of the Company or any of its Subsidiaries with the U.S. Drug Enforcement Administration or any successor agency (the “DEA”) could be revoked or an application with the DEA could be denied, (iii) the potential debarment of such Participant by the FDA, or (iv) the material breach by the Participant of any agreement between such Participant, on the one hand, and the Company, on the other hand.

(f) A “Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

(i) any Person is or becomes the “Beneficial Owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company) representing 25% or more of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (A) of paragraph (iii) below; or

(ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the Effective Date, constitute the Board of Directors and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board of Directors or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least a two-thirds of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended; or

(iii) there is consummated a merger or consolidation of the Company with any other corporation other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a re-capitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company) representing 25% or more of the combined voting power of the Company’s then outstanding securities; or

(iv) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity at least 75% of the combined voting power of the voting securities of which are owned by Persons in substantially the same proportions as their ownership of the Company immediately prior to such sale.

Notwithstanding the foregoing, a Change in Control shall not result from the transfer of the Company’s then outstanding securities to current members or future direct or indirect members of Endo Pharma LLC.

Notwithstanding the foregoing, with respect to any Award that constitutes a deferral of compensation subject to Section 409A of the Code, the above definition of Change in Control shall not apply, and instead “Change in Control” shall mean a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company under Section 409A(a)(2)(A)(v) of the Code and regulations thereunder.

(g) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder. References in the Plan to specific sections of the Code shall be deemed to include any successor provisions thereto.

(h) “Committee” shall mean, at the discretion of the Board of Directors, a Committee of the Board of Directors, which shall consist of two or more persons, each of whom, unless otherwise determined by the Board of Directors, is an “outside director” within the meaning of Section 162(m) of the Code and a “nonemployee director” within the meaning of Rule 16b-3.

(i) “Company” shall mean Endo Pharmaceuticals Holdings Inc., a Delaware corporation, and, where appropriate, each of its Subsidiaries.

(j) “Company Stock” shall mean the common stock of the Company, par value $.01 per share.

(k) “Disability” shall mean permanent disability as determined pursuant to the Company’s long-term disability plan or policy, in effect at the time of such disability.

(l) “Effective Date” shall mean the date as of which this Plan is adopted by the Board of Directors.

(m) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

(n) The “Fair Market Value” of a share of Company Stock, as of a date of determination, shall mean (1) the closing sales price per share of Company Stock on the national securities exchange on which such stock is principally traded on the date of the grant of such Award, or (2) if the shares of Company Stock are not listed or admitted to trading on any such exchange, the closing price as reported by the Nasdaq Stock Market for the last preceding date on which there was a sale of such stock on such exchange, or (3) if the shares of Company Stock are not then listed on a national securities exchange or traded in an over-the-counter market or the value of such shares is not otherwise determinable, such value as determined by the Committee in good faith upon the advice of a qualified valuation expert. In no event shall the fair market value of any share of Company Stock, the Option exercise price of any Option, the appreciation base per share of Company Stock under any Stock Appreciation Right, or the amount payable per share of Company Stock under any other Award, be less than the par value per share of Company Stock.

(o) “Full Value Award” means any Award, other than an Option, which Award is settled in Stock.

(p) “Incentive Stock Option” shall mean an Option that is an “incentive stock option” within the meaning of Section 422 of the Code, or any successor provision, and that is designated by the Committee as an Incentive Stock Option.

(q) “Long Term Incentive Award” shall mean an Award described in Section 6(g) hereof that is based upon a period in excess of one year.

(r) “Nonemployee Director” shall mean a member of the Board of Directors who is not an employee of the Company.

(s) “Nonqualified Stock Option” shall mean an Option other than an Incentive Stock Option.

(t) “Option” shall mean an option to purchase shares of Company Stock granted pursuant to Section 6(b).

(u) “Other Cash-Based Award” shall mean a right or other interest granted to a Participant other than Other Stock-Based Award pursuant to Section 6(g) hereof.

(v) “Other Stock-Based Award” shall mean a right or other interest granted to a Participant, valued in whole or in part by reference to, or otherwise based on, or related to, Company Stock pursuant to Section 6(g) hereof, including but not limited to (i) unrestricted Company Stock awarded as a bonus or upon the attainment of performance goals or otherwise as permitted under the Plan, and (ii) a right granted to a Participant to acquire Company Stock from the Company containing terms and conditions prescribed by the Committee.

(w) “Participant” shall mean an employee, consultant or director of the Company to whom an Award is granted pursuant to the Plan, and, upon the death of the employee, consultant or director, his or her successors, heirs, executors and administrators, as the case may be.

(x) “Performance Award” shall mean an Award granted to a Participant pursuant to Section 6(f) hereof.

(y) “Person” shall have the meaning set forth in Section 3(a)(9) of the Exchange Act, except that such term shall not include (1) the Company, (2) a trustee or other fiduciary holding securities under an employee benefit plan of the Company, (3) an underwriter temporarily holding securities pursuant to an offering of such securities, or (4) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

(z) “Restricted Stock” shall mean a share of Company Stock which is granted pursuant to the terms of Section 6(e) hereof.

(aa) “Retirement” shall mean, in the case of employees, the termination of employment with the Company (other than for Cause) during or after the calendar year in which a Participant has or will reach (i) age 55 with ten years of service with the Company, or (ii) age 60 with five years of service with the Company. “Retirement” shall mean, in the case of directors, the termination of service with the Company (other than for

Cause) during or after the calendar year in which a Participant has or will reach age 75 with five years of service with the Company.

(bb) “Rule 16b-3” shall mean the Rule 16b-3 promulgated under the Exchange Act, as amended from time to time.

(cc) “Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

(dd) “Stock Appreciation Right” shall mean the right, granted to a Participant under Section 6(d), to be paid an amount measured by the appreciation in the Fair Market Value of a share of Company Stock from the date of grant to the date of exercise of the right, with payment to be made in cash and/or a share of Company Stock, as specified in the Award or determined by the Committee.

(ee) “Stock Bonus” shall mean a bonus payable in shares of Company Stock granted pursuant to Section 6(e) hereof.

(ff) “Subsidiary” shall mean a “subsidiary corporation” within the meaning of Section 424(f) of the Code.

4.	Stock Subject to the Plan.

(a)	Shares Available for Awards.

The maximum number of shares of Company Stock reserved for issuance under the Plan shall be seven million (7,000,000) shares (subject to adjustment as provided herein). Such shares may be authorized but unissued Company Stock or authorized and issued Company Stock held in the Company’s treasury. The Committee may direct that any stock certificate evidencing shares issued pursuant to the Plan shall bear a legend setting forth such restrictions on transferability as may apply to such shares pursuant to the Plan.

(b)	Individual Limitation.

To the extent required by Section 162(m) of the Code, the total number of shares of Company Stock subject to Awards awarded to any one Participant during any tax year of the Company, shall not exceed seven hundred and fifty thousand (750,000) shares (subject to adjustment as provided herein).

(c)	Adjustment for Change in Capitalization.

In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, Company Stock, or other property), recapitalization, Company Stock split, reverse Company Stock split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event, makes an adjustment appropriate in order to prevent dilution or enlargement of the rights of Participants under the Plan, then the Committee shall make such equitable changes or adjustments as it deems necessary or appropriate to any or all of (1) the number and kind of shares of Company Stock which may thereafter be issued in connection with Awards, (2) the number and kind of shares of Company Stock, securities or other property issued or issuable in respect of outstanding Awards, (3) the exercise price, grant price or purchase price relating to any Award, and (4) the maximum number of shares subject to Awards which may be awarded to any employee during any tax year of the Company; provided that, with respect to Incentive Stock Options, any such adjustment shall be made in accordance with Section 424 of the Code; and provided further that, no such adjustment shall cause any Award hereunder which is or could be subject to Section 409A of the Code to fail to comply with the requirements of such section.

(d)	Adjustment for Change or Exchange of Shares for Other Consideration.

In the event the outstanding shares of Company Stock shall be changed into or exchanged for any other class or series of capital stock or cash, securities or other property pursuant to a re-capitalization, reclassification, merger, consolidation, combination or similar transaction (“Transaction”), then, unless otherwise determined by the Committee, (1) each Option shall thereafter become exercisable (in accordance with the applicable vesting schedule) for the number and/or kind of capital stock, and/or the amount of cash, securities or other property so distributed, into which the shares of Company Stock subject to the Option would have been changed or exchanged had the Option been exercised in full prior to such transaction, provided that, if the kind or amount of capital stock or cash, securities or other property received in such transaction is not the same for each outstanding share, then the kind or amount of capital stock or cash, securities or other property for which the Option shall thereafter become exercisable shall be the kind and amount so receivable per share by a plurality of the shares of Company Stock, and provided further that, if necessary, the provisions of the Option shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any shares of capital stock, cash, securities or other property thereafter issuable or deliverable upon exercise of the Option, and (2) each Award that is not an Option and that is not automatically changed in connection with the Transaction shall represent an Award with respect to the number and/or kind of shares of capital stock, and/or the amount of cash, securities or other property so distributed, into which the number of shares of Company Stock covered by the Award would have been changed or exchanged had they been held by a stockholder.

(e)	Reuse of Shares.

If any shares subject to an Award are forfeited, cancelled, exchanged or surrendered or if an Award terminates or expires without a distribution of shares to the Participant, the shares of stock with respect to such Award shall, to the extent of any such forfeiture, cancellation, exchange, surrender, withholding, termination or expiration, again be available for Awards under the Plan. Notwithstanding the foregoing, upon the exercise of any Award granted in tandem with any other Awards, such related Awards shall be cancelled to the extent of the number of shares of Company Stock as to which the Award is exercised and such number of shares shall no longer be available for Awards under the Plan.

5.	Eligibility.

The persons who shall be eligible to receive Awards pursuant to the Plan shall be to individuals the Committee shall select from time to time, who are employees (including officers of the Company and its Subsidiary, whether or not they are directors of the Company or its Subsidiary), Nonemployee Directors, and consultants of the Company and its Subsidiaries as the Committee shall select from time to time; provided, that Incentive Stock Options shall be granted only to employees (including officers and directors who are also employees) of the Company or its Subsidiary.

6.	Awards Under the Plan.

(a)	Agreement.

The Committee may grant Awards in such amounts and with such terms and conditions as the Committee shall determine in its sole discretion, subject to the terms and provisions of the Plan. Each Award granted under the Plan (except an unconditional Stock Bonus) shall be evidenced by an Agreement as the Committee may in its sole discretion deem necessary or desirable and unless the Committee determines otherwise, such Agreement must be signed, acknowledged and returned by the Participant to the Company. Unless the Committee determines otherwise, any failure by the Participant to sign and return the Agreement within such period of time following the granting of the Award as the Committee shall prescribe shall cause such Award to the Participant to be null and void. By accepting an Award or other benefits under the Plan (including participation in the Plan), each Participant, shall be conclusively deemed to have indicated acceptance and ratification of, and consent to, all provisions of the Plan and the Agreement.

(b)	Stock Options.

(i) Grant of Stock Options. The Committee may grant Options under the Plan to purchase shares of Company Stock in such amounts and subject to such terms and conditions as the

Committee shall from time to time determine in its sole discretion, subject to the terms and provisions of the Plan. The exercise price of the share purchasable under an Option shall be determined by the Committee, but in no event shall the exercise price be less than the Fair Market Value per share on the grant date of such Option. The date as of which the Committee adopts a resolution granting an Option shall be considered the day on which such Option is granted, unless such resolution specifies a later date.

(ii) Each Option shall be clearly identified in the applicable Agreement as either an Incentive Stock Option or a Nonqualified Stock Option and shall state the number of shares of Company Stock to which the Option (and/or each type of Option) relates.

(c)	Special Requirements for Incentive Stock Options.

(i) To the extent that the aggregate Fair Market Value of shares of Company Stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year under the Plan and any other stock option plan of the Company shall exceed $100,000, such Options shall be treated as Nonqualified Stock Options. Such Fair Market Value shall be determined as of the date on which each such Incentive Stock Option is granted.

(ii) No Incentive Stock Option may be granted to an individual if, at the time of the proposed grant, such individual owns (or is deemed to own under the Code) stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company unless (A) the exercise price of such Incentive Stock Option is at least 110 percent of the Fair Market Value of a share of Company Stock at the time such Incentive Stock Option is granted and (B) such Incentive Stock Option is not exercisable after the expiration of five years from the date such Incentive Stock Option is granted.

(d)	Stock Appreciation Rights.

(i) The Committee may grant a related Stock Appreciation Right in connection with all or any part of an Option granted under the Plan, either at the time such Option is granted or at any time thereafter prior to the exercise, termination or cancellation of such Option, and subject to such terms and conditions as the Committee shall from time to time determine in its sole discretion, consistent with the terms and provisions of the Plan, provided, however, that in no event shall the appreciation base of the shares of Company Stock subject to the Stock Appreciation Right be less than the Fair Market Value per share on the grant date of such Stock Appreciation Right. The holder of a related Stock Appreciation Right shall, subject to the terms and conditions of the Plan and the applicable Agreement, have the right by exercise thereof to surrender to the Company for cancellation all or a portion of such related Stock Appreciation Right, but only to the extent that the related Option is then exercisable, and to be paid therefor an amount equal to the excess (if any) of (i) the aggregate Fair Market Value of the shares of Company Stock subject to the related Stock Appreciation Right or portion thereof surrendered (determined as of the exercise date), over (ii) the aggregate appreciation base of the shares of Company Stock subject to the Stock Appreciation Right or portion thereof surrendered. Upon any exercise of a related Stock Appreciation Right or any portion thereof, the number of shares of Company Stock subject to the related Option shall be reduced by the number of shares of Company Stock in respect of which such Stock Appreciation Right shall have been exercised.

(ii) The Committee may grant unrelated Stock Appreciation Rights in such amount and subject to such terms and conditions, as the Committee shall from time to time determine in its sole discretion, subject to the terms and provisions of the Plan, provided, however, that in no event shall the appreciation base of the shares of Company Stock subject to the Stock Appreciation Right be less than the Fair Market Value per share on the grant date of such Stock Appreciation

Right. The holder of an unrelated Stock Appreciation Right shall, subject to the terms and conditions of the Plan and the applicable Agreement, have the right to surrender to the Company for cancellation all or a portion of such Stock Appreciation Right, but only to the extent that such Stock Appreciation Right is then exercisable, and to be paid therefor an amount equal to the excess (if any) of (i) the aggregate Fair Market Value of the shares of Company Stock subject to the Stock Appreciation Right or portion thereof surrendered (determined as of the exercise date), over (ii) the aggregate appreciation base of the shares of Company Stock subject to the Stock Appreciation Right or portion thereof surrendered.

(iii) The grant or exercisability of any Stock Appreciation Right shall be subject to such conditions as the Committee, in its sole discretion, shall determine.

(e)	Restricted Stock and Stock Bonus.

(i) The Committee may grant Restricted Stock awards, alone or in tandem with other Awards under the Plan, subject to such restrictions, terms and conditions, as the Committee shall determine in its sole discretion and as shall be evidenced by the applicable Agreements. The vesting of a Restricted Stock award granted under the Plan may be conditioned upon the completion of a specified period of employment or service with the Company or any Subsidiary, upon the attainment of specified performance goals, and/or upon such other criteria as the Committee may determine in its sole discretion.

(ii) Notwithstanding the foregoing, if the vesting condition for any Full Value Award (including Award of Restricted Stock), excluding any Full Value Award made to a Grantee upon commencement of his employment or any Full Value Award made to a non-employee director, relates exclusively to the passage of time and continued employment, such time period shall not be less than 36 months, with thirty-three and one-third percent (33 1/3%) of the Award vesting every 12 months from the date of the Award, subject to Sections 7 and 8. If the vesting condition for any Full Value Award (including Award of Restricted Stock), excluding any Full Value Award made to a Grantee upon commencement of his employment or any Full Value Award made to a non-employee director, relates to the attainment of specified Performance Goals, such Full Value Award shall vest over a performance period of not less than one (1) year, subject to Sections 7 and 8.

(iii) Each Agreement with respect to a Restricted Stock award shall set forth the amount (if any) to be paid by the Participant with respect to such Award and when and under what circumstances such payment is required to be made.

(iv) The Committee may, upon such terms and conditions as the Committee determines in its sole discretion, provide that a certificate or certificates representing the shares underlying a Restricted Stock award shall be registered in the Participant’s name and bear an appropriate legend specifying that such shares are not transferable and are subject to the provisions of the Plan and the restrictions, terms and conditions set forth in the applicable Agreement, or that such certificate or certificates shall be held in escrow by the Company on behalf of the Participant until such shares become vested or are forfeited. Except as provided in the applicable Agreement, no shares underlying a Restricted Stock award may be assigned, transferred, or otherwise encumbered or disposed of by the Participant until such shares have vested in accordance with the terms of such Award.

(v) If and to the extent that the applicable Agreement may so provide, a Participant shall have the right to vote and receive dividends on the shares underlying a Restricted Stock award granted under the Plan. Unless otherwise provided in the applicable Agreement, any stock received as a dividend on or in connection with a stock split of the shares underlying a Restricted Stock award shall be subject to the same restrictions as the shares underlying such Restricted Stock award.

(vi) The Committee may grant Stock Bonus awards, alone or in tandem with other Awards under the Plan, subject to such terms and conditions as the Committee shall determine in its sole discretion and as may be evidenced by the applicable Agreement.

(f)	Performance Awards.

(i) The Committee may grant Performance Awards, alone or in tandem with other Awards under the Plan, to acquire shares of Company Stock in such amounts and subject to such terms and conditions as the Committee shall from time to time in its sole discretion determine, subject to the terms of the Plan. To the extent necessary to satisfy the short-term deferral exception to Section 409A of the Code, unless the Committee shall determine otherwise, the Performance Awards shall provide that payment shall be made within 2 1/2 months after the end of the year in which the Participant has a legally binding vested right to such award.

(ii) In the event that the Committee grants a Performance Award (other than Nonqualified Stock Option or Incentive Stock Option) that is intended to constitute qualified performance-based compensation within the meaning Section 162(m) of the Code, the following rules shall apply (as such rules may be modified by the Committee to conform with Section 162(m) of the Code and the Treasury Regulations thereunder as may be in effect from time to time, and any amendments, revisions or successor provisions thereto): (a) payments under the Performance Award shall be made solely on account of the attainment of one or more objective performance goals established in writing by the Committee not later than 90 days after the commencement of the period of service to which the Performance Award relates (or one-third of such period of service, if the period of service is less than 90 days); (b) the performance goal(s) to which the Performance Award relates shall be based on one or more of the following business criteria applied to the Participant and/or a business unit or the Company and/or a Subsidiary: (1) return on total stockholder equity; (2) earnings per share of Company Stock; (3) net income (before or after taxes); (4) earnings before all or any interest, taxes, depreciation and/or amortization (“EBIT”, “EBITA” or “EBITDA”); (5) inventory goals; (6) return on assets; (7) market share; (8) cost reduction goals; (9) earnings from continuing operations; levels of expense, cost or liability; (10) any combination of, or a specified increase or decrease of one or more of the foregoing over a specified period; and (11) such other criteria as the stockholders of the Company may approve; in each case, as determined in accordance with generally accepted accounting principles; and (c) once granted, the Committee may not have discretion to increase the amount payable under such stock award, provided, however, that whether or not a Performance Award is intended to constitute qualified performance-based compensation within the meaning of Section 162(m) of the Code, the Committee shall have the authority to make appropriate adjustments in performance goals under an Award to reflect the impact of extraordinary items not reflected in such goals. For purposes of the Plan, extraordinary items shall be defined as (1) any profit or loss attributable to acquisitions or dispositions of stock or assets, (2) any changes in accounting standards that may be required or permitted by the Financial Accounting Standards Board or adopted by the Company after the goal is established, (3) all items of gain, loss or expense for the year related to restructuring charges for the Company, (4) all items of gain, loss or expense for the year determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business, (5) all items of gain, loss or expense for the year related to discontinued operations that do not qualify as a segment of a business as defined in APB Opinion No. 30, and (6) such other items as may be prescribed by Section 162(m) of the Code and the Treasury Regulations thereunder as may be in effect from time to time, and any amendments, revisions or successor provisions and any changes thereto. The Committee shall, prior to making payment under any award under this Section 6(f), certify in writing that all applicable performance goals have been attained.

(g)	Other Stock-or Cash-Based Awards.

(i) The Committee is authorized to grant Awards to Participants in the form of Other Stock-Based Awards or Other Cash-Based Awards, as deemed by the Committee to be consistent with the purposes of the Plan. To the extent necessary to satisfy the short-term deferral exception to Section 409A of the Code, unless the Committee shall determine otherwise, the awards shall provide that payment shall be made within 2 1/2 months after the end of the year in which the Participant has a legally binding vested right to such award. With respect to Other Cash-Based Awards intended to qualify as performance based compensation under Section 162(m) of the Code, (i) the maximum value of the aggregate payment that any Participant may receive with respect to any such Other Cash-Based Award that is an Annual Incentive Award is $3,000,000 and, (ii) the maximum value of the aggregate payment that any Participant may receive with respect to any such Other Cash-Based Award that is a Long Term Incentive Award is the amount set forth in clause (i) above multiplied by a fraction, the numerator of which is the number of months in the performance period and the denominator of which is twelve. Payments earned hereunder may be decreased or, with respect to any Participants who is not a “covered employees” as defined in Section 162(m)(3) of the Code, increased in the sole discretion of the Committee based on such factors as it deems appropriate. No payment shall be made to a “covered employees” as defined in Section 162(m)(3) of the Code prior to the certification by the Committee that the performance goals have been attained. The Committee may establish such other rules applicable to the Other Stock- or Cash-Based Awards to the extent not inconsistent with Section 162(m) of the Code.

(h)	Exercisability of Awards; Cancellation of Awards in Certain Cases.

(i) Except as hereinafter provided, each Agreement with respect to an Option or Stock Appreciation Right shall set forth the period during which and the conditions subject to which the Option or Stock Appreciation Right evidenced thereby shall be exercisable, and each Agreement with respect to a Restricted Stock award, Stock Bonus award, Performance Award or other applicable award shall set forth the period after which and the conditions subject to which the shares underlying such Award shall vest or be deliverable, all such periods and conditions to be determined by the Committee in its sole discretion.

(ii) Except as provided in Section 7(d) hereof, no Option or Stock Appreciation Right may be exercised and no shares of Company Stock underlying any other Award under the Plan may vest or become deliverable more than ten (10) years after the date of grant (the “Stated Expiration Date”).

(iii) Except as provided in Section 7 hereof, no Option or Stock Appreciation Right may be exercised and no shares of Common Stock underlying any other Award under the Plan may vest or become deliverable unless the Participant is at such time in the employ (for Participants who are employees) or service (for Participants who are Nonemployee Directors or consultants) of the Company or a Subsidiary (or a company, or a parent or subsidiary company of such company, issuing or assuming the relevant right or award in a Transaction) and has remained continuously so employed or in service since the relevant date of grant of the Award.

(iv) An Option or Stock Appreciation Right shall be exercisable by the filing of a written notice of exercise or a notice of exercise in such other manner with the Company, on such form and in such manner as the Committee shall in its sole discretion prescribe, and by payment in accordance with Section 6(i) hereof.

(v) Unless the applicable Agreement provides otherwise, in the case of an Option or Stock Appreciation Right, at any time after the Company’s receipt of written notice of exercise of an Option or Stock Appreciation Right and prior to the Option or Stock Appreciation Right exercise date (as defined in subsection 5), and in the case of a stock award or Performance Award, at any time within the six (6) business days immediately preceding the otherwise applicable date on which the previously Restricted Stock, stock award or Performance Award would otherwise have become unconditionally vested or the shares subject thereto unconditionally deliverable, the Committee, in its sole discretion, shall have the right, by written notice to the Participant, to cancel such Award or any part thereof if the Committee, in its sole judgment, determines that legal or contractual restrictions and/or blockage and/or other market considerations would make the Company’s acquisition of Company Stock from, and/or the Participant’s sale of Company Stock to, the public markets illegal, impracticable or inadvisable. If the Committee determines to cancel all or any part of an Award, the Company shall pay to the Participant an amount equal to the excess of (i) the aggregate Fair Market Value of the shares of Company Stock subject to the Award or part thereof canceled (determined as of the Option or Stock Appreciation Right exercise date, or the date that shares would have been unconditionally vested or delivered in the case of Restricted Stock, Stock Bonus or Performance Award), over (ii) the aggregate Option exercise price or appreciation base of the Stock Appreciation Right or part thereof canceled (in the case of an Option or Stock Appreciation Right) or any amount payable as a condition of delivery of shares (in the case of Restricted Stock, Stock Bonus or Performance Award). Such amount shall be delivered to the Participant as soon as practicable after such Award or part thereof is canceled.

(vi) Unless the applicable Agreement provides otherwise, the “Option exercise date” and the “Stock Appreciation Right exercise date” shall be the date that the written notice of exercise, together with payment, are received by the Company.

(i)	Payment of Award Price.

(i) Unless the applicable Agreement provides otherwise or the Committee in its sole discretion otherwise determines, any written notice of exercise of an Option or Stock Appreciation Right must be accompanied by payment of the full Option or Stock Appreciation Right exercise price. If Section 6(h)(v) applies, and the six (6) business day delay for the Option exercise date or Stock Appreciation Right exercise date is applied, the Participant shall have no right to pay the Option or Stock Appreciation Right exercise price or to receive Company Stock with respect to the Option or Stock Appreciation Right exercise prior to the lapse of such six (6) business days.

(ii) Payment of the Option exercise price and of any other payment required by the Agreement to be made pursuant to any other Award shall be made in any combination of the following: (a) by certified or official bank check payable to the Company (or the equivalent thereof acceptable to the Committee), (b) with the consent of the Committee in its sole discretion, by personal check (subject to collection) which may in the Committee’s discretion be deemed conditional, (c) unless otherwise provided in the applicable Agreement, and as permitted by the Committee, by delivery of previously-acquired shares of Common Stock owned by the Participant having a Fair Market Value (determined as of the Option exercise date, in the case of Options, or other relevant payment date as determined by the Committee, in the case of other Awards) equal to the portion of the exercise price being paid thereby; and/or (d) unless otherwise provided in applicable agreement, and as permitted by the Committee, on a net-settlement basis with the Company withholding the amount of Common Stock sufficient to cover the exercise price and tax withholding obligation. Payment in accordance with clause (a) of this Section 6(i)(ii) may be deemed to be satisfied, if and to the extent that the applicable Agreement so provides or the Committee permits, by delivery to the Company of an assignment of a sufficient amount of the proceeds from the sale of Company Stock to be acquired pursuant to the Award to pay for all of the Company Stock to be acquired pursuant to the Award and an authorization to the broker or selling agent to pay that amount to the Company and to effect such sale at the time of exercise or other delivery of shares of Company Stock.

7.	Termination of Employment.

(a) Unless the applicable Agreement provides otherwise or the Committee in its sole discretion determines otherwise, upon termination of a Participant’s employment or service with the Company and its Subsidiaries by the Company or its Subsidiary for Cause (or in the case of a Nonemployee Director upon such Nonemployee Director’s failure to be renominated as Nonemployee Director of the Company), the portions of outstanding Options and Stock Appreciation Rights granted to such Participant that are exercisable as of the date of such termination of employment or service shall remain exercisable, and any payment or notice provided for under the terms of any other outstanding Award as respects the portion thereof that is vested as of the date of such termination of employment or service, may be given, for a period of thirty (30) days from and including the date of termination of employment or service (and shall thereafter terminate). All portions of outstanding Options or Stock Appreciation Rights granted to such Participant which are not exercisable as of the date of such termination of employment or service, and any other outstanding Award which is not vested as of the date of such termination of employment or service shall terminate upon the date of such termination of employment or service.

(b) Unless the applicable Agreement provides otherwise or the Committee in its sole discretion determines otherwise, upon termination of the Participant’s employment or service with the Company and its Subsidiaries for any reason other than as described in subsection (a), (c), (d) or (e) hereof, the portions of outstanding Options and Stock Appreciation Rights granted to such Participant that are exercisable as of the date of such termination of employment or service shall remain exercisable for a period of ninety (90) days (and shall terminate thereafter), and any payment or notice provided for under the terms of any other outstanding Award as respects the portion thereof vested as of the date of termination of employment or service may be given, for a period of ninety (90) days from and including the date of termination of employment or service (and shall terminate thereafter). All additional portions of outstanding Options or Stock Appreciation Rights granted to such Participant which are not exercisable as of the date of such termination of employment or service, and any other outstanding Award which is not vested as of the date of such termination of employment or service shall terminate upon the date of such termination of employment or service.

(c) Unless the applicable Agreement provides otherwise or the Committee in its sole discretion determines otherwise, if the Participant voluntarily Retires with the consent of the Company or the Participant’s employment or service terminates due to Disability, all outstanding Options, Stock Appreciation Rights and all other outstanding Awards granted to such Participant shall continue to vest in accordance with the terms of the applicable Agreements. The Participant shall be entitled to exercise each such Option or Stock Appreciation Right and to make any payment, give any notice or to satisfy other condition under each such other Award, in each case, for a period of one (1) year from and including the later of (i) date such entire Award becomes vested or exercisable in accordance with the terms of such Award and (ii) the date of termination of employment or Retirement, and thereafter such Awards or parts thereof shall be canceled. Notwithstanding the foregoing, the Committee may in its sole discretion provide for a longer or shorter period for exercise of an Option or Stock Appreciation Right or may permit a Participant to continue vesting under an Option, Stock Appreciation Right or Restricted Stock award or to make any payment, give any notice or to satisfy other condition under any other Award. The Committee may in its sole discretion determine (i) for purposes of the Plan, whether any termination of employment or service is a voluntary Retirement with the Company’s consent or is due to Disability for purposes of the Plan, (ii) whether any leave of absence (including any short-term or long-term Disability or medical leave) constitutes a termination of employment or service, or a failure to have remained continuously employed or in service, for purposes of the Plan (regardless of whether such leave or status would constitute such a termination or failure for purposes of employment law), (iii) the applicable date of any such termination of employment or service, and (iv) the impact, if any, of any of the foregoing on Awards under the Plan.

(d) Unless the applicable Agreement provides otherwise or the Committee in its sole discretion determines otherwise, if the Participant’s employment or service terminates by reason of death, or if the Participant’s employment or service terminates under circumstances providing for continued rights under subsection (b), (c) or (e) of this Section 7 and during the period of continued rights described in subsection (b), (c) or (e) the Participant dies, all outstanding Options, Restricted Stock and Stock Appreciation Rights granted to such Participant shall become fully exercisable, and any payment or notice provided for under the terms of any other outstanding Award may be immediately paid or given and any condition may be satisfied, by the person to whom such rights have passed under the Participant’s will (or if applicable, pursuant to the laws of descent and distribution) for a period of one (1) year from and including the date of the Participant’s death and thereafter all such Awards or parts thereof shall be canceled.

(e) Unless the applicable Agreement provides otherwise or the Committee in its sole discretion determines otherwise, upon termination of a Participant’s employment or service with the Company and its Subsidiaries (i) by the Company or its Subsidiaries without Cause (including, in case of a Nonemployee Director, the failure to be elected as a Nonemployee Director) or (ii) by the Participant for “good reason” or any like term as defined under any employment agreement with the Company or a Subsidiary to which a Participant may be a party to, the portions of outstanding Options and Stock Appreciation Rights granted to such Participant which are exercisable as of the date of termination of employment or service of such Participant shall remain exercisable, and any payment or notice provided for under the terms of any other outstanding Award as respects the portion thereof vested as of the date of termination of employment or service may be given, for a period of one (1) year from and including the date of termination of employment or service and shall terminate thereafter. Any other outstanding Award shall terminate as of the date of such termination of employment or service.

(f) Notwithstanding anything in this Section 7 to the contrary, no Option or Stock Appreciation Right may be exercised and no shares of Company Stock underlying any other Award under the Plan may vest or become deliverable past the Stated Expiration Date.

8.	Effect of Change in Control.

Unless the applicable Agreement provides otherwise or the Committee in its sole discretion determines otherwise, in the event of a Change of Control:

(a) any Award carrying a right to exercise that was not previously exercisable and vested shall become fully exercisable and vested; and

(b) the restrictions, deferral limitations, payment conditions, and forfeiture conditions applicable to any other Award granted under the Plan shall lapse and such Awards shall be deemed fully vested, and any performance goals imposed with respect to Awards shall be deemed to be fully achieved.

9.	Miscellaneous.

(a) Agreements evidencing Awards under the Plan shall contain such other terms and conditions, not inconsistent with the Plan, as the Committee may determine in its sole discretion, including penalties for the commission of competitive acts or other actions detrimental to the Company. Notwithstanding any other provision hereof, the Committee shall have the right at any time to deny or delay a Participant’s exercise of Options if such Participant is reasonably believed by the Committee (i) to be engaged in material conduct adversely affecting the Company or (ii) to be contemplating such conduct, unless and until the Committee shall have received reasonable assurance that the Participant is not engaged in, and is not contemplating, such material conduct adverse to the interests of the Company.

(b) Participants are and at all times shall remain subject to the trading window policies adopted by the Company from time to time throughout the period of time during which they may exercise Options, Stock Appreciation Rights or sell shares of Company Stock acquired pursuant to the Plan.

10.	No Special Employment Rights; No Right to Award.

(a) Nothing contained in the Plan or any Agreement shall confer upon any Participant any right with respect to the continuation of employment or service by the Company or interfere in any way with the right of the Company, subject to the terms of any separate employment agreement to the contrary, at any time to terminate such employment or service or to increase or decrease the compensation of the Participant.

(b) No person shall have any claim or right to receive an Award hereunder. The Committee’s granting of an Award to a Participant at any time shall neither require the Committee to grant any other Award to such Participant or other person at any time or preclude the Committee from making subsequent grants to such Participant or any other person.

11.	Securities Matters.

(a) The Company shall be under no obligation to effect the registration pursuant to the Securities Act of any interests in the Plan or any shares of Company Stock to be issued hereunder or to effect similar compliance under any state laws. Notwithstanding anything herein to the contrary, the Company shall not be obligated to cause to be issued or delivered any certificates evidencing shares of Company Stock pursuant to the Plan unless and until the Company is advised by its counsel that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which shares of Company Stock are traded. The Committee may require, as a condition of the issuance and delivery of certificates evidencing shares of Company Stock pursuant to the terms hereof, that the recipient of such shares make such agreements and representations, and that such certificates bear such legends, as the Committee, in its sole discretion, deems necessary or desirable.

(b) The transfer of any shares of Company Stock hereunder shall be effective only at such time as counsel to the Company shall have determined that the issuance and delivery of such shares is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which shares of Company Stock are traded. The Committee may, in its sole discretion, defer the effectiveness of any transfer of shares of Company Stock hereunder in order to allow the issuance of such shares to be made pursuant to registration or an exemption from registration or other methods for compliance available under federal or state securities laws. The Committee shall inform the Participant in writing of its decision to defer the effectiveness of a transfer. During the period of such deferral in connection with the exercise of an Award, the Participant may, by written notice, withdraw such exercise and obtain the refund of any amount paid with respect thereto.

12.	Withholding Taxes.

(a) Whenever cash is to be paid pursuant to an Award, the Company shall have the right to deduct therefrom an amount sufficient to satisfy any federal, state and local withholding tax requirements related thereto.

(b) Whenever shares of Company Stock are to be delivered pursuant to an Award, the Company shall have the right to require the Participant to remit to the Company in cash an amount sufficient to satisfy any federal, state and local withholding tax requirements related thereto. With the approval of the Committee, a Participant may satisfy the foregoing requirement by electing to have the Company withhold from delivery shares of Company Stock having a value equal to the minimum amount of tax required to be withheld. Such shares shall be valued at their Fair Market Value on the date of which the amount of tax to be withheld is determined. Fractional share amounts shall be settled in cash. Such a withholding election may be made with respect to all or any portion of the shares to be delivered pursuant to an Award.

13.	Non-Competition and Confidentiality.

By accepting Awards and as a condition to the exercise of Awards and the enjoyment of any benefits of the Plan, including participation therein, each Participant agrees to be bound by and subject to non-competition, confidentiality and invention ownership agreements acceptable to the Committee or any officer or director to whom the Committee elects to delegate such authority.

14.	Notification of Election Under Section 83(b) of the Code.

If any Participant shall, in connection with the acquisition of shares of Company Stock under the Plan, make the election permitted under Section 83(b) of the Code, such Participant shall notify the Company of such election within 10 days of filing notice of the election with the Internal Revenue Service.

15.	Notification Upon Disqualifying Disposition Under Section 421(b) of the Code.

Each Agreement with respect to an Incentive Stock Option shall require the Participant to notify the Company of any disposition of shares of Company Stock issued pursuant to the exercise of such Option under the circumstances described in Section 421(b) of the Code (relating to certain disqualifying dispositions), within 10 days of such disposition.

16.	Amendment or Termination of the Plan.

The Board of Directors or the Committee may, at any time, suspend or terminate the Plan or revise or amend it in any respect whatsoever; provided, however, that the requisite stockholder approval shall be required if and to the extent the Board of Directors or Committee determines that such approval is appropriate or necessary for purposes of satisfying Sections 162(m) or 422 of the Code or Rule 16b-3 or other applicable law. Awards may be granted under the Plan prior to the receipt of such stockholder approval of the Plan but each such grant shall be subject in its entirety to such approval and no Award may be exercised, vested or otherwise satisfied prior to the receipt of such approval. No amendment or termination of the Plan may, without the consent of a Participant, adversely affect the Participant’s rights under any outstanding Award.

17.	Transfers Upon Death; Nonassignability.

(a) A Participant may file with the Committee a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Participant, upon the death of a Participant, outstanding Awards granted to such Participant may be exercised only by the executor or administrator of the Participant’s estate or by a person who shall have acquired the right to such exercise by will or by the laws of descent and distribution. No transfer of an Award by will or the laws of descent and distribution shall be effective to bind the Company unless the Committee shall have been furnished with written notice thereof and with a copy of the will and/or such evidence as the Committee may deem necessary to establish the validity of the transfer and an agreement by the transferee to comply with all the terms and conditions of the Award that are or would have been applicable to the Participant and to be bound by the acknowledgments made by the Participant in connection with the grant of the Award.

(b) During a Participant’s lifetime, the Committee may, in its discretion, pursuant to the provisions set forth in this clause (b), permit the transfer, assignment or other encumbrance of an outstanding Option unless such Option is an Incentive Stock Option and the Committee and the Participant intends that it shall retain such status. Subject to the approval of the Committee and to any conditions that the Committee may prescribe, a Participant may, upon providing written notice to the General Counsel of the Company, elect to transfer any or all Options granted to such Participant pursuant to the Plan to members of his or her immediate family, including, but not limited to, children, grandchildren and spouse or to trusts for the benefit of such immediate family members or to partnerships in which such family members are the only partners; provided, however, that no such transfer by any Participant may be made in exchange for consideration. Any such transferee must agree, in writing, to be bound by all provisions of the Plan.

18.	Effective Date and Term of Plan.

The Plan shall become effective on the Effective Date, but the Plan (and any grants of Awards made prior to stockholder approval of the Plan) shall be subject to the requisite approval of the stockholders of the Company. In the absence of such approval, such Awards shall be null and void. Unless earlier terminated by the Board of Directors, the right to grant Awards under the Plan shall terminate on the tenth anniversary of the Effective Date. Awards outstanding at Plan termination shall remain in effect according to their terms and the provisions of the Plan.

19.	Applicable Law.

Except to the extent preempted by any applicable federal law, the Plan shall be construed and administered in accordance with the laws of the State of Delaware, without reference to its principles of conflicts of law.

20.	Participant Rights.

(a) No Participant shall have any claim to be granted any award under the Plan, and there is no obligation for uniformity of treatment for Participants. Except as provided specifically herein, a Participant or a transferee of an Award shall have no rights as a stockholder with respect to any shares covered by any award until the date of the issuance of a Company Stock certificate to him or her for such shares.

(b) Determinations by the Committee under the Plan relating to the form, amount and terms and conditions of grants and Awards need not be uniform, and may be made selectively among persons who receive or are eligible to receive grants and awards under the Plan, whether or not such persons are similarly situated.

21.	Unfunded Status of Awards.

The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Agreement shall give any such Participant any rights that are greater than those of a general creditor of the Company.

22.	No Fractional Shares.

No fractional shares of Company Stock shall be issued or delivered pursuant to the Plan. The Committee shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

23.	Interpretation.

The Plan is designed and intended to the extent applicable, to comply with Section 162(m) of the Code, and to provide for grants and other transactions which are exempt under Rule 16b-3, and all provisions hereof shall be construed in a manner to so comply. Awards under the Plan are intended to comply with Code Section 409A and all Awards shall be interpreted in accordance with Code Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the effective date of the Plan. Notwithstanding any provision of the Plan or any Agreement to the contrary, in the event that the Committee determines that any Award may or does not comply with Code Section 409A, the Company may adopt such amendments to the Plan and the affected Award (without Participant consent) or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Committee determines are necessary or appropriate to (i) exempt the Plan and any Award from the application of Code Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to Award, or (ii) comply with the requirements of Code Section 409A.

********

Approved and adopted by the Board of Directors this 26th day of April, 2007.

2007 ANNUAL MEETING ADMISSION TICKET

ENDO PHARMACEUTICALS HOLDINGS INC. 2007 ANNUAL MEETING OF STOCKHOLDERS

Wednesday, May 30, 2007 10:00 a.m. (EDT) Endo Pharmaceuticals 100 Endo Boulevard Chadds Ford, Pennsylvania 19317

Please present this ticket for admittance to the 2007 Annual Meeting.

ENDO PHARMACEUTICALS HOLDINGS INC.

ANNUAL MEETING OF STOCKHOLDERS

May 30, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Endo Pharmaceuticals Holdings Inc., a Delaware corporation, hereby (1) acknowledges receipt of the Notice of Annual Meeting of Stockholders and accompanying Proxy Statement and (2) appoints Peter A. Lankau and Charles A. Rowland, Jr., or either of them, as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of Endo Pharmaceuticals Holdings Inc. held of record by the undersigned at the close of business on April 18, 2007, at the Annual Meeting of Stockholders to be held at the corporate headquarters of Endo Pharmaceuticals, 100 Endo Boulevard, Chadds Ford, Pennsylvania 19317 on May 30, 2007, and at any adjournment or postponement thereof.

(Continued and to be signed on the reverse side)

14475

ANNUAL MEETING OF STOCKHOLDERS OF

ENDO PHARMACEUTICALS HOLDINGS INC.

May 30, 2007

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

20730300000000000000 9 053007

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE

1. To elect seven Directors, to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified.

NOMINEES:

FOR ALL NOMINEES

WITHHOLD AUTHORITY FOR ALL NOMINEES

FOR ALL EXCEPT

(See instructions below)

John J. Delucca Michel de Rosen George F. Horner, III Michael Hyatt Roger H. Kimmel Peter A. Lankau

Clive A. Meanwell, M.D.,Ph.D.

2. To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company’s fiscal year ending December 31, 2007.

FOR AGAINST ABSTAIN

3. To approve the Company’s 2007 Stock Incentive Plan.

FOR AGAINST ABSTAIN

This proxy is solicited on behalf of the Board of Directors. This proxy, when properly executed, will be voted in accordance with the instructions given hereon. If no instructions are given, this proxy will be voted “FOR” election of the Directors and “FOR” proposals 2 and 3 and as said proxies deem advisable on such other matters as may properly come before the Annual Meeting.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Stockholder

Date:

Signature of Stockholder

Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.